UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.                 )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to §240.14a-12

BRIGHTVIEW HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

980 Jolly Road
Blue Bell, Pennsylvania 19422
January 18, 2024
Dear Stockholders:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of BrightView Holdings, Inc. to be held on Tuesday, March 5, 2024 at 11:00 a.m., Eastern Time. This year’s Annual Meeting will be virtual. You will be able to attend the meeting online, vote your shares and submit your questions by visiting https://web.lumiagm.com/298109712, password: brightview2024.
As permitted by the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites receipt, reduces costs and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about January 18, 2024 to our stockholders of record at the close of business on January 9, 2024. The notice contains instructions on how to access our Proxy Statement and 2023 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the notice.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
Thank you for your continued support.
Sincerely,
Paul E. Raether
Chairman of the Board of Directors
Dale A. Asplund
President and Chief Executive Officer, Director

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
Date
Tuesday, March 5, 2024

Time
11:00 a.m. Eastern Time. Online check-in will begin at 10:30 a.m. Eastern Time, and you should allow ample time for online check-in procedures.

Place
Online via webcast at https://web.lumiagm.com/298109712, password: brightview2024. To participate in the Annual Meeting, you will need the 11-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials. You may vote your shares electronically and submit questions during the Annual Meeting by logging into https://web.lumiagm.com/298109712, password: brightview2024.

Record date
The Board of Directors has fixed the close of business on January 9, 2024 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Each stockholder of record is entitled to one vote for each share of common stock held at that time. You will be able to request a list of stockholders of record during the Annual Meeting.

Items of business
As described in the proxy statement detailing the business to be conducted at the Annual Meeting, the holders of our Common Stock, par value $0.01 per share (“Common Stock”), and the holders of our Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), voting together as a single class, will be asked:

(1)
To elect the eight director nominees listed therein.

(2)
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024 (“Fiscal 2024”).

(3)
To approve an amendment to the BrightView Holdings, Inc. Amended and Restated 2018 Omnibus Incentive Plan.

(4)
To approve an amendment to the BrightView Holdings, Inc. 2018 Employee Stock Purchase Plan.

(5)
To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The holders of our Series A Preferred Stock will vote with the holders of our Common Stock on an as-converted basis, voting together as a single class, on the matters set forth above. In addition, the holders of our Series A Preferred Stock, voting as a separate class, will be asked to elect two additional director nominees, designated by Birch Equity Holdings, LP and Birch-OR Equity Holdings, LLC, who are affiliates of One Rock Capital Partners, LLC, under the terms of an Investment Agreement, dated as of August 28, 2023.
You have three options for submitting your vote before the Annual Meeting:
•
Internet, through a computer or mobile device such as a tablet or smartphone;

•
Telephone; or

•
Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the virtual Annual Meeting.
By Order of the Board of Directors,
Jonathan M. Gottsegen
Corporate Secretary
January 18, 2024
Blue Bell, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on Tuesday, March 5, 2024: The Proxy Statement and 2023 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended September 30, 2023, are available at www.voteproxy.com.

i

980 Jolly Road
Blue Bell, Pennsylvania 19422
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 5, 2024
GENERAL INFORMATION
Why am I being provided with these materials?
We first sent a Notice of Internet Availability of Proxy Materials and made these proxy materials available to you via the Internet on or about January 18, 2024 or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of BrightView Holdings, Inc. of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 5, 2024, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting online and vote your shares electronically during the meeting.
What am I voting on?
The holders of our Common Stock and the holders of our Series A Preferred Stock, voting together as a single class, will be asked to vote on the following four proposals scheduled to be voted on at the Annual Meeting:
•
Proposal No. 1:   Election of the eight director nominees listed in this Proxy Statement (the “Nominee Proposal”).

•
Proposal No. 2:   Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2024 (the “Ratification Proposal”).

•
Proposal No. 3:   Approval of an amendment to the Brightview Holdings, Inc. Amended and Restated 2018 Omnibus Incentive Plan (the “Plan Amendment Proposal”).

•
Proposal No. 4:   Approval of an amendment to the Brightview Holdings, Inc. 2018 Employee Stock Purchase Plan (the “ESPP Amendment Proposal”).

The holders of our Series A Preferred Stock will vote with the holders of our Common Stock on an as-converted basis, voting together as a single class, on the matters set forth above. In addition, the holders of our Series A Preferred Stock will be asked to vote as a separate class on the election of two additional director nominees (Joshua Goldman and Kurtis Barker), designated by Birch Equity Holdings, LP and Birch-OR Equity Holdings, LLC (together, the “Investors”), who are affiliates of One Rock Capital Partners, LLC (“One Rock”), under the terms of an Investment Agreement, dated as of August 28, 2023 (the “Investment Agreement”).
Who is entitled to vote?
You are entitled to vote online at the virtual Annual Meeting if you owned shares of our Common Stock or Series A Preferred Stock as of the close of business on January 9, 2024 (the “Record Date”). On the Record Date, 94,414,442 shares of our Common Stock were outstanding and eligible to be voted and 500,000 shares of Series A Preferred Stock, representing 54,241,750 shares of Common Stock on an as-converted basis, were outstanding and eligible to be voted. Each share of Common Stock owned as of the close of business on the Record Date is entitled to one vote on each matter that is properly brought before the Annual Meeting and on which holders of our Common Stock are entitled to vote, including shares:
•
Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

Each record holder of Series A Preferred Stock will have a number of votes equal to the largest number of whole shares of Common Stock into which such shares are convertible on the Record Date on each matter that is properly brought before the Annual Meeting and on which holders of Series A Preferred Stock are entitled to vote together with Common Stock as a single class; provided, however, that in no event shall the Series A Preferred Stock be convertible into Common Stock in a manner that would result in the Investors, their permitted transferees and affiliates holding more than 49% (together with any shares of Common Stock otherwise held by the Investors, permitted transferees and their affiliates) of the then issued and outstanding Common Stock (the “Conversion Limitation”). In addition, each holder of record of Series A Preferred Stock will have one vote for each share of Series A Preferred Stock on each matter that is properly brought before the Annual Meeting and on which holders of Series A Preferred Stock are entitled to vote separately, as a class.
What constitutes a quorum?
The holders of record of a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” as described below also are counted as present and entitled to vote for purposes of determining a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum at the Annual Meeting.
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, the Nominee Proposal, the Plan Amendment Proposal and the ESPP Amendment Proposal are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion on such proposal.
Why are holders of our Common Stock being asked to vote on the election of only eight out of the 10 director nominees up for election?
A total of 10 director nominees will be voted upon at the Annual Meeting. Holders of our Common Stock and holders of our Series A Preferred Stock, voting together as a single class, are being asked to vote on eight of the 10 director nominees. The ninth and 10th director nominee will be voted upon only by the holders of our Series A Preferred Stock. Pursuant to the Investment Agreement (see “One Rock Investment” beginning on page 79) and based on their current level of ownership, the holders of our Series A Preferred Stock are entitled to designate two director nominees for election to the Board and vote separately as a class on their election to the Board.
Why do holders of Series A Preferred Stock appear to have voting rights that differ from those of the holders of Common Stock with respect to the election of directors?
The central voting rights of our Series A Preferred Stock generally adhere to the one-share, one-vote principle (based on the number of shares of Common Stock issuable upon a conversion of our Series A Preferred Stock (subject to the Conversion Limitation)). On matters where holders of Common Stock and

Series A Preferred Stock vote together as a single class, each holder of the Series A Preferred Stock is entitled to a number of votes that is equivalent to the number of shares of Common Stock issuable upon a conversion of that holder’s Series A Preferred Stock (see “One Rock Investment” beginning on page 79). The Series A Preferred Stock does not have disproportionate voting power as compared to the Common Stock on matters where it votes as a single class with the Common Stock. There are no “high-vote” mechanisms that entitle the holders of Series A Preferred Stock to cast votes on these matters in excess of the number of shares of Common Stock issuable upon a conversion of the Series A Preferred Stock. As is not uncommon for preferred stock investors, One Rock, through its affiliates, the Investors (as the holders of our Series A Preferred Stock), has the right to elect two directors to our Board of Directors, subject to a fall-away concept described below.
As part of our strategic initiatives to accelerate operational excellence, grow the business, and strengthen our balance sheet, in August 2023, One Rock invested $500 million in us through the purchase of the Series A Preferred Stock. The One Rock Investment (as defined below) permitted us to pay down debt, helping us to significantly de-lever our balance sheet and position us for growth under Mr. Asplund’s new leadership. Remaining funds from One Rock’s investment, coupled with increased free cash flow due to lower interest expense, are expected to provide us with the flexibility to pursue acquisitions of complementary businesses and other accretive initiatives. Our existing stockholders did not sell any shares in connection with the One Rock Investment.
The voting rights of the Series A Preferred Stock are subject to qualifications. As a general matter, the Investors right to elect two directors is limited to the Investors. If the Investors cease to beneficially own, in the aggregate, at least 60% of the shares of Series A Preferred Stock and/or underlying shares of Common Stock issued on conversion of Series A Preferred Stock, the right to elect one of the two directors falls away. If the Investors cease to beneficially own, in the aggregate, at least 20% of the shares of Series A Preferred Stock and/or underlying shares of Common Stock issued on conversion of Series A Preferred Stock, the right to elect the second director falls away.
Moreover, we will have the right to redeem in cash all, or a portion of, the Series A Preferred Stock at our election on or after August 28, 2027. Given that the exclusive right of the Series A Preferred Stock to elect directors is limited to two directors on our Board of Directors and the qualifications described above, we believe that the voting rights of the Series A Preferred Stock do not inappropriately favor the holders of our Series A Preferred Stock.
How many votes do I have?
Each record holder of our Common Stock will have the right to cast one vote for each share of Common Stock he or she owns on each matter that is properly brought before the Annual Meeting and on which holders of our Common Stock are entitled to vote. As of the Record Date, there were 94,414,442 shares of Common Stock outstanding.
Each record holder of Series A Preferred Stock will have a number of votes equal to the largest number of whole shares of Common Stock into which such shares are convertible on the Record Date (subject to the Conversion Limitation) on each matter that is properly brought before the Annual Meeting and on which holders of Series A Preferred Stock are entitled to vote together with Common Stock as a single class. As of the Record Date, there were 500,000 shares of Series A Preferred Stock outstanding, which, as of such date, were convertible into 54,241,750 shares of Common Stock.
In addition, each holder of record of Series A Preferred Stock will have one vote for each share of Series A Preferred Stock on each matter that is properly brought before the Annual Meeting and on which holders of Series A Preferred Stock are entitled to vote separately, as a class.
Are there any requirements on how the holders of the Series A Preferred Stock must vote on matters properly brought before the Annual Meeting?
Under the Investment Agreement, the Investors (i.e., One Rock) are required to vote their shares of our Series A Preferred Stock (i) for ratification of the appointment of Deloitte & Touche LLP as the

Company’s independent registered public accounting firm for Fiscal 2024 and (ii) in favor of any proposal that One Rock’s director designees have approved as members of the Board.
How many votes are required to approve each proposal?
With respect to the Nominee Proposal, each director is elected at the Annual Meeting by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected (with holders of our Common Stock and holders of Series A Preferred Stock voting together as a single class). There is no cumulative voting.
With respect to the election to the Board of Joshua Goldman and Kurtis Barker, the holders of our Series A Preferred Stock, voting as a separate class, will elect such director nominees under the terms of the Investment Agreement.
With respect to the Ratification Proposal, approval requires a vote of the holders of a majority of the voting power of the shares of our stock present in person or represented by proxy and entitled to vote on the proposal.
With respect to the Plan Amendment Proposal, approval requires a vote of the holders of a majority of the votes cast.
With respect to the ESPP Amendment Proposal, approval requires a vote of the holders of a majority of the votes cast.
How are votes counted?
With respect to the Nominee Proposal, you may vote “FOR,” or “WITHHOLD” with respect to each nominee (with holders of our Common Stock and holders of Series A Preferred Stock voting together as a single class). Votes that are “withheld” will not count as a vote “for” or “against” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of the Nominee Proposal.
With respect to the election to the Board of Joshua Goldman and Kurtis Barker, the holders of our Series A Preferred Stock, voting as a separate class, may vote “FOR,” or “WITHHOLD” with respect to each such nominee. Votes that are “withheld” will not count as a vote “for” or “against” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of the election to the Board of Joshua Goldman and Kurtis Barker.
With respect to the Ratification Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN” (with holders of our Common Stock and holders of Series A Preferred Stock voting together as a single class). Abstentions will be counted as a vote “AGAINST” the Ratification Proposal. Broker discretionary voting is permitted, so broker non-votes are not expected.
With respect to the Plan Amendment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN” (with holders of our Common Stock and holders of Series A Preferred Stock voting together as a single class). Abstentions are treated as a vote “AGAINST” the Plan Amendment Proposal. Broker non-votes will have no effect on the outcome of the Plan Amendment Proposal.
With respect to the ESPP Amendment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN” (with holders of our Common Stock and holders of Series A Preferred Stock voting together as a single class). Abstentions are treated as a vote “AGAINST” the ESPP Amendment Proposal. Broker non-votes will have no effect on the outcome of the ESPP Amendment Proposal.
If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein, “FOR” the Ratification Proposal, “FOR” the Plan Amendment Proposal “FOR” the ESPP Amendment Proposal and as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
Who will count the vote?
Representatives of Equiniti Trust Company, LLC (“EQ”) will tabulate the votes and act as inspector of elections.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•
“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•
“FOR” the Ratification Proposal.

•
“FOR” the Plan Amendment Proposal.

•
“FOR” the ESPP Amendment Proposal.

How can I attend the Annual Meeting online?
This year’s Annual Meeting will be a completely virtual meeting, conducted exclusively via live webcast. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://web.lumiagm.com/298109712, password: brightview2024. To participate in the Annual Meeting, you will need the 11-digit control number included on your Notice of Internet Availability, on your proxy card, or on the instructions that accompanied your proxy materials.
Stockholders will have the same rights and opportunities to participate in our virtual Annual Meeting as they would at an in-person meeting.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting.
The meeting webcast will begin promptly at 11:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online access to the meeting will open at 10:30 a.m. Eastern Time and you should allow ample time to log in to the meeting webcast.
How can I vote my shares before the Annual Meeting?
The voting process depends on whether you hold your shares in your own name (as the “stockholder of record”) or beneficially in “street name”. If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:
•
By Internet — You may submit your proxy by going to www.voteproxy.com and by following the instructions on how to complete an electronic proxy card.

•
By Telephone — You may submit your proxy by dialing 1-800-776-9437 and by following the recorded instructions.

•
By Mail — You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated, and by mailing or otherwise returning the card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time on March 4, 2024 for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards or voting instruction forms must be mailed sufficiently in advance to be received and processed by our tabulator before the polls close at the meeting. Brokers, banks or nominees may have earlier cutoff deadlines.

How do I vote online during the Annual Meeting?
If you are a stockholder of record, you may vote your shares by attending the 2024 Annual Meeting of Stockholders online and following the on-screen voting instructions.
If you hold your shares in “street name”, you may need to follow additional instructions provided by your broker in order to vote your shares and submit questions during the Annual Meeting. Your broker may require you to obtain a legal proxy which must reflect the number of shares you hold along with your name and email address. The legal proxy must then be submitted to EQ at proxy@equiniti.com, by fax to 718-765-8730, or mailed to:
Equiniti Trust Company, LLC Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219
Your submission to EQ must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, on Friday, March 1, 2024. A confirmation of registration email and 11-digit voter control number from EQ will be issued after registration materials have been received.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log in page. Technical support will be available starting at 10:30 a.m. Eastern Time on Tuesday, March 5, 2024 and until the meeting has finished.
How do I submit a question at the Annual Meeting?
Stockholders will be able to submit questions live during the virtual meeting by following the on-screen instructions. We will answer questions relevant to meeting matters and that otherwise comply with the meeting rules of conduct. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.
What does it mean if I receive more than one Notice of Internet Availability on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each notice of internet availability you receive.
May I change my vote or revoke my proxy?
You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting.
If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422 prior to your shares being voted, or by attending the Annual Meeting online and voting. Attendance virtually at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting online and voting.
Could other matters be decided at the Annual Meeting?
We do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
We also have retained D.F. King & Co., Inc. to assist in soliciting proxies. We expect to pay D.F. King & Co., Inc. approximately $11,000 plus expenses in connection with its solicitation of proxies.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our business and affairs are managed under the direction of the Board. The Board is currently comprised of 10 directors, nine of whom are independent under the corporate governance standards of the NYSE. All of our directors are subject to annual election.
Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has considered and nominated the following 10 individuals to serve for one-year terms expiring at the 2025 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified: James R. Abrahamson; Dale A. Asplund; Kurtis Barker; Jane Okun Bomba; William Cornog; Joshua Goldman; Frank Lopez; Paul E. Raether; Richard W. Roedel and Mara Swan. All of our director nominees currently serve on our Board of Directors.
Eight of the 10 director nominees will be voted upon by the holders of our Common Stock and the holders of our Series A Preferred Stock, voting together as a single class. Proxies solicited by the Board will be exercised for the election of each of the following eight nominees: James R. Abrahamson; Dale A. Asplund; Jane Okun Bomba; William Cornog; Frank Lopez; Paul E. Raether; Richard W. Roedel and Mara Swan, unless you vote “against” one or more of the nominees or elect to abstain from voting.
Two of the 10 director nominees, Kurtis Barker and Joshua Goldman, have been designated by the Investors under the terms of the Investment Agreement (the “One Rock Designees”). The holders of Series A Preferred Stock will vote separately, as a class, on the election of each of Messrs. Barker and Goldman to hold office until the 2025 annual meeting of stockholders and until his successor is duly elected and qualified (or until his earlier death, resignation, retirement, disqualification, or removal). Only the holders of Series A Preferred Stock have the right to vote on the election of each of Messrs. Barker and Goldman and proxies solicited by the Board from holders of our Series A Preferred Stock will be exercised for the election of Messrs. Barker and Goldman unless the Investors vote “against” or abstains from voting for Messrs. Barker and Goldman. For so long as the Investors or their respective affiliates beneficially own, in the aggregate, at least 60% of the shares of Series A Preferred Stock and/or underlying shares of Common Stock issued on conversion of Series A Preferred Stock, the Investors will have the right to designate two Designees for election to the Board. After the Investors cease to beneficially own, in the aggregate, at least 60% of the shares of our Series A Preferred Stock (or underlying shares of Common Stock to be issued on conversion of the Series A Preferred Stock), the Investors will have the right to designate one individual for election to the Board. The Investors will no longer be entitled to designate any individuals for election to the Board after the Investors cease to own, in the aggregate, at least 20% of the shares of our Series A Preferred Stock and/or underlying shares of Common Stock issued on conversion of Series A Preferred Stock. Further, our obligation to have any individual elected to the Board or to nominate any individual to the Board shall in each case be subject to the qualifications set forth in the Investment Agreement. In the event the Investors or their respective affiliates no longer beneficially own, in the aggregate, at least 60% of the shares of our Series A Preferred Stock or an equivalent amount of our Common Stock, on an as-converted basis, (i) at the request of a majority of the directors then in office or the Chairman of the Board, one of the One Rock Designees shall resign immediately from the Board and any committee thereof or (ii) if no such request is made, such One Rock Designee shall continue to serve until his or her term expires at the next annual meeting of stockholders of the Company (unless such One Rock Designee otherwise elects to resign). In the event the Investors or their respective affiliates no longer beneficially own, in the aggregate, at least 20% of the shares of our Series A Preferred Stock or an equivalent amount of our Common Stock, on an as-converted basis, (i) at the request of a majority of the directors then in office or the Chairman of the Board, the remaining One Rock Designee shall resign immediately from the Board and any committee thereof or (ii) if no such request is made, such remaining One Rock Designee shall continue to serve until his or her term expires at the next annual meeting of stockholders of the Company.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement intend to vote the proxies held by them “FOR” the election of the eight director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board. The Investors intend to vote “FOR” the election of the One Rock Nominees. If any of the One Rock Nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the Investors will vote for another One Rock Nominee in accordance with the terms of the Investment Agreement.
Nominees for Election to the Board of Directors in 2024
The following information describes the offices held, other business directorships and other background information for each director nominee. We believe that our director nominees collectively provide an appropriate mix of experience and skills relevant to the size and nature of our business. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.
Eight Nominees for Election as Directors with a term expiring at the 2025 Annual Meeting, to be elected by the holders of our Common Stock and holders of Series A Preferred Stock, voting together as a single class.
Name	Age	Principal Occupation and Other Information
James R. Abrahamson	68
James R. Abrahamson served as interim President and Chief Executive Officer of the Company from June 1, 2023, until September 30, 2023, and has been a member of the Board since August 2015. Mr. Abrahamson’s public company board experience includes currently serving as independent Board Chair of VICI Properties, Inc. (NYSE: VICI), a leading REIT comprised of large-scale experiential focused destination resort and gaming facilities across the country, since its inception in October 2017 and subsequent IPO in February 2018. Previously, Mr. Abrahamson served as an independent director of CorePoint Lodging Inc. (NYSE: CPLG), a leading midscale hotel REIT comprised of over 100 hotels, from its launch and IPO in May 2018 until its sale to Highgate in February 2022. Mr. Abrahamson served as an independent director of LaQuinta Holdings (NYSE: LQ) from 2015 until its sale to Wyndham Hotels & Resorts in 2018 and as an executive director of the board of Intercontinental Hotels Group (LON: IHG) in 2010 and 2011.
Mr. Abrahamson’s corporate career includes prior service as Chief Executive Officer of Interstate Hotels & Resorts, a privately held leading global hotel management company comprised of approximately 500 hotels from 2011 to March 2017; he was named to the position of Chairman and CEO in October 2016. He then served as Board Chair from March 2017 until the sale of Interstate to Aimbridge Hospitality in October 2019.
Prior to joining Interstate in 2011, Mr. Abrahamson held senior leadership positions with InterContinental Hotels Group (LON: IHG), Hyatt Corporation (NYSE: H), Marcus Corporation (NYSE: MCS) and Hilton Worldwide (NYSE: HLT).
Mr. Abrahamson has also previously served as President of the Marriott International National Association owners’ organization in 2017 and 2018, as Board Chair of the American Hotel and Lodging Association in 2015 and 2016 and as Board Chair of the U.S. Travel Association in 2013 and 2014. He holds a degree in Business Administration from the University of Minnesota.

Dale A. Asplund	55	Dale A. Asplund has served as President and CEO of the Company since October 2023 and has been a member of the Board since October 2023. Prior to joining the Company, Mr. Asplund served as Executive Vice President, Chief Operating Officer of United Rentals, Inc. from May 2019 until September 2023. In this role, Mr. Asplund served on the executive leadership team with company-wide responsibility for operations and employee safety. Prior to this role, Mr. Asplund served as Executive Vice President, Business Services and Chief Information Officer at United Rentals, Inc. from January 2017 to May 2019. Mr. Asplund joined United

Name	Age	Principal Occupation and Other Information
		Rentals, Inc. in 1998, and over his employment with United Rentals held various senior positions that included responsibility for supply chain, fleet management, shared services and information technology. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager. Mr. Asplund earned a Bachelor of Arts from Northern Michigan University.
Jane Okun Bomba	61
Jane Okun Bomba has been a member of the Board since April 2019. Since January 2018, Ms. Okun Bomba has served as President of Saddle Ridge Consulting, LLC and advises on a range of strategic issues, including investor relations, corporate perception and governance, transaction integration, human resources and environmental, social and governance matters (“ESG”). From 2004 to 2017, Ms. Okun Bomba was an executive at IHS Markit Ltd., most recently as Executive Vice President, Chief Administrative Officer. At IHS Markit she led 450 people worldwide delivering support to the company through many corporate functions including HR, Marketing, Communications, Sustainability and Investor Relations. Prior to IHS Markit, she was a partner at Genesis, Inc. and headed investor relations at Velocom Inc., MediaOne Group, Inc. and Northwest Airlines. She held various management positions in corporate finance at Northwest Airlines Corp. and American Airlines, Inc., and was a CPA at PricewaterhouseCoopers.
Ms. Okun Bomba serves on the board of Clarivate Analytics plc and Kickstart International and is a member of the International Women’s Forum. She is a member of the University of Michigan, Ross School of Business Dean’s Advisory Board and the School of Literature, Science and Arts Dean’s Advisory Committee. Ms. Okun Bomba holds both a BGS and an M.B.A. from the University of Michigan at Ann Arbor. She completed graduate studies at the Stockholm School of Economics, and board director education in the Women’s Director Development Program at the Kellogg School of Management, Northwestern University and the Directors’ Consortium.

William Cornog	59
William Cornog has been a member of the Board since May 2022. Mr. Cornog was with KKR Capstone, the portfolio operations team of KKR & Co. Inc. (together with KKR BrightView Aggregator L.P., and with its affiliates and their successors and assigns (other than the Company and its subsidiaries), “KKR” or the “Sponsor”), from 2002 to 2022 and served as a member of KKR’s Americas, EMEA, APAC, Infrastructure, TMT Growth Portfolio Management, Investment & Distribution and Valuation Committees. Prior to joining KKR, Mr. Cornog was with Williams Communications Group as the Senior Vice President and General Manager of Network Services. Prior to that, Mr. Cornog was a partner at The Boston Consulting Group. Mr. Cornog currently is a director at Channel Control Merchants, which is a KKR portfolio company, and LiveWire Group, Inc. (NYSE: LVWR). Mr. Cornog serves as Chairman of the audit committee and the conflicts committee of LiveWire and as a member of its human resources committee. Private company and philanthropic boards include Griffin Highline, Blue Crow Sports Group, and The Knight Campus at the University of Oregon.
Mr. Cornog earned a B.A. from Stanford University and an M.B.A. from Harvard Business School.

Frank Lopez	49	Frank Lopez has been a member of the Board since September 2021. Mr. Lopez is Executive Vice President and Chief Human Resources Officer

Name	Age	Principal Occupation and Other Information

of Ryder System, Inc., a global commercial fleet management, dedicated transportation and supply chain solutions company. From July 2013 to January 2016, Mr. Lopez was Senior Vice President, Global Human Resources Operations, responsible for business segments throughout U.S., Canada, Mexico, Europe and Asia, as well as for corporate human resources, talent management, recruiting, diversity and inclusion, labor relations and human resource service center operations.
Mr. Lopez joined Ryder in October 2002 as Associate General Counsel — Global Labor and Employment Law, with responsibility for global employment law and labor relations. Prior to joining Ryder, Mr. Lopez spent several years in private practice at a national law firm. Mr. Lopez has a bachelor’s degree in Political Science from Florida International University and a law degree from Emory University School of Law. He is member of the Board of Directors of the Florida International University Foundation.

Paul E. Raether	77
Paul E. Raether has been a member of the Board since May 2015. Mr. Raether is a Senior Advisory Partner at KKR. He joined KKR in 1980, became a General Partner in 1986, and currently serves on two of three of KKR’s regional Portfolio Management Committees. Mr. Raether also served on the board of directors of KKR Acquisition Holdings I Corp. from March 2021 to December 2022. Mr. Raether served as a director of WM111 Corp. from May 2015 until May 2017. He has played a significant role in numerous portfolio companies including Apple Leisure Group, Beatrice Companies, Inc., Cole National Corporation, The Duracell Company, Fleet/Bank of New England, IDEX Corporation, KSL Recreation Corporation, Masonite International Corporation, PT Components Inc., Randall’s Food Markets, Inc., RJR Nabisco, Inc., Seaman Furniture Company, Inc., Shoppers Drug Mart Corporation, The Stop & Shop Supermarket Company, Storer Communications, Inc., Walter Industries, Inc. and Wometco Enterprises, Inc. Prior to joining KKR, Mr. Raether served as an officer in the United States Navy and started his professional career in the Corporate Finance Department of Reynolds Securities.
Previously, he was a Vice President in the Corporate Finance Department of Blyth Eastman Dillon & Company. He obtained a Bachelor of Arts from Trinity College and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Raether serves as a director or trustee for several educational and non-profit institutions. He retired from the Board of Trinity College in Hartford, Connecticut in 2014 after 25 years of service including the last 12 years as Chairman. He also serves as a Member of the Board of Advisors of the Tuck School of Business at Dartmouth College and the U.S. Ski and Snowboard Foundation.

Richard W. Roedel	74
Richard W. Roedel has been a member of the Board since January 2015.
Mr. Roedel also serves as a director of publicly held companies Clarivate PLC (NYSE: CLVT), LSB Industries, Inc. (NYSE: LXU) and Luna Innovations Incorporated (Nasdaq: LUNA). Mr. Roedel serves as Non-Executive Chairman of Luna and LSB, as Chairman of the audit committee of LSB and as a member of the audit committee of Clarivate. Mr. Roedel also serves on the compensation committee of LSB and Luna.

Name	Age	Principal Occupation and Other Information

Mr. Roedel served on the board of directors of Six Flags Entertainment Corporation from 2010 until 2021, and was Non- Executive Chairman at the time of his retirement.
Mr. Roedel served on the Board of IHS Markit from 2006 until 2020. During that time Mr. Roedel served as Chairman of the risk committee and a member of the audit committee. Mr. Roedel served on the board of Lorillard, Inc. until 2015 when it was acquired by Reynolds American Inc. During his years on the board of Lorillard, Inc., Mr. Roedel served as Chairman of the audit committee, a member of the nominating and governance committee and lead independent director. Mr. Roedel served on the board of Sealy Corporation in several capacities, including Chairman of its audit committee, until 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of BrightPoint, Inc. in several capacities until 2012, when it was acquired by Ingram Micro Inc., including Chairman of its audit committee, Chairman of its compensation committee and member of its nominating and governance committee. Mr. Roedel served on the board of directors of Broadview Holdings, Inc. and was Chairman of its audit committee and a member of its compensation committees until 2012, following the approval of its financial restructuring plan by the United States Bankruptcy Court, which resulted in a change to its ownership structure. Mr. Roedel served on the Board of Directors of Dade Behring Holdings, Inc. and was Chairman of its audit committee until 2007 when Dade was acquired by Siemens AG. Mr. Roedel served on the Board of Directors of Take-Two Interactive Software, Inc. until 2005, initially as Chairman of its audit and governance committees, later becoming Chairman and Chief Executive Officer. Mr. Roedel was until recently a member of the National Association of Corporate Directors (NACD) Risk Oversight Advisory Council. Mr. Roedel was appointed to a three year term, ending in 2017, on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB).
Until 2000 Mr. Roedel was employed by BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later Chairman and CEO. Mr. Roedel is a graduate of The Ohio State University and a CPA.

Mara Swan	64	Mara Swan has been a member of the Board since April 2019. Since October 2020, Ms. Swan has served as the President of Acceleration, LLC and advises on human capital strategy, talent, D, E & I, compensation, workforce productivity and performance issues. In March 2020, Ms. Swan retired as the Executive Vice President of Global Strategy and Talent at ManpowerGroup (NYSE: MAN). In this role, which she held since 2009, she led corporate strategy, marketing, human resources, thought leadership, public relations, communications, risk management and ESG. In 2014, she assumed global leadership responsibility for ManpowerGroup’s Right Management brand, where she was responsible for driving growth and improving profitability. Prior to ManpowerGroup, Ms. Swan was the Chief Human Resources Officer at Molson Coors Beverage company. Ms. Swan currently serves on the GOJO Industries (PURELL brand) board of directors where she has been the Chair of the compensation committee since 2011. In July 2020, Ms. Swan joined the board of ULINE, North America’s leading distributor of shipping packaging and industrial supplies. Ms. Swan

Name	Age	Principal Occupation and Other Information
also was previously the Executive Chair of the Center on Executive Compensation in Washington, D.C.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION
OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.
Nominees for Election as Directors with a term expiring at the 2025 Annual Meeting, to be elected separately by the holders of our Series A Preferred Stock.
Name	Age	Principal Occupation and Other Information
Kurtis Barker	63
Kurtis Barker has been an independent member of the Board since August 2023. Mr. Barker is an Operating Partner in the Business and Environmental Services vertical for One Rock Capital Partners, LLC. Mr. Barker was a co-founder of United Rentals, Inc., the largest equipment rental company in North America. From 1997 to 2007, Mr. Barker held a number of different operating positions at United Rentals. From 2007 to 2008, Mr. Barker was Executive Vice President of Corporate Services, responsible for the Sales, Fleet, Fleet Maintenance, Information Technology, Customer Service and National Accounts. Prior to United Rentals, Mr. Barker was Vice President of the Midwest Region for United Waste Systems.
Mr. Barker earned a B.S. from South Dakota State University and an Advanced Management Program certificate from Harvard Business School.

Joshua Goldman	41
Joshua Goldman has been an independent member of the Board since August 2023. Mr. Goldman is a Partner of One Rock Capital Partners, LLC. Prior to joining One Rock, Mr. Goldman was an Associate at Ripplewood Holdings, focusing on investments across multiple industries. In addition, Mr. Goldman was actively involved in the oversight of Ripplewood portfolio companies in the telecommunications and industrials sectors. Prior to Ripplewood, Mr. Goldman was an Investment Banking Analyst at UBS Investment Bank in the Global Technology and Financial Sponsors & Leveraged Finance groups.
Mr. Goldman earned a B.B.A. from the Ross School of Business at the University of Michigan and an M.B.A. with Dean’s Honors and Distinction from Columbia Business School.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION
OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (“N&CG Committee”).
Our N&CG Committee and Board evaluate the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Board or Audit, Compensation or N&CG Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Corporate Secretary of the Company, 980 Jolly Road, Blue Bell, Pennsylvania 19422. The Chief Legal Officer and Corporate Secretary will initially review and compile all communications and summarize lengthy or repetitive communications prior to forwarding such communications to the appropriate party. The Chief Legal Officer and Corporate Secretary will not forward communications that are not relevant to the duties and responsibilities of the Board, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, or other frivolous communications.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board has determined that each of Messrs. Abrahamson, Barker, Cornog, Goldman, Lopez, Raether and Roedel and Mmes. Okun Bomba and Swan is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines. Our Board also has determined that each of Messrs. Abrahamson, Lopez and Roedel and Ms. Okun Bomba is “independent” under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of Audit Committee independence.
In determining Mr. Abrahamson’s independence, the Board considered his prior service as interim President and Chief Executive Officer from June 1, 2023 to September 30, 2023 and his compensation for that service. The Board determined that Mr. Abrahamson’s service and compensation, particularly given a short four-month tenure, would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.
BrightView is compliant with the NYSE corporate governance requirements applicable to non-controlled companies listed on the NYSE. Specifically, the Board is currently comprised of a majority of independent directors and all members of our Audit, Compensation and N&CG Committees are independent under applicable SEC and NYSE rules.

Board Structure
Our Board is led by Mr. Raether, our Chairman. The CEO position is currently separate from the Chairman position. We believe that the separation of the Chairman and CEO positions is appropriate corporate governance for us at this time. Accordingly, Mr. Raether serves as Chairman, while Mr. Asplund serves as our President and CEO.
Board Committees and Meetings
On May 4, 2023, we announced that the Board and Andrew V. Masterman, our former President and Chief Executive Officer, had mutually agreed that Mr. Masterman would resign from his positions with the Company and resign as a member of the Board, effective as of the close of business on May 31, 2023. The Board appointed Mr. Abrahamson, an independent member of the Board, to serve as interim President and Chief Executive Officer, effective as of June 1, 2023. Mr. Abrahamson served as interim President and Chief Executive Officer until September 30, 2023, at which time Mr. Asplund was appointed President and Chief Executive Officer and a member of the Board. In connection with his appointment as interim President and Chief Executive Officer, Mr. Abrahamson stepped down from the Audit Committee and the Compensation Committee of the Board. On October 1, 2023, Mr. Abrahamson resumed his service on the Audit Committee and the Compensation Committee following his tenure as interim President and Chief Executive Officer.
The following table summarizes the current membership of each of the Board’s Committees.
	Audit Committee	Compensation Committee	N&CG Committee
James R. Abrahamson	X	X
Dale A. Asplund
Kurtis Barker			X
Jane Okun Bomba	X		X, Chair
William Cornog			X
Joshua Goldman		X
Frank Lopez	X	X
Paul E. Raether		X
Richard W. Roedel	X, Chair
Mara Swan		X, Chair
All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the fiscal year ended September 30, 2023 (“Fiscal 2023”), the Board held six meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings and the N&CG Committee held three meetings. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). All of the directors serving at the time of last year’s annual meeting attended last year’s annual meeting of stockholders.
Pursuant to the Investment Agreement, until such time as the Investors no longer have the right to designate a director, the Investors have the right to designate one director that the Investors have designated to the Board to each committee of the Board to the extent permitted by the applicable independence or other requirements applicable to such committee(s). Pursuant to this right, the Investors have designated Mr. Barker to the N&CG Committee and Mr. Goldman to the Compensation Committee.
Audit Committee
The current members of the Audit Committee are Messrs. Abrahamson, Lopez and Roedel and Ms. Okun Bomba, with Mr. Roedel serving as Chair. Each member of the Audit Committee has been determined to be “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert as defined by applicable SEC regulations.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at https://investor.brightview.com/esg/corporate-governance/governance-documents/default.aspx, and include the following:
•
overseeing the adequacy and integrity of our financial statements and our financial reporting disclosure practices;

•
overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements and our system of disclosure controls and procedures;

•
retaining and reviewing the qualifications, performance and independence of our independent auditor;

•
overseeing our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control;

•
overseeing our internal audit function;

•
overseeing cybersecurity risks and preparation through ongoing monitoring and dialogue with the Company’s Chief Information Officer and other IT and legal personnel;

•
reviewing and approving or ratifying all transactions between us and any “Related Persons” (as defined in the federal securities laws and regulations) that are required to be disclosed to Item 404(a) of Regulation S-K promulgated under the Exchange Act; and

•
establishing procedures for the confidential, anonymous submission by employees of the Company of concerns regarding violations of our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our 2023 Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.
On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.
Compensation Committee
Our Compensation Committee consists of Ms. Swan and Messrs. Abrahamson, Goldman, Lopez and Raether, with Ms. Swan serving as Chair.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at https://investor.brightview.com/esg/corporate-governance/governance-documents/default.aspx, and include the following:
•
establishing and reviewing the overall compensation philosophy of the Company;

•
reviewing and approving corporate goals and objectives relevant to the CEO, including annual performance objectives, if any;

•
evaluating the performance of the CEO in light of these corporate goals and objectives and, either as a committee or with the other members of the Board, determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the CEO and other executive officers;

•
reviewing and approving, or making recommendations to the Board with respect to incentive- compensation plans and equity-based plans that are subject to the approval of the Board;

•
reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•
reviewing and making recommendations to the Board, or approving, equity-based awards to certain officers and directors, including pursuant to the Company’s equity-based plans;

•
monitoring compliance by participants with the rules and guidelines of the Company’s equity-based plans; and

•
monitoring and reviewing the Company’s programs, practices and initiatives related to diversity and inclusion.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.
For a description of our processes and procedures for the determination of executive and director compensation, see the “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2023 — Description of Director Compensation” sections of this Proxy Statement.
Nominating and Corporate Governance Committee
Our N&CG Committee consists of Ms. Okun Bomba and Messrs. Barker and Cornog, with Ms. Okun Bomba serving as Chair.
The duties and responsibilities of the N&CG Committee are set forth in its charter, which may be found at https://investor.brightview.com/esg/corporate-governance/governance-documents/default.aspx, and include the following:
•
assisting our Board in identifying prospective director nominees and selecting or recommending nominees to the Board;

•
overseeing the evaluation of the Board and management; reviewing developments in corporate governance practices and overseeing a set of corporate governance principles;

•
recommending members for each committee of our Board; and

•
otherwise taking a leadership role in shaping our corporate governance.

Oversight of Risk Management
The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which includes an enterprise risk management (ERM) program, regular internal management disclosure compliance committee meetings, a code of conduct that applies to all employees, executives and directors, quality standards and processes, an ethics and compliance program and comprehensive internal audit processes. Our CEO, other executive officers and other members of our management team regularly report to the Board and its committees to discuss short-term, intermediate-term and long-term strategic, operational, emerging, compliance, financial, legal, cybersecurity or regulatory risks, to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The Board has delegated the oversight of specific risks to Board committees that align with their functional responsibilities.
The Audit Committee reports to the Board regarding its oversight and assessment of risks facing the Company. The head of internal audit reports directly to the Audit Committee and then administratively to our Chief Financial Officer (“CFO”). On at least an annual basis, our internal audit function facilitates an

ERM assessment which the Audit Committee oversees. As part of the ERM program, input is gathered from both internal and external third parties and specialists to identify the most salient risks. The Audit Committee also evaluates and monitors risks related to the Company’s financial reporting requirements, system of internal controls, the internal audit program, the independent auditor, the compliance program and cybersecurity. In particular, the Chief Information Officer also provides an annual update to the Audit Committee on cybersecurity and the security environment. Messrs. Abrahamson, Lopez and Roedel and Ms. Okun Bomba, the four members of our Audit Committee, each have extensive and specialized experience in risk management which they utilize in the risk oversight process. The Compensation Committee monitors and assesses risks associated with the Company’s employment and compensation policies and practices. The N&CG committee oversees various governance matters, including Board organization, membership and structure and corporate governance.
We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.
Executive Sessions
Executive sessions, which are meetings of the independent and non-management members of the Board, are regularly scheduled throughout the year.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon approval by the Board.
Our guidelines and our Audit, Compensation and N&CG Committee charters and other corporate governance information are available at https://investor.brightview.com/esg/corporate-governance/governance-documents/default.aspx. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422.
Code of Conduct
The Company has adopted a Code of Conduct that applies to our directors and all of the Company’s employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other executive officer or director, by posting such information on our website as set forth above rather than by filing a Form 8-K.
The Code may be found on our website at https://investor.brightview.com/esg/corporate-governance/ governance-documents/default.aspx. Any stockholder also may request the Code in print, without charge, by contacting the Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422.
Environmental, Social and Governance
Recognizing the significance of ESG issues, we are committed to being good stewards of our planet, our communities, and our people. By promoting a positive impact on the environment and the communities in which we operate, we aim to meet the expectations of our stakeholders — customers, business partners, employees, communities and stockholders.

Building upon last year’s ESG materiality assessment, which identified and prioritized ESG topics, we have made progress in advancing initiatives aligned with topics which we believe are considered most material by our stakeholders. More information on our ESG initiatives can be found in our 2024 ESG Snapshot and on our website. Please note that information contained on or accessible through our website, including the 2024 ESG Snapshot, is not considered part of this Proxy Statement.
Certain highlights of our ESG programs are described below.
Environmental
As a leading provider of commercial landscaping services across the United States, we take environmental stewardship seriously. A key part of our mission involves the reduction of carbon emissions in our own operations and in service of our clients. This year, we established a baseline Scope 1 & 2 greenhouse gas (GHG) emissions inventory for Fiscal 2022. We aim to enhance our data collection and management processes, laying the foundation for measuring Scope 3 emissions and establishing a science-based emissions reduction target in the near future.
Example initiatives aimed at reducing carbon emissions include:
•
Ongoing replacement our vehicle fleet with electric and fuel-efficient alternatives, where feasible, resulting in 17% of our vehicles being hybrid or electric as of the end of Fiscal 2023.

•
Conversion of gas and 2-cycle landscaping equipment to electric power, with an additional 480 electric handheld equipment units deployed in Fiscal 2023.

•
Successful piloting of an electric power tool mobile charging trailer and completion of an F250 pilot conversion to battery power.

Beyond carbon emissions, water conservation remains a central focus of our business strategy. Recognized for our work in minimizing water usage through innovative irrigation technology and design strategies, our expertise in xeriscaping, a type of landscaping that reduces the need for supplemental water from irrigation, can help reduce such water usage by 60% or more according to National Geographic. Additionally, our use of mulching mowers helps repurpose and recycle grass, fallen leaves, and other green debris, reducing the amount of fertilizer needed and waste generated by our operations.
These environmental initiatives are designed to create long-term value for BrightView, our stockholders, customers, and employees, while helping to mitigate risks, reduce costs, and protect brand value.
Social
We are committed to supporting our team members and serving the communities in which we operate.
Ensuring the health and safety of our team members is our top priority, reflected in a safety track record with OSHA that is significantly lower than other national commercial landscaping providers. With a total recordable injury rate goal of less than 2.0 annually, our Fiscal 2023 rate of 1.37 (industry average is 3.4) demonstrates a 30.9% decrease year over year. By emphasizing safety through regular coaching and feedback sessions to assist with comprehension of our safety policies and encouraging every team member to stop and question any work activity that causes concern for their safety, BrightView ensures team members’ safety is a top priority.
In addition to safety initiatives, our team members are offered competitive, comprehensive benefits, including participation in our 401(k) plan and our employee stock purchase plan. We actively foster inclusion and belonging through diversity, equity & inclusion (“DEI”) focus groups, special interest groups, and professional training programs. Our BrightView University program offers tailored classes and retraining programs, emphasizing ongoing skills development for both new and experienced team members. Our partnership with the University of Arizona Global Campus further provides educational opportunities for eligible BrightView team members.
Initiatives like GROW (Growth in Relationships and Opportunities for Women), aimed at supporting the career development of women, and BRAVO (BrightView Recognizing & Acknowledging Veteran

Opportunities), focused on the professional growth of U.S. military veterans, showcase our commitment to DEI. As a member of the Tent Partnership for Refugees, we actively contribute to helping refugees integrate more fully into local business communities through hiring and professional training.
BrightView remains committed to contributing financial, technical, and human resources to serve the communities in which we operate. In 2022, we introduced a volunteer time off day for eligible full-time employees. In Fiscal 2023, our team members served over 550 hours of volunteer time. The BrightView Fund for Social Justice, launched in 2020, provides grants to organizations addressing racial, economic, and social injustice, reinforcing our commitment to making a positive impact beyond our business operations.
BrightView remains committed to ESG principles, consistently striving for excellence in environmental stewardship, social responsibility, and corporate governance.
Governance
We are committed to adhering to good corporate governance practices and maintaining the highest standards of business integrity and ethical conduct.
BrightView is compliant with the corporate governance requirements applicable to non-controlled companies listed on the NYSE. Specifically, the Board is currently comprised of a majority of independent directors and all members of our Audit, Compensation and N&CG Committees are independent under applicable SEC and NYSE rules.
Specifically, our Board is comprised of ten members, nine of whom are independent. The Board has determined that each member of all three of its standing committees is independent pursuant to NYSE and SEC regulations. Our Board’s independence and committees are described in greater detail elsewhere in the “The Board of Directors and Certain Governance Matters” section of this Proxy Statement. BrightView’s Board includes gender and ethnic diversity with 33% of our Board comprised of women and minorities, and the average tenure of directors is under five years. Board members are required under our stock ownership policy to hold equity ownership in the Company to ensure alignment between their interests and those of the stockholders.
Our Corporate Governance Guidelines provide that the Board has oversight of societal and other matters affecting the Company’s stakeholders and the environments in which we operate. The Board has delegated oversight of the Company’s programs, practices, and initiatives related to diversity and inclusion to the Compensation Committee. Our Code of Conduct, described in additional detail above under “Code of Conduct,” contains policies against bribery and corruption, insider trading, and anti-competitive behavior, as well as addresses political spending and management of our intellectual property, employee privacy and confidential information. Each year, all BrightView new hires and existing team members are required to complete an online Code of Conduct training course, which includes all aspects of business ethics, including anti-bribery and corruption, conflicts of interest, fair competition, and fair dealing. Compliance with completing the annual training is part of our control environment and subject to audit. We also maintain a 24 hour, 7 days a week whistleblower hotline to enable reporting of any concerns by telephone or online, confidentially and anonymously.
Director Nomination Process
The N&CG Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board. In considering candidates for the Board, the N&CG Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the N&CG Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience and his or her independence of thought and ability to work collegially with the other members of the Board. In addition, although the Board does not have a formal diversity policy, the Board recognizes the importance of having a composition representing diverse viewpoints, backgrounds and experiences and diversifying the Board is an important consideration when evaluating potential candidates for nominations to the Board. In identifying prospective director candidates, the N&CG Committee may seek referrals from its members, management, stockholders and other sources. The N&CG Committee also may retain a search firm in order to identify candidates to serve as directors. The N&CG Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the N&CG Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
The stockholders’ agreement described below under “Transactions with Related Persons” provides that our Sponsor has the right to nominate to our Board a number of designees, subject to the maintenance of certain stock ownership requirements. Currently, two directors (Messrs. Raether and Cornog) nominated by our Sponsor serve on our Board.
In addition, the Investment Agreement described herein provides that the Investors have the right to nominate to our Board up to two designees, subject to the maintenance of certain stock ownership requirements. Currently, two directors (Messrs. Barker and Goldman) nominated by the Investors serve on our Board.
In connection with its annual nomination of a slate of nominees, the N&CG Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
In particular, the members of our Board considered the following important characteristics:
•
James R. Abrahamson has significant executive management experience and risk management expertise and has many years of experience as a director of publicly held companies. Mr. Abrahamson’s vast experience in, and knowledge of, the hospitality, real estate and service company industry provides our Board of Directors with valuable insight into the corporate services industry and as a large-scale employer. Skills gained from extensive previous and current board service in public and private companies are also valuable for our Company and our Board of Directors;

•
Dale A. Asplund has significant operational and business experience as an executive of a publicly held company for over 25 years and significant executive management experience, including with respect to supply chain, fleet management, shared services and information technology;

•
Kurtis Barker has significant operational and business experience in public companies from his involvement with numerous portfolio companies of One Rock and its affiliated funds and as an Operating Partner of One Rock;

•
Jane Okun Bomba has significant operational and business experience in public companies, risk management expertise and knowledge of public company financial analyses and human resources, compensation and corporate sustainability expertise;

•
William Cornog has significant financial investment and advisory experience from his past work at KKR Capstone and experience on public and private boards;

•
Joshua Goldman has significant financial, investment and operational experience from his involvement with numerous portfolio companies of One Rock and its affiliated funds and has played active roles in overseeing those businesses;

•
Frank Lopez has significant experience as an executive of publicly held companies and significant executive management experience, specifically in matters related to legal and human resources;

•
Paul E. Raether has significant financial, investment and operational experience from his involvement with numerous portfolio companies of KKR and its affiliated funds and has played active roles in overseeing those businesses;

•
Richard W. Roedel has many years of experience as a director of publicly held companies and significant executive management, risk management expertise and public accounting experience. He also has significant knowledge of financial reporting, internal controls and corporate governance matters; and

•
Mara Swan has operations, risk management and executive management experience leading business segments as well as an extensive background in the public company human resources and compensation functions and has significant experience in governance.

This annual director nomination process resulted in the Board’s nomination of the ten incumbent directors named in this Proxy Statement and proposed for election at the upcoming Annual Meeting.
The Board may also consider director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected.
Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary of the Company, 980 Jolly Road, Blue Bell, Pennsylvania 19422. All recommendations for nomination received by the Corporate Secretary of the Company that satisfy our bylaw requirements relating to such director nominations will be presented to the Board for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2025 Annual Meeting.”
Executive Officers of the Company
Set forth below is certain information regarding each of our current executive officers, other than Dale A. Asplund, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2024.”
Name	Age	Principal Occupation and Other Information
Thomas C. Donnelly	70	Tom Donnelly has served as President, Development Services since June 2014. Mr. Donnelly is responsible for overseeing BrightView’s Development Services segment including our Landscape Architecture, Landscape Development, and Tree Specimen Growing businesses and is responsible for nurturing a vast array of customer relationships. Prior to BrightView acquiring ValleyCrest Holdings, Mr. Donnelly served as President of ValleyCrest Landscape Development at ValleyCrest Holding from July 2001 to June 2014 and over his 43 year career at the Company held positions of increasing responsibility in branch operations and central support. Mr. Donnelly is active with the American Society of Landscape Architects (ASLA), the Construction Industry Roundtable (CIRT) where he serves as a member of the executive committee, the Urban Land Institute (ULI), the Landscape Architecture Foundation (LAF) where he serves as Board Member Emeritus, and is a Member of the Advisory Board at the national level of the ACE Mentor Program.

Name	Age	Principal Occupation and Other Information
		Mr. Donnelly received a Bachelor of Science degree in Landscape Architecture from Rutgers University.
Michael J. Dozier	62
Michael Dozier has served as President of BrightView’s Maintenance Services, Evergreen East Division since 2018. He oversees all maintenance operations throughout the Southeastern U.S., including Florida, Georgia, South Carolina, Kentucky and Tennessee. Since joining BrightView in 2000, he has held various leadership positions, including Senior Branch Manager, Regional Manager and Senior Vice President from 2008 to 2018. Prior to joining BrightView, Mr. Dozier worked at ServiceMaster Management Services Group, a leading provider of pest control, restoration and cleaning services.
Mr. Dozier holds a bachelor’s degree in Ornamental Horticulture and a master’s degree in Plant and Biological Science from Southern Illinois University.

Jonathan M. Gottsegen	57
Jonathan Gottsegen has served as Executive Vice President, Chief Legal Officer and Corporate Secretary since January 2016.
Mr. Gottsegen is responsible for overseeing BrightView’s legal and compliance programs, Board of Directors and related Board and committee governance, finance and mergers and acquisitions, treasury and corporate transactional matters, litigation and regulatory, commercial contracts and disputes, employment compliance and litigation, and intellectual property. Prior to joining BrightView, Mr. Gottsegen served as Senior Vice President, General Counsel and Corporate Secretary for United Rentals, Inc., the world’s largest equipment rental provider, from February 2009 to January 2016. His prior public company experience includes directing the Corporate and Securities Practice Group at The Home Depot, Inc. and serving as securities counsel for Time Warner Inc. Previously in his career, he served as an associate with Kaye Scholer Fierman Hays & Handler and as a senior staff attorney with the U.S. Securities and Exchange Commission, Division of Corporation Finance.
Mr. Gottsegen earned his Juris Doctorate at Tulane University’s School of Law and his Bachelor of Arts at Emory University.

Jamie C. Gollotto	53
Jamie Gollotto has served as President, Seasonal (Maintenance Services), a division that encompasses all maintenance operations in the Northeast, Mid-Atlantic and Midwest, since April 2020. Prior to assuming his current role, Mr. Gollotto was Senior Vice President of Operations for the Northeast region of BrightView Maintenance Services since January 2018. He joined BrightView in September 2014 and served as Senior Vice President of Finance until May 2016. He was promoted to Chief Financial Officer for Maintenance Services in June 2016. Prior to joining BrightView, Mr. Gollotto held leadership positions in finance at Aramark, Cambridge International and Mannington Mills, Inc.
Mr. Gollotto holds a bachelor’s degree in accounting and an M.B.A. from Rutgers University.

Amanda Orders	46
Amanda Orders has served as Executive Vice President and Chief Human Resources Officer since November 2019.
Ms. Orders is responsible for the overarching BrightView People Strategy, which includes talent acquisition, compensation, benefits management, career development, performance management, succession planning, equity administration, retention, training, and leadership and organizational

Name	Age	Principal Occupation and Other Information
		development across all BrightView service lines. From December 2016 to November 2019, Ms. Orders served as our Senior Vice President, Human Resources for Maintenance Services and from April 2012 to December 2016, she served as our Vice President, Human Resources. Prior to joining BrightView, Ms. Orders held leadership positions in Human Resources at Alliance Data Systems Corporation and The ScottsMiracle-Gro Company. Ms. Orders is a graduate of The Ohio State University’s Fisher College of Business.
Brett Urban	41
Brett Urban has served as Executive Vice President, Chief Financial Officer since October 2022. Mr. Urban provides overall leadership for BrightView’s finance, accounting, investor relations, tax, treasury, procurement, fleet and mergers and acquisitions (M&A) teams. He is also responsible for developing BrightView’s financial and operational strategy, business performance metrics, control systems and corporate financial reporting. Mr. Urban joined the Company in 2016 as Vice President, Finance and led the corporate finance function. In 2017, Mr. Urban was promoted to Senior Vice President of Finance for the Maintenance Services division. In this role, he also led the Company’s procurement department and oversaw the execution of BrightView’s M&A strategy. Prior to joining BrightView, Mr. Urban held senior finance positions at Aramark, a global provider of food and facilities services.
Mr. Urban received an undergraduate degree from Nichols College and an M.B.A. from Arcadia University.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for Fiscal 2024.
Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the Fiscal 2023 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.
The following table sets forth the aggregate fees for professional services provided by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended September 30, 2023 and 2022, and fees billed for other services rendered by Deloitte & Touche LLP for those periods, all of which were approved by the Audit Committee.
	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Fees:
Audit fees(1)	$2,977,500	$2,867,500
Audit Related fees(2)	$125,000	$344,545
Tax fees(3)	$264,102	$166,750
All other fees	$—	$—
Total	$3,366,602	$3,378,795

(1)
Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports, and services provided by the independent auditor in connection with statutory and regulatory engagements.

(2)
Audit Related fees relate to professional services rendered in connection with the evaluation of mergers, acquisitions, and dispositions.

(3)
Tax fees relate to professional services for tax compliance, tax advice and tax planning.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2024.

PROPOSAL NO. 3 — APPROVAL OF AN AMENDMENT TO THE BRIGHTVIEW HOLDINGS, INC. AMENDED AND RESTATED 2018 OMNIBUS INCENTIVE PLAN
The ability to issue equity is fundamental to our compensation strategy. In this regard, we are asking our stockholders to approve an amendment (the “Amendment”) to the Brightview Holdings, Inc. Amended and Restated 2018 Omnibus Incentive Plan (the “A&R Omnibus Incentive Plan”) to authorize 24,650,000 shares of our Common Stock to be issued under the A&R Omnibus Incentive Plan (representing an increase of 6,000,000 shares over the amount currently authorized for issuance under the A&R Omnibus Incentive Plan). Our Compensation Committee approved the Amendment, subject to approval by our stockholders at the Annual Meeting, after the Compensation Committee considered the information described below, as well as the favorable recommendation of Pearl Meyer, our compensation consultants.
The A&R Omnibus Incentive Plan continues what we believe are good corporate governance practices from the A&R Omnibus Incentive Plan, such as requiring stockholder approval for any repricing of options or stock appreciation rights (“SARs”), administration by a committee composed of independent directors, “clawback” or recoupment of compensation provisions, limitations on share recycling, and specific limits on total director compensation.
By the time of the Annual Meeting, almost three years will have passed since the A&R Omnibus Incentive Plan was approved by our stockholders. A total of 11,650,000 shares of our Common Stock were initially authorized for issuance under the Brightview Holdings, Inc. 2018 Omnibus Incentive Plan. On March 10, 2020, our shareholders approved the A&R Omnibus Incentive Plan, which authorized a total of 18,650,000 shares of our Common Stock for issuance under the A&R Omnibus Incentive Plan. As of December 31, 2023, approximately 5,751,293 shares remain available for future grants under the A&R Omnibus Incentive Plan (assuming the target number of shares are paid out in connection with outstanding performance awards).
At current projections, based on our past grant practices and the current market value of our Common Stock, if the Amendment is approved by our stockholders, we expect that the number of shares available under the A&R Omnibus Incentive Plan will be sufficient to meet our needs for the next 4 years. If approved by our stockholders, the Amendment will become immediately effective as of March 5, 2024, with approximately 11,750,000 shares available for future awards, assuming no grants will be made between December 31, 2023 and March 5, 2024. This excludes any shares that will become available again under the A&R Omnibus Incentive Plan in connection with awards (or the shares subject to such awards) that are forfeited, terminated or canceled, expire unexercised. The A&R Omnibus Incentive Plan will expire on June 27, 2028 in accordance with its terms. The Amendment will not extend the term of the A&R Omnibus Incentive Plan.
By this proposal, our objective is to increase the proportion of equity compensation in order to strengthen the alignment of management rewards with the long-term returns delivered to our stockholders. Our success is dependent, in large part, on our ability to use market relevant compensation to attract, retain and motivate the most talented professionals. Our employees, particularly our senior executives, whose equity is tied to Company and individual performance, are motivated under our current compensation packages to drive operational performance to maximize return over the long-term. If the Amendment is not approved by our stockholders, we will not have sufficient shares available for future equity awards.
Stockholder approval of the Amendment is required to satisfy New York Stock Exchange listing rules. Stockholder approval is also being sought so that the Company may grant options that qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”). Outstanding awards under the A&R Omnibus Incentive Plan will continue in effect in accordance with their terms. If our stockholders do not approve this Proposal No. 3, the A&R Omnibus Incentive Plan will continue in its current form.
The following is a description of the purpose and the main features of the A&R Omnibus Incentive Plan. This description is not complete and is qualified by reference to the full text of the A&R Omnibus Incentive Plan, which is attached as Annex A to the Proxy Statement and is marked to show the changed proposed by the Amendment.

Description of the A&R Omnibus Incentive Plan
Purpose.
The purpose of our A&R Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers and employees can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Common Stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.
Administration.
Our A&R Omnibus Incentive Plan is administered by the Compensation Committee or such other committee of our Board to which it has properly delegated power, or if no such committee or subcommittee exists, our Board (hereafter referred to as the “Committee”). The Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in our A&R Omnibus Incentive Plan and any instrument or agreement relating to, or any award granted under, our A&R Omnibus Incentive Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee deems appropriate for the proper administration of our A&R Omnibus Incentive Plan; adopt sub-plans; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of our A&R Omnibus Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or interdealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of our A&R Omnibus Incentive Plan. Unless otherwise expressly provided in our A&R Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to our A&R Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to our A&R Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders. The Committee may make grants of awards to eligible persons pursuant to terms and conditions set forth in the applicable award agreement, including subjecting such awards to performance criteria listed in our A&R Omnibus Incentive Plan.
Eligibility.
Any director, officer, employee, consultant and advisor of the Company is eligible to receive an award under the A&R Omnibus Incentive Plan. The Committee may select such eligible individuals to participate in the A&R Omnibus Incentive Plan.
As of December 31, 2023, there were approximately 18,500 employees and 9 non-employee directors who would be eligible to participate in the A&R Omnibus Incentive Plan, based on established criteria utilized by the Committee in determining awards.
Awards Subject to our A&R Omnibus Incentive Plan.
Our A&R Omnibus Incentive Plan, as amended by the Amendment, provides that the total number of shares of Common Stock that may be issued under our A&R Omnibus Incentive Plan is 24,650,000 (which includes the 18,650,000 shares available for awards under the A&R Omnibus Incentive Plan before adoption of the Amendment) (the “Absolute Share Limit”). No more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of incentive stock options. The following share counting rules apply under the A&R Omnibus Incentive Plan:
•
Except for substitute awards (as described below), in the event any award expires or is cancelled, forfeited or terminated without issuance to the participant of the full number of shares to which the award related, the unissued shares of Common Stock may be granted again under our A&R Omnibus Incentive Plan.

•
Shares will be deemed to have been issued in settlement of awards if the fair market value equivalent of such shares is paid in cash in connection with such settlement, except that no shares will be deemed to have been issued in settlement of a SAR or restricted stock unit (“RSU”) that provides for settlement only in cash and settles only in cash, or in respect of any cash-based incentive award.

•
Shares that are (i) tendered or withheld on exercise of options or other award for the payment of the exercise or purchase price, (ii) not issued upon the settlement of a SAR that by the terms of the award agreement could or would settle in shares, or (iii) purchased on the open market with cash proceeds from the exercise of options, will not again become available for other awards under the Plan.

•
Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards will not be counted against the Absolute Share Limit, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above.

No award may be granted under our A&R Omnibus Incentive Plan after the tenth anniversary of the effective date (as defined therein), but awards granted before then may extend beyond that date.
Non-Employee Director Award Limits.
The maximum number of shares of Common Stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $350,000 in total value.
Options.
The Committee may grant non-qualified stock options and incentive stock options, under our A&R Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our A&R Omnibus Incentive Plan. All stock options granted under our A&R Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our Common Stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards). All stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under our A&R Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of our Common Stock is prohibited by our insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares as to which a stock option is exercised may be paid to us, to the extent permitted by law, (1) in cash or its equivalent at the time the stock option is exercised; (2) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee (so long as such shares have been held by the participant for at least six months or such other period established by the Committee to avoid adverse accounting treatment); or (3) by such other method as the Committee may permit in its sole discretion, including, without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased or (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price. Any fractional shares of Common Stock will be settled in cash.
Stock Appreciation Rights.
The Committee may grant stock appreciation rights under our A&R Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our A&R Omnibus

Incentive Plan. The Committee may award stock appreciation rights in tandem with options or independent of any option. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Committee) equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of Common Stock, over (B) the strike price per share, times (2) the number of shares of Common Stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a share of Common Stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards).
Restricted Shares and Restricted Stock Units.
The Committee may grant restricted shares of our Common Stock or restricted stock units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of Common Stock for each restricted stock unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our Common Stock, subject to the other provisions of our A&R Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of Common Stock, including, without limitation, the right to vote such restricted shares of Common Stock. Participants have no rights or privileges as a stockholder with respect to restricted stock units.
Other Equity-Based Awards and Cash-Based Incentive Awards.
The Committee may grant other equity-based or cash-based incentive awards under our A&R Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our A&R Omnibus Incentive Plan.
Effect of Certain Events on the A&R Omnibus Incentive Plan and Awards.
In the event of (1) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, issuance of warrants or other rights to acquire shares of Common Stock or other securities, or other similar corporate transaction or event that affects the shares of Common Stock (including a change in control, as defined in our A&R Omnibus Incentive Plan), or (2) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (1) or (2), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under our A&R Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder, (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under our A&R Omnibus Incentive Plan or any sub-plan and (C) the terms of any outstanding award, including, without limitation, (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (ii) the exercise price or strike price with respect to any award, or (iii) any applicable performance measures; it being understood that, in the case of any “equity restructuring,” the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any change in control, the Committee may, in its sole discretion, provide for any one or more of the following: (1) a substitution or assumption of awards, or to the extent the surviving entity does not substitute or assume the awards, the acceleration of vesting of, the exercisability of, or lapse of restrictions on awards and (2) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other holders of our Common Stock in such event), including, in the case of stock options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of Common Stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof.
Nontransferability of Awards.
Each award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.
Amendment and Termination.
Our Board or the Committee may amend, alter, suspend, discontinue, or terminate our A&R Omnibus Incentive Plan or any portion thereof at any time; but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (1) such approval is necessary to comply with any regulatory requirement applicable to our A&R Omnibus Incentive Plan or for changes in GAAP to new accounting standards; (2) it would materially increase the number of securities which may be issued under our A&R Omnibus Incentive Plan (except for adjustments in connection with certain corporate events); or (3) it would materially modify the requirements for participation in our A&R Omnibus Incentive Plan; and any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent. The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination). However, except as otherwise permitted in our A&R Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent. In addition, without stockholder approval, except as otherwise permitted in our A&R Omnibus Incentive Plan, (1) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right; (2) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right; and (3) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.
Dividends and Dividend Equivalents.
The Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Unless otherwise provided in the award agreement, any dividend payable in respect of any share of restricted stock that remains subject to vesting conditions at the time of payment of such dividend will be retained by the Company and remain subject to the same vesting conditions as the share of restricted stock to which the dividend relates.
Clawback/Repayment.
All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by our Board or the Committee and as in effect from time to time, including the Company’s Clawback Policy adopted effective October 2,

2023 in compliance with the requirements of SEC and NYSE rules promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and (2) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.
U.S. Federal Income Tax Consequences
The federal income tax consequences of the issuance, exercise and/or settlement of awards under the A&R Omnibus Incentive Plan are described below. The following information is only a summary and does not address all aspects of taxation that may be relevant to a particular participant in light of his or her personal circumstances. Participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards and the ownership and disposition of any underlying securities. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws. Tax laws are subject to change. Generally, all amounts taxable as ordinary income to participants under the A&R Omnibus Incentive Plan in respect of awards are expected to be deductible by the Company as compensation at the same time the participant recognizes the ordinary income, subject to the limitations of Section 162(m) of the Code. Under Section 162(m) of the Code, the Company cannot deduct compensation paid to certain covered employees in excess of $1 million per year.
Nonqualified Stock Options
A participant recognizes no taxable income when a non-qualified stock option is granted. Upon exercise of a non-qualified stock option, a participant will recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified stock option. A participant’s tax basis in shares of Common Stock received upon exercise of a non-qualified stock option will generally be equal to the fair market value of those shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of shares of Common Stock received upon exercise of a non-qualified stock option, the participant will realize short-term or long-term capital gain or loss, depending on the period the shares are held. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.
Incentive Stock Options
A participant recognizes no taxable income when an incentive stock option is granted or exercised. So long as the participant meets the applicable holding period requirements for shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), gain or loss realized by a participant upon sale of the shares received upon exercise will be long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will then recognize ordinary income. The amount of ordinary income recognized by the participant is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares of Common Stock on the date of exercise and the option exercise price. Any gain realized in excess of this amount will be treated as short- or long-term capital gain (depending on how long the shares are held). If the option price exceeds the amount realized upon such a disposition, the difference will be short- or long-term capital loss (depending on how long the shares are held). Notwithstanding the above, individuals subject to alternative minimum tax may recognize ordinary income upon exercise of an incentive stock option.
Stock Appreciation Rights
There are generally no federal income tax consequences to a participant or to the Company upon the grant of a SAR. Upon exercise of a SAR, the value of the shares or cash received is taxable to the participant as ordinary income.

When a participant sells shares of stock acquired through the exercise of a SAR, the participant will have a capital gain or loss in an amount equal to the difference between the amount realized on the sale and the tax basis in the shares. The capital gain tax rate will depend on a number of factors, including the length of time the participant held the shares prior to selling them.
Restricted Stock
If a participant receives shares of restricted stock under the A&R Omnibus Incentive Plan and does not make the election described in the next paragraph, the participant will recognize no taxable income upon the receipt of the shares. When the forfeiture conditions with respect to the restricted stock lapse, the participant will recognize ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares. A participant’s tax basis in shares of restricted stock will generally be equal to the income recognized when the forfeiture conditions lapse, and the participant’s holding period for the shares will begin at that time. Upon sale of the shares, the participant will realize short- or long-term gain or loss, depending on how long the shares are held after the forfeiture conditions lapse. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the participant’s tax basis in the shares.
Participants receiving shares of restricted stock may make an election under Section 83(b) of the Code. By making a Section 83(b) election, the participant elects to recognize compensation income when the shares are received rather than at the time the forfeiture conditions lapse. The amount of such compensation income will be equal to the fair market value of the shares upon receipt (valued without regard to the forfeiture conditions and transfer restrictions applicable to the shares), less any amount paid for the shares. By making a Section 83(b) election, the participant will recognize no additional compensation income when the forfeiture conditions lapse. The participant’s tax basis in shares with respect to which a Section 83(b) election is made will generally be equal to the income recognized at grant, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares, the participant will realize short- or long-term capital gain or loss, depending on the period the shares were held. However, if the shares are forfeited, the participant will not be entitled to claim a deduction with respect to any income tax paid upon making the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with his or her employer, each within 30 days after the shares of restricted stock are issued.
Restricted Stock Units
When shares of Common Stock or cash with respect to RSU awards are delivered to the participant, the value of the shares or cash is then taxable to the participant as ordinary income.
Other Equity-Based Awards and Cash-Based Incentive Awards
The taxation of other equity-based awards and/or cash-based incentive awards will depend upon the design of such awards.
Awards under the A&R Omnibus Incentive Plan
No awards made under the A&R Omnibus Incentive Plan prior to the date of the Annual Meeting were granted subject to stockholder approval. The number and types of awards that will be granted under the A&R Omnibus Incentive Plan in the future are not determinable, as the Compensation Committee will make these determinations in its sole discretion. The following table sets forth the outstanding equity awards issued under the A&R Omnibus Incentive Plan that have been received as of December 31, 2023 by the named executive officers, each director nominee and the specified groups set forth below. On December 29, 2023, the closing price of our Common Stock, as reported on the NYSE, was $8.42.

Name and Principal Position	Number of Securities Underlying Stock Options(1)	Number of Securities Underlying Restricted Stock Units(1)	Total
Dale A. Asplund, President and CEO(3)	—	555,554	555,554
Brett Urban, Executive Vice President, CFO	96,230	351,351	447,581
Jonathan M. Gottsegen, Executive Vice President, Chief Legal Officer and Corporate Secretary	454,949	299,654	754,603
Amanda Orders, CHRO	126,128	352,718	478,846
Jamie Gollotto, Divisional President, Seasonal	138,629	258,049	396,678
Andrew Masterman, Former President and CEO	—	—	—
James R. Abrahamson, Non-Executive Director	—	17,111	17,111
Jane Okun Bomba, Non-Executive Director	—	17,111	17,111
Kurtis Barker, Non-Executive Director	—	—	—
William Cornog, Non-Executive Director	—	17,111	17,111
Joshua Goldman, Non-Executive Director	—	—	—
Frank Lopez, Non-Executive Director	—	17,111	17,111
Paul E. Raether, Non-Executive Director	—	—	—
Richard W. Roedel, Non-Executive Director	—	17,111	17,111
Mara Swan, Non-Executive Director	—	17,111	17,111
All executive officers as a group (7 persons)(2)	1,475,023	2,242,393	3,717,416
All non-executive directors as a group (9 persons)	—	102,666	102,666
Each associate of the above-mentioned directors or executive officers	—	—	—
Each other person who received or is to receive 5% of such equity awards	—	—	—
All employees (other than executive officers) as a group	2,646,703	2,034,234	4,680,937

(1)
Amounts shown include options and restricted stock units (including time-vesting RSUs and PRSUs). The number of shares to be issued in respect of performance-vesting options and PRSUs has been calculated based on the assumption that the target level of performance will be achieved. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details on the performance-vesting awards including PRSUs.

(2)
This group does not include Mr. Masterman, who terminated employment on May 31, 2023, or Mr. Abrahamson who served as interim President and Chief Executive Officer from June 1, 2023 through September 30, 2023, but who currently serves only as a non-executive director.

(3)
Amounts shown do not include the 1,167,820 shares with respect to time-vesting RSUs and target PRSUs awarded to Mr. Asplund under our 2023 Employment Inducement Incentive Award Plan in connection with his initial employment. See our current report on Form 8-K filed on October 2, 2023 for additional details.

Registration with the SEC
If the Amendment to the A&R Omnibus Incentive Plan described in this Proposal No. 3 is approved by our stockholders, the Company will file a Registration Statement on Form S-8 with the SEC with respect to the additional shares of the Company’s Common Stock authorized for issuance pursuant to the A&R Omnibus Incentive Plan as soon as reasonably practicable following stockholder approval.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE BRIGHTVIEW HOLDINGS, INC. AMENDED AND RESTATED 2018 OMNIBUS INCENTIVE PLAN.

PROPOSAL NO. 4 — APPROVAL OF AN AMENDMENT TO THE BRIGHTVIEW HOLDINGS, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN
Our 2018 Employee Stock Purchase Plan (the “ESPP”) was adopted by the Company effective as of June 27, 2018, and was subsequently amended in 2019 to reflect administrative updates. The ESPP is a broad-based plan that provides an opportunity for eligible employees of the Company and its designated subsidiaries and affiliates to purchase shares of our Common Stock at a discount from the then-current market price. As of December 31, 2023, there were fewer than 344,000 shares available for future purchases under the ESPP.
In view of the limited number of shares remaining available under the ESPP, our Board adopted, subject to approval by our stockholders at the Annual Meeting, an amendment to the ESPP (the “Second Amendment”). A copy of the ESPP, as amended, is attached as Annex B to this Proxy Statement.
We are seeking stockholder approval of the Second Amendment to the ESPP to increase the number of shares of our Common Stock reserved future purchases under the ESPP by 1,000,000 additional shares. If our stockholders approve the Second Amendment, it will become effective on the date of such stockholder approval. If our stockholders do not approve the Second Amendment, we will only grant awards under the ESPP until the shares available for purchase thereunder are exhausted.
Approval of the Second Amendment by our stockholders will enable the Company to continue to offer a market relevant broad-based stock purchase plan to employees. Our Compensation Committee believes that the ESPP is in the best interest of the Company and its stockholders because it will provide an important tool to attract, retain and reward the talented professionals needed for our success both within and outside the United States. In addition, in encouraging share ownership by employees, the ESPP will align the interests of employees and stockholders. If the ESPP is not approved, the ESPP will remain in effect but will not have an adequate number of shares to provide for future purchases beyond a limited period. The ESPP will expire on June 27, 2028 in accordance with its terms. The Second Amendment will not extend the term of the ESPP.
The following summary description of the ESPP is qualified in its entirety by reference to the complete text of the ESPP, which is attached hereto as Annex B to this Proxy Statement.
Description of the ESPP
Purpose.
The purpose of the ESPP is to provide an opportunity for eligible employees of the Company and its subsidiaries or affiliates that have been designated by the Compensation Committee (each, a “designated company”) to purchase our shares at a discount through voluntary contributions from such employees’ eligible pay, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such employees and the Company’s stockholders.
Purchase rights granted under the ESPP are intended to be treated as either (i) options granted under an “employee stock purchase plan,” as that term is defined in Section 423 of the Code (i.e., options granted under the “423 component”), or (ii) options granted under an employee stock purchase plan that is not subject to the requirements of Section 423 of the Code (i.e., options granted under the “non-423 component”). The Compensation Committee has discretion to grant options under either the 423 component or a non-423 component of the ESPP. Since the effective date, all offerings under the ESPP have been under the 423 component.
Shares Subject to ESPP.
Subject to adjustment upon changes in capitalization of the Company, the maximum number of shares of Common Stock that will be authorized and reserved for sale under the ESPP will be 2,100,000 shares of the Company’s common stock, comprised of 1,100,000 shares as originally authorized under the ESPP, plus an additional 1,000,000 shares if the Second Amendment is approved by our stockholders at the Annual Meeting.

Until the shares are issued, a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
Administration.
The ESPP is administered by the Compensation Committee or such other committee of our Board to which it has properly delegated power, or if no such committee or subcommittee exists, our Board. The Compensation Committee has, among other authority, the full and exclusive authority to construe, interpret and apply the terms of the ESPP, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the 423 component or non-423 component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary for the administration of the ESPP.
Eligibility and Participation.
Generally, any individual who is a common law employee providing services to the Company or a designated company may participate in the ESPP. However, the Compensation Committee, in its discretion, may determine on a uniform and non-discriminatory basis for an offering that employees will not be eligible to participate if they: (i) have not completed at least two years of service since their last hire date (or such lesser period determined by the Compensation Committee), (ii) customarily work not more than 20 hours per week (or such lesser number of hours determined by the Compensation Committee), (iii) customarily work not more than five months per calendar year (or such lesser number of months determined by the Compensation Committee), (iv) are highly compensated employees within the meaning of Section 414(q) of the Code, or (v) are highly compensated employees within the meaning of Section 414(q) of the Code with compensation above a certain level or who are officers subject to the disclosure requirements of Section 16(a) of the Exchange Act.
Eligible employees who are citizens or resident of a jurisdiction outside the U.S. may be excluded from participation in the ESPP if their participation is prohibited under local laws or if complying with local laws would cause the 423 component to fail to qualify under Section 423 of the Code. In the case of the non-423 component, eligible employees may be excluded from participation in the ESPP or an offering if the Compensation Committee has determined that participation of such eligible employees is not advisable or practicable for any reason.
No employee is eligible for the grant of an option under the ESPP if, immediately after such grant, the employee would own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any parent or subsidiary of the Company (including any shares which such employee may purchase under all outstanding purchase rights), nor will any employee be granted purchase rights to buy more than $25,000 worth of shares (determined based on the fair market value of the shares on the date the option is granted) under the ESPP in any calendar year such option is outstanding.
An eligible employee may participate in the ESPP by (i) submitting to our stock administration office (or its designee), on or before a date determined by the Compensation Committee prior to an applicable enrollment date, a properly completed subscription agreement authorizing contributions in the form provided by the Compensation Committee for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Compensation Committee.
As of December 31, 2023, there were approximately 18,500 employees eligible to participate in the ESPP.
Offering Periods.
The ESPP will be implemented by consecutive offering periods with a new offering period commencing on the first trading day of the relevant offering period and terminating on the last trading day of the relevant offering period. Unless and until the Compensation Committee determines otherwise in its discretion, each offering period will consist of one approximately twelve-month purchase period. Unless otherwise determined by the Compensation Committee, offering periods will run from November 15th (or the first trading day thereafter) through November 14th (or the first trading day thereafter).
The Compensation Committee has the authority to establish additional offering periods, which may, but need not, qualify under Section 423 of the Code. The Compensation Committee may also determine the commencement and duration of each additional offering period, and additional offering periods may be consecutive or overlapping. The other terms and conditions of each additional offering period shall be those set forth in the plan document, with such changes or additional features as the Compensation Committee determines necessary to comply with Section 423 of the Code. The Compensation Committee has the power to change the duration of offering periods (including the commencement dates thereof) with respect to future offerings without stockholder approval. However, no offering period may last more than 27 months.
Purchase Price.
Unless otherwise determined by the Compensation Committee prior to the commencement of an offering period and subject to adjustment in the event of certain changes in our capitalization, the purchase price per share at which shares are sold in an offering period under the ESPP will be equal to 90% of the fair market value of a share of Common Stock on the enrollment date or on the exercise date, whichever is lower.
For purposes of calculating the purchase price, the applicable offering period will be determined as follows:
•
Once a participant is enrolled in the plan for an offering period, such offering period shall continue to apply to him or her until the earliest of (x) the end of such offering period, (y) the end of his or her participation in the ESPP or (z) re-enrollment for a subsequent offering period.

•
In the event that the fair market value of a share on the first trading day of the offering period for which the participant is enrolled is higher than on the first trading day of any subsequent offering period, the participant will automatically be re-enrolled for the subsequent offering period.

On December 29, 2023, the closing price of our Common Stock, as reported on NYSE, was $8.42.
Contributions.
When a participant enrolls in the ESPP, he or she will elect to have contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Compensation Committee) made on each pay day during the offering period in an amount up to a maximum of 15% of a participant’s “compensation” (as defined in the ESPP). The Compensation Committee, in its sole discretion, may permit all participants in a specified offering to contribute amounts to the ESPP through payment by cash, check or other means set forth in the subscription agreement prior to each exercise date of each purchase period.
A participant’s subscription agreement will remain in effect for successive offering periods until the participant’s participation in the ESPP is withdrawn. Except as may be permitted by the Compensation Committee, as determined in its sole discretion, a participant may not change the rate of his or her contributions during an offering period; provided, however, a participant’s contributions may be decreased to zero percent (0%) at any time during a purchase period to the extent necessary to comply with Section 423(b)(8) of the Code and ESPP. Subject to Section 423(b)(8) of the Code and ESPP, contributions will recommence at the rate originally elected by the participant effective as of the beginning of the first purchase period scheduled to end in the following calendar year, unless terminated by the participant.
Grant of Option.
Subject to the ESPP, on the enrollment date of each offering period, each eligible employee participating in an offering period will be granted an option to purchase on each exercise date during such offering period (at the applicable purchase price) up to a number of shares of Common Stock determined by dividing the eligible employee’s contributions accumulated prior to such exercise date and retained in the eligible employee’s account as of the exercise date by the applicable purchase price; provided, that in no event will an eligible employee be permitted to purchase during each purchase period more than 2,500 shares of Common Stock and, during each offering period, more than 2,500 shares of Common Stock (subject to adjustment in the event of certain changes in our capitalization).
The Compensation Committee may, for future offering periods, increase or decrease, in its absolute discretion, the maximum number of shares of our Common Stock that an eligible employee may purchase during each purchase period of an offering period.
Exercise of Option.
Unless a participant withdraws from the plan, his or her option for the purchase of shares of our Common Stock will be exercised automatically on the exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable purchase price with the accumulated contributions from his or her account. No fractional shares of Common Stock will be purchased; any contributions accumulated in a participant’s account, which are not sufficient to purchase a full share will be returned to the participant. Any other funds left over in a participant’s account after the exercise date will also be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.
If the Compensation Committee determines that, on a given exercise date, the number of shares of our Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of our Common Stock that were available for sale under the ESPP on the enrollment date of the applicable offering period, or (ii) the number of shares of our Common Stock available for sale under the ESPP on the exercise date, the Compensation Committee may in its sole discretion (x) provide that we will make a pro rata allocation of the shares available for purchase on such enrollment date or exercise date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase our Common Stock on such exercise date, and continue all offering periods then in effect or (y) provide that we will make a pro rata allocation of the shares available for purchase on such enrollment date or exercise date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on the exercise date, and terminate any or all offering periods then in effect.
We may make a pro rata allocation of the shares available on the enrollment date of any applicable offering period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the plan by the company’s stockholders subsequent to such enrollment date.
Delivery.
As soon as reasonably practicable after each exercise date on which a purchase of shares of our Common Stock occurs, we will arrange the delivery to each participant of the shares purchased upon exercise of his or her option in a form determined by the Compensation Committee (in its sole discretion). The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of our shares.
No participant will have any voting, dividend, or other stockholder rights with respect to shares of our Common Stock subject to any option granted under the ESPP until the shares have been purchased and delivered to the participant.
Withdrawals.
A participant may withdraw all but not less than all the contributions credited to his or her account and not yet used to exercise his or her option under the ESPP at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Compensation Committee for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Compensation Committee; provided, that, a participant may not withdraw during any blackout period applicable to such participant.
All of the participant’s contributions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the offering period will be automatically terminated, and no further contributions for the purchase of shares will be made for such offering period. If a participant withdraws from an offering period, contributions will not resume at the beginning of the succeeding offering period, unless the participant re-enrolls in the ESPP.
A participant’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding offering periods that commence after the termination of the offering period from which the participant withdraws.
Termination of Employment.
Upon a participant’s ceasing to be an eligible employee, for any reason, he or she will be deemed to have elected to withdraw from the ESPP and the contributions credited to such participant’s account during the offering period but not yet used to purchase shares of Common Stock under the ESPP will be returned to such participant or, in the case of his or her death, to their designed beneficiary and such participant’s option will be automatically terminated.
Unless determined otherwise by the Compensation Committee in a manner that, with respect to an offering under the 423 component, is permitted by, and compliant with, Section 423 of the Code, a participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a designated company shall not be treated as terminated under the ESPP; however, no participant shall be deemed to switch from an offering under the non-423 component to an offering under the 423 component or vice versa unless (and then only to the extent) such switch would not cause the 423 component or any option thereunder to fail to comply with Section 423 of the Code.
Adjustments.
In the event that any subdivision or consolidation of our outstanding shares, declaration of a dividend payable in shares of our Common Stock or other stock split, other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, our adoption of any plan of exchange affecting our Common Stock or any distribution to holders of our Common Stock of securities or property (other than normal cash dividends or dividends payable in our Common Stock), the Compensation Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, will, in such manner as it may deem equitable, adjust the number and class of our Common Stock that may be delivered under the ESPP (including the numerical limits), the purchase price per share and the number of shares covered by each option under the ESPP that has not yet been exercised.
Change in Control.
In the event of a “change in control” (as defined in the ESPP), each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the offering period with respect to which such option relates will be shortened by setting a new exercise date on which such offering period shall end. The new exercise date will occur before the date of the company’s proposed merger or change in control. The Compensation Committee will notify each participant in writing or electronically prior to the new exercise date, that the exercise date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.
Transferability.
Neither contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of our Common Stock under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way, other than by will, the laws of descent and distribution, by the participant.

Amendment and Termination.
The ESPP as amended by the Second Amendment will become effective upon approval by the stockholders of the Company at the Annual Meeting. The Board or the Compensation Committee, in its sole discretion, may amend, suspend, or terminate the ESPP, or any part thereof, at any time and for any reason. If the ESPP is terminated, the Board or the Compensation Committee, in its discretion, may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares of our Common Stock on the next exercise date, or may elect to permit offering periods to expire in accordance with their terms. If the offering periods are terminated prior to expiration, all amounts then credited to participants’ accounts that have not been used to purchase shares of our Common Stock will be returned to the participants (without interest) as soon as administratively practicable.
Restrictions on Sale.
Unless another period is designated by the Compensation Committee in advance of the enrollment date of an offering period, any shares of our Common Stock purchased under the ESPP may not be sold, transferred or otherwise disposed of by a participant (or their legal representative or estate, as applicable) for 12 months following the applicable exercise date (the “restricted period”). The Compensation Committee may, in its sole discretion, place additional restrictions on the sale or transfer of our shares purchased under the ESPP during any offering period (including the designation of a new restricted period) by notice to all participants of the nature of such restrictions given in advance of the enrollment date of such offering period. The additional restrictions may, among other things, change the restricted period to a period of up to two years from the exercise date, subject to such exceptions as the Compensation Committee may determine.
U.S. Federal Income Tax Information
The following is a general, brief summary of the principal federal income tax consequences of certain awards and transactions under the ESPP. The following summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or non-U.S. tax consequences, nor does it describe the consequences to any particular participant. Participants should consult with their own tax advisors with respect to the tax consequences of participating in the ESPP.
423 Component.
Options to purchase our shares granted under the 423 component of the ESPP are intended to qualify for favorable federal income tax treatment available to options granted under an employee stock purchase plan which qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. If the shares are disposed of within two years from the grant date (i.e., the beginning of the offering period) or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the shares on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.
If the shares purchased under the ESPP are sold (or otherwise disposed of) more than two years after the grant date and more than one year after the shares are transferred to the participant, then the lesser of (i) the excess of the sale price of the shares at the time of disposition over the purchase price, and (ii) the excess of the fair market value of the shares as of the grant date over the purchase price (determined as of the first day of the offering period) will be treated as ordinary income. If the sale price is less than the purchase price, no ordinary income will be reported. The amount of any such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be long-term capital gain or loss.

The Company (or applicable designated company) generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax reporting obligations and applicable limitations under the Code. In other cases, no deduction is allowed.
Non-423 Component.
If an option is granted under the non-423 component of the ESPP, then the amount equal to the difference between the fair market value of the shares on the exercise date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the exercise date.
The Company (or applicable designated company) generally will be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations and applicable limitations under the Code. For U.S. participants, FICA/FUTA taxes will generally be due in relation to ordinary income earned as a result of participation in the non-423 component of the ESPP.
New Plan Benefits
The benefits to be received pursuant to the ESPP, as amended by the Second Amendment, by the Company’s employees are not currently determinable as they will depend on the purchase price of our shares in offering periods after the implementation of the ESPP, the market value of our shares on various future dates, the amount of contributions that eligible employees elect to make under the ESPP and similar factors. As of the date of this Proxy Statement, no employee has been granted an option to purchase additional shares under the ESPP that is conditioned on approval of the Second Amendment.
Registration with the SEC
If the Amendment described in this Proposal No. 4 is approved by stockholders, the Company will file a Registration Statement on Form S-8 with the SEC with respect to the additional shares of the Company’s Common Stock authorized for issuance pursuant to the ESPP as soon as reasonably practicable following stockholder approval.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
APPROVAL OF THE AMENDMENT TO THE BRIGHTVIEW HOLDINGS, INC.
AMENDED AND RESTATED 2018 EMPLOYEE STOCK PURCHASE PLAN.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters — Board Committees and Meetings — Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
In performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2023 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Richard W. Roedel, Chair
James R. Abrahamson
Jane Okun Bomba
Frank Lopez

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of September 30, 2023, certain information related to our compensation plans under which shares of our Common Stock may be issued.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by stockholders:
BrightView Holdings, Inc. Amended and Restated 2018 Omnibus Incentive Plan	7,470,137	$19.06	6,694,485
2018 Employee Stock Purchase Plan	—	N/A	519,237
Equity compensation plans not approved by stockholders:
BrightView Holdings, Inc. 2023 Employment Inducement Incentive Award Plan(4)	—	—	1,750,000

(1)
Relates to 4,448,935 shares of our Common Stock issuable upon the exercise of stock options and 3,021,202 shares of our Common Stock issuable upon the vesting of time-vesting RSUs and performance-vesting PRSUs awarded under our Amended and Restated 2018 Omnibus Incentive Plan (“A&R Omnibus Incentive Plan”) (assuming target performance for the PRSUs). The number of shares to be issued in respect of performance-vesting option awards has been calculated based on the assumption that the target level of performance applicable to such awards will be achieved.

(2)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding RSUs and PRSUs, which have no exercise price.

(3)
Relates to additional shares reserved for future awards under the applicable plan.

(4)
The Inducement Incentive Award Plan was adopted on September 11, 2023 to provide the Company with an ability to grant equity incentive compensation as a material inducement for certain individuals to commence employment with the Company within the meaning of Rule 303A.08 of the Listed Company Manual of the New York Stock Exchange.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and in the Company’s proxy statement on Schedule 14A for the 2024 Annual Meeting of Stockholders.
Submitted by the members of the Compensation Committee of the Board of Directors who served as of September 30, 2023:
Mara Swan, Chair
James R. Abrahamson
Joshua Goldman
Frank Lopez
Paul E. Raether

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The primary directive of our executive compensation program is to have a pay-for-performance framework that attracts, engages and retains individuals with the qualifications to lead an organization that is focused on achieving our financial goals and increasing stockholder value.
This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers (“NEOs”), which include our CEO, our CFO and each of our three other most highly compensated executive officers who served in such capacities for the fiscal year ended September 30, 2023. Our NEOs for Fiscal 2023 were:
•
James R. Abrahamson, our President and CEO*;

•
Brett Urban, our Executive Vice President, CFO;

•
Jonathan Gottsegen, our Executive Vice President, Chief Legal Officer and Corporate Secretary;

•
Amanda Orders, our Chief Human Resources Officer;

•
Jamie Gollotto, our Divisional President, Seasonal (Maintenance Services); and

•
Andrew Masterman, our former President and CEO.**

*
Mr. Abrahamson served in the interim President and CEO role from June 1, 2023 to September 30, 2023.

**
Mr. Masterman served as President and CEO through May 31, 2023, at which time his employment with the Company ended.

Executive Summary 2023 Business Highlights
Fiscal 2023 has been a year of significant change for BrightView, as the Company continues its transformational journey. In addition to announcing the appointment of Mr. Dale Asplund as our new CEO effective October 1, 2023, we unveiled our expanded strategic review of our business beyond cost initiatives. These initiatives — called One BrightView — include areas such as branch performance, customer growth and retention, procurement, and capital allocation with a collective goal of expanding profitable growth and generating higher returns. We have already seen the early successes of these initiatives reflected in our EBITDA margin and cash flow performance in the back half of Fiscal 2023.
As part of our One BrightView initiatives to accelerate operational excellence, grow the business, and strengthen its balance sheet, we also received an investment from One Rock that contributed to a significant reduction of our leverage profile. This investment resulted in leverage coming down by approximately 2 turns and reaching a historical low of 2.9x compared to 4.8x in the prior year, positioning the Company to continue its transformational growth under its new leadership. Funds from the new investment, coupled with increased free cash flow due to lower interest expense, provides BrightView with the with flexibility and the opportunity to reinvest in the business, specifically towards customer and employee satisfaction.
In addition, BrightView continued to deliver in Fiscal 2023. Our year-over-year achievements are highlighted below:
•
Total revenue for the year was $2.82 billion dollars which represented a 1.5% increase compared to the prior year.

•
Total Land services increased 1.7% to $1.86 billion, reflecting healthy growth despite the contraction in our noncore business.

•
Revenue in the Development Services segment increased a meaningful 8.5% with a robust 6.8% organic growth for the full year.

•
We delivered EBITDA growth and margin expansion throughout the year. We committed to growing profitability and expanding margins in Fiscal 2023, and we are proud to report that we delivered on these commitments.

•
We committed to improving our cash flow in Fiscal 2023 and delivered upon this commitment. This improvement was a result of higher profitability, a strategic reduction to capital expenditures, favorable working capital, and benefits from our tax planning which more than offset the higher cash interest expense in the year.

•
The reduction in capital expenditures reflects the resiliency and flexibility of our balance sheet in a year with low snowfall.

•
For the full year we generated $80 million in free cash flow compared to $7 million last year. These levels of cash generation reflect the improvements in our business and lay the foundation for continued momentum going into Fiscal 2024.

2023 Stockholder Engagement and “Say on Pay” Results
We value our stockholders’ perspectives on our business and each year proactively interact with investors through numerous engagement activities. In 2023, these included our annual stockholder meeting, quarterly earnings calls, and various investor conferences and meetings.
We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (“say-on-pay”) every three years. At our annual meeting of stockholders in March 2023, the compensation of our NEOs reported in our 2023 proxy statement was approved by approximately 96% of the votes cast, a historic high for BrightView, which we believe affirms our stockholders’ support of our approach to executive compensation.
Summary of Our Executive Compensation Practices
What We Do	What We Don’t Do

✓
Emphasis on long-term equity and “at-risk” compensation

✓
Industry-leading stock ownership guidelines for executives and non-employee directors supported by net share retention requirements

✓
Primarily financial metric-based annual bonus program with challenging performance goals and capped payout opportunities, as well as a component tied to successful execution of BrightView’s ESG strategies for Fiscal 2023

✓
Appropriate selection of size and industry- appropriate peers

✓
Anti-hedging/pledging policy for executives

✓
Engage an independent compensation consultant

✓
Incentive compensation clawback policies for executives

×
Compensation programs do not create undue risk

×
No re-pricing or cash buyout of underwater stock options

×
No significant/special perquisites or tax gross-ups

×
No market timing with granting of equity awards

×
No adjustments to in-cycle performance awards

Executive Compensation Objectives and Philosophy
At BrightView, we align executive compensation with business results and stockholder interests. In this spirit, we offer a competitive compensation program that allows our NEOs to share in the Company’s financial success when they deliver performance that helps achieve short and long-term corporate goals and increases in stockholder value. On an overall basis, target total compensation for our NEOs is calibrated to the market median of our peer group (as defined below) and size-appropriate general industry survey data.
Certain executives may have target total compensation above or below market median depending on their individual experience level and the value of their role to the organization. In addition, the majority of compensation for all NEOs is in the form of variable compensation and therefore earned compensation can be above or below target depending on Company and individual performance.
Delivering on our strategic goals and creating value for stockholders requires a strong focus on attracting, engaging and retaining a talented senior management team. To that end, we deliver executive compensation through a combination of the following components:
•
Base salary — Provides a fixed level of compensation to our NEOs and recognizes the NEO’s leadership role;

•
Annual bonus opportunity — Ties pay to Company performance for the fiscal year;

•
Long-term equity compensation — Aligns compensation with the creation of equity value and achievement of long-term business and strategic goals;

•
Benefits and perquisites — Broad-based employee benefits, which are substantially the same as those provided to our executives, are intended to attract and retain employees while providing them with retirement and health and welfare security and limited perquisites, including life insurance and reimbursement for relocation and travel expenses; and

•
Severance and other benefits payable upon qualifying terminations of employment or a change of control — Encourages the continued attention and dedication of our NEOs and provides reasonable individual security to enable our NEOs to focus on our best interests, particularly when considering strategic alternatives.

Consistent with prior practice, we do not intend to adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. However, the core principle of our compensation philosophy is that pay is aligned with performance.
Compensation Determination Process
Role of the Compensation Committee and Management
Our Compensation Committee is responsible for determining the compensation of our CEO and reviewing and approving compensation of other executive officers. Our CEO works closely with the Compensation Committee in managing our executive compensation program and attends meetings of the Compensation Committee. Because of his daily involvement with the executive team, our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our CEO does not participate in discussions with the Compensation Committee regarding his own compensation.
Role of the Compensation Consultant
The Compensation Committee engages Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consulting firm, to assist it in evaluating the elements and levels of our executive compensation for our executive officers and directors. For Fiscal 2023, Pearl Meyer provided guidance with respect to the ongoing review of our executive compensation programs. Items included, but were not limited to, peer group development, benchmarking executive compensation and incentive (short and long-term) design. With respect to its services in Fiscal 2023, the Compensation Committee assessed Pearl Meyer’s independence and determined that Pearl Meyer is independent and that there are no conflicts of interest raised by the work performed by Pearl Meyer.
The Compensation Committee utilized a peer group (the “Peer Group”) consisting of the following fourteen companies (median revenue approximately $2.7 billion vs. BrightView’s $2.8 billion):

ABM Industries Incorporated Clean Harbors, Inc. Comfort Systems USA, Inc. Dycom Industries, Inc. Enviri Corp. (formerly named Harsco Corp.)	FirstService Corporation Granite Construction Incorporated Healthcare Services Group, Inc. Rollins, Inc. SP Plus Corporation	SiteOne Landscape Supply, Inc. Stericycle, Inc. Tetra Tech Inc. UniFirst Corporation
The Peer Group companies were selected to represent companies in the environmental and facilities services, construction and engineering, diversified support services and specialized consumer services industries that are within an appropriate size range as compared to BrightView. Terminix Global Holdings was included in the peer group for assessment of Fiscal 2023 compensation but was acquired in October of 2022 and has been removed from the group.
Compensation Risk Assessment
Pearl Meyer was also engaged to assess the Company’s compensation plans and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Pearl Meyer’s assessment of our compensations plans and programs was reviewed with the Compensation Committee and, based on its assessment, the Compensation Committee has concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity awards in such a way as to not encourage excessive risk taking.
Employment Agreements
Mr. Abrahamson served as our interim President and CEO pursuant to the Interim Chief Executive Officer Agreement. Each of our other current NEOs is party to an employment agreement which sets forth standard terms summarizing annual base salary, bonus and benefits. Additionally, Mr. Masterman, our former CEO, entered into a Consulting and Separation Agreement (“Separation Agreement”) in May 2023 in connection with his termination of employment. For additional information regarding our employment agreements, see “Summary Compensation Table — Employment Agreements and Separation Agreement” below. We believe that these agreements reflect market practices and include restrictive covenants that help to protect stockholder interests.
Executive Compensation Program Elements
Base Salaries
Base salary compensates our executives for performing the requirements of their positions and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee believes that base salaries for executives should reflect competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role, pay relative to peers within the Company, and base pay in previous roles outside of the Company. Base salaries may be adjusted at times to deal with competitive pressures or changes in job responsibilities.
Fiscal 2023 Base Salaries
Mr. Abrahamson’s base salary was set in accordance with his Interim Chief Executive Officer Agreement entered into in May 2023. In November 2022, the Compensation Committee increased the base salaries for certain of our other NEOs effective November 14, 2022 based on a review of market data and internal alignment to our stated market median total compensation philosophy, consistent with competitive market data provided by Pearl Meyer. Mr. Urban’s base salary increase for Fiscal 2023 reflected his promotion to the role of Chief Financial Officer. Ms. Order’s base salary increase for Fiscal 2023 reflected her continued expansion of responsibilities in her role as Chief Human Resources Officer and continued alignment of her pay with the market median for her role. The following table reflects the base salary rates for our NEOs for Fiscal 2023 after any such increases:

Named Executive Officer	Base Salary Rate Fiscal 2023	Increase
James Abrahamson	$1,200,000	N/A
Brett Urban	$450,000	42.9%
Jonathan Gottsegen	$553,000	—
Amanda Orders	$425,000	13.3%
Jamie Gollotto	$425,000	3.7%
Andrew Masterman	$950,000	5.5%
Annual Bonus Opportunities
Fiscal 2023 Annual Bonus Plan
In order to motivate our NEOs to achieve short-term performance goals and tie a portion of their annual compensation to actual performance, each NEO other than Mr. Abrahamson is eligible for an annual bonus award under our bonus plan based on the achievement of our financial growth objectives. Because of the interim nature of Mr. Abrahamson’s role, he did not have an annual bonus opportunity for Fiscal 2023.
Annual Bonus Targets:   A target annual bonus, expressed as a percentage of a NEO’s base salary in effect at the end of the applicable performance period, is established within the NEOs’ employment agreements and may be adjusted from time to time by the Compensation Committee in connection with a NEO’s promotion or performance. For Fiscal 2023, the Compensation Committee increased the target bonus percentage to 75% for Mr. Gottsegen and Ms. Orders and to 85% for Mr. Gollotto.
The target bonus percentages under the Fiscal 2022 and Fiscal 2023 bonus plans for our NEOs were as follows:
Named Executive Officer	2022 Target Bonus (Expressed as a Percentage of Base Salary)(1)	2023 Target Bonus (Expressed as a Percentage of Base Salary)
James Abrahamson	N/A	N/A
Brett Urban	N/A	75%
Jonathan Gottsegen	65%	75%
Amanda Orders	60%	75%
Jamie Gollotto	N/A	85%
Andrew Masterman	140%	140%

(1)
Mr. Urban and Mr. Gollotto were not NEOs for Fiscal 2022 and therefore their Fiscal 2022 target bonus percentages are not included.

Performance Measures:   For our participating NEOs, other than Mr. Gollotto, 80% of the bonus payout was tied to our financial performance relative to the budget for Fiscal 2023 (the “Financial Goals”) and 20% was tied to our performance against measurable sustainability, safety, and diversity goals (the “ESG Goals”). The Financial Goals were measured by:
•
Adjusted EBITDA, defined as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items, including the impact of a sale of a corporate aircraft (which would have otherwise increased the Adjusted EBITDA results), and

•
Free Cash Flow, defined for purposes of our 2023 bonus plan as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment as further adjusted to exclude certain non-recurring and other adjustment items.

We use Adjusted EBITDA and Free Cash Flow as measures of financial performance because we believe that they provide reliable indicators of our strategic growth and the strength of our cash flow and overall financial results. These two metrics, which are commonly used by business service companies, are indicators of our performance and our ability to generate cash which enables us to return value to our stockholders and engage in strategic acquisitions. For Mr. Gollotto, in addition to Adjusted EBITDA and Free Cash Flow, the bonus payout was also tied to Segment Adjusted EBITDA and Segment Cash Metric to better align the financial performance of his segment to his bonus payout. Segment Adjusted EBITDA is defined as the net income (loss) before interest, taxes, depreciation and amortization for the Seasonal business within the Maintenance Service business segment, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items and Segment Cash Metric is defined as the cash flows from the Seasonal business’s operating activities less capital expenditures.
The actual amounts paid to our participating NEOs, other than Mr. Gollotto, under the Fiscal 2023 bonus plan based on the Financial Goals were calculated by multiplying each such NEO’s target bonus by a weighted achievement factor determined by the sum of:
•
the applicable Adjusted EBITDA achievement factor (60% multiplied by the applicable Adjusted EBITDA payout percentage), plus

•
the applicable Free Cash Flow achievement factor (20% multiplied by the applicable Free Cash Flow payout percentage), plus

•
the ESG achievement factor (20% multiplied by the applicable ESG payout percentage).

For Mr. Gollotto, his target bonus was multiplied by a weighted achievement factor determined by the sum of
•
the applicable Adjusted EBITDA achievement factor (18% multiplied by the applicable Adjusted EBITDA payout percentage), plus

•
the applicable Free Cash Flow achievement factor (6% multiplied by the applicable Free Cash Flow payout percentage), plus

•
the applicable Segment Adjusted EBITDA achievement factor (42% multiplied by the applicable Segment Adjusted EBITDA payout percentage), plus

•
the applicable Segment Cash Metric achievement factor (14% multiplied by the applicable Segment Cash Metric payout percentage), plus

•
the ESG achievement factor (20% multiplied by the applicable ESG payout percentage).

Snow Adjustment Mechanism for Adjusted EBITDA Performance Target:   As part of its annual review of the Company’s incentive programs, the Compensation Committee approved a mechanism (the “snow adjustment mechanism”) for adjustment of Adjusted EBITDA performance targets for the impact of snow revenue variances from the budget since such weather-related variances tend to be unpredictable but have a material impact on overall Adjusted EBITDA. The intent of the snow adjustment mechanism is to ensure bonuses are paid based on operational performance and not to overcompensate or penalize plan participants if actual snow revenue is substantially different than budget. The snow adjustment mechanism provides that when snow revenue varies by more than 10% above or below the snow revenue budget, the Adjusted EBITDA performance scale would be adjusted (up or down) to account for substantial snowfall variance from budget. In such event, Adjusted EBITDA performance targets are adjusted by $250,000 for every $1 million in snow revenue that is 10% higher or lower than the snow revenue budget.
In Fiscal 2023, the snow revenue budget was set at $300.5 million and a collar (+/- 10%) between $270.4 million and $330 million, outside of which the Adjusted EBITDA performance targets would be adjusted. Actual snow revenue was $209.0 million for Fiscal 2023, thus below the lower threshold by $61.4 million which resulted in a $15.2 million downward adjustment to the Adjusted EBITDA Performance Targets.
ESG Goals:   As noted above, for Fiscal 2023 the Compensation Committee conditioned 20% of the bonus opportunity on attainment of measurable sustainability, safety, and diversity goals. Based on the performance illustrated in the following table, the Compensation Committee determined that the combined ESG Goals were attained at target (100%).
ESG Goals	Achievement
EV Fleet Management – convert 10 – 15% to electric/hybrid	Target
Safety Rate at or below industry rate	Above Target
Diversity in new hires/promotions	Above Target
Water Conservation Campaign	Below Target
Performance Goals and Results:   For Fiscal 2023, the Compensation Committee set performance targets aligned with the Company’s conservative budget, cautious business expectations and the realities of the commercial landscaping industry conditions at the time. The applicable Adjusted EBITDA and Free Cash Flow achievement factors were determined by calculating the Company’s actual achievement against the applicable performance target based on the pre-established scales set forth in the table below:
Financial Goals	Metric Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Results	Payout Percentage
Adjusted EBITDA	60%	$242.0	$284.8	$313.1	$291.9	125%
Free Cash Flow	20%	$45.9	$54.0	$70.2	$54.8	105%
Non-Financial Goals
ESG	20%		Qualitative Assessment (see above)			100%
Final Achievement	100%					116%
Results in the table above for the Financial Goals are interpolated on a straight-line basis for achievement between threshold and target and between target and maximum. The Adjusted EBITDA goals are shown after the snow adjustment.
The Segment Adjusted EBITDA and Cash Metric Targets for Mr. Gollotto were established based on the annual business plan for the Seasonal business, with threshold and maximum performance goals ranging between 90% (threshold) and 120% (maximum) of the target performance goal, and payout percentages ranging from 50% at threshold performance to 200% at or above maximum performance. The specific goals for the Seasonal business are not shown above due to competitive harm concerns, but the target goals were set at a level that was considered reasonably attainable. Performance for Fiscal 2023 was below threshold for these goals.
Final Fiscal 2023 Bonus Payouts:   The following table illustrates the calculation of the bonuses payable to our participating NEOs under the Fiscal 2023 bonus plan applicable to such NEO based on the combined results for the Financial Goals and ESG Goals.
Financial Goals
Name	2023 Base Salary	2023 Target Bonus %	Target Bonus Amount	Adjusted EBITDA Payout Percentage	Free Cash Flow Payout Achievement Percentage	ESG Payout Achievement Percentage	Weighted Factor	Total Bonus Paid
Brett Urban	$450,000	75%	$337,500	125%	105%	100%	116%	$391,500
Johnathan Gottsegen	$553,000	75%	$414,750	125%	105%	100%	116%	$481,110
Amanda Orders	$425,000	75%	$318,750	125%	105%	100%	116%	$369,750
Jamie Gollotto	$425,000	85%	$361,250	37.5%(1)	31.5%(2)	100%	48.8%	$176,290
Andrew Masterman	$950,000	140%	$1,330,000	125%	105%	100%	116%	$1,542,800

(1)
Adjusted EBITDA Payout Percentage is comprised of 125% payout for the Adjusted EBITDA Performance Target and 0% payout for the Segment Adjusted EBITDA Target.

(2)
Free Cash Flow Payout Percentage is comprised of 105% payout for the Free Cash Flow Performance Target and 0% payout for the Segment Cash Metric Target.

Long-Term Equity Incentive Awards
We believe that successful performance over the long term is aided by the use of equity-based awards which create an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business. Equity-based awards also allow for a portion of our executive compensation to be “at-risk” and directly tied to the performance of our business.
As part of the Compensation Committee’s continuing efforts to better align pay with performance, for Fiscal 2023, the Compensation Committee introduced a new long-term equity structure that will annually award NEOs market-based equity opportunities in the form of 50% time-vesting restricted stock units (“RSUs”), which is consistent with historic practice, and 50% in performance-vesting restricted stock units (“PRSUs”), in place of their prior practice of awarding time-vesting stock options. In order to address the timing difference related to the 3-year cliff vesting of the PRSUs and other value differences in the opportunities by shifting to the new design, the Compensation Committee also approved a one-time award of time-vesting RSUs, referred to as the “stub period RSUs.”
Given Mr. Abrahamson’s interim role, he did not participate in the same program. Instead, in order to induce him to accept the interim President and CEO role and to reward him for his service in that role, he received grants of RSUs initially valued at $1.7 million that vest in full on the date immediately prior to the date on which a permanent CEO commences employment with the Company. Based on the hiring of Dale Asplund, effective October 1, 2023, as the Company’s new President and CEO, Mr. Abrahamson’s RSUs vested effective as of September 30, 2023.
The Compensation Committee also periodically approves awards to recognize promotions or to further encourage retention. Such an award was approved for Ms. Orders in November 2022 to continue to align her total compensation opportunity with the market median, as described below. Also, on June 1, 2023, certain of our NEOs received retention awards in combination of a cash retention bonus and RSUs, as described further below. The Compensation Committee believed that the retention awards serve stockholder interests by encouraging retention of key management during the search for, and transition to, a new CEO.
Fiscal 2023 Annual Grants
On November 18, 2022, we granted RSUs and PRSUs to each of our NEOs, other than Mr. Abrahamson, as follows:
Name	Fiscal 2023 Annual Grant Value	Time-Vesting RSUs (#)	PRSUs at Target (#)
Brett Urban	$510,000	34,090	34,090
Jonathan Gottsegen	$746,000	49,866	49,866
Amanda Orders	$600,000	40,106	40,106
Jaime Gollotto	$860,000	57,486	57,486
Andrew Masterman	$4,000,000	267,379	267,379
The amount of the Fiscal 2023 annual equity awards granted to each eligible NEO was determined by taking into consideration the NEO’s total direct compensation and alignment to a market median total compensation philosophy for our NEO population.
The Compensation Committee determined that for our NEOs, the RSUs will vest 25% on each of the first four anniversaries of the grant date, to encourage NEO retention.
The Compensation Committee determined to provide 50% of the annual equity award as PRSUs to further encourage longer-term performance. Award payouts, if any, will be determined based on actual performance for the full three-year performance period which commenced on October 1, 2022 and ends on September 30, 2025. Potential award payouts range from 0% to 200% of the target award depending on performance against two equally weighted metrics, “Three-Year Average EBITDA Margin” and “Land Organic Revenue CAGR.” “Three-Year Average EBITDA Margin” is defined as the average of the EBITDA Margin for each of the three years in the performance period. “EBITDA Margin” means, for a fiscal year, the percentage equal to (i) the Company’s Adjusted EBITDA (after adjusting for the snow mechanism) for the fiscal year divided by (ii) the Company’s reported net service revenue for the fiscal year. “Land Organic Revenue CAGR” means the compound annual growth rate in the Company’s organic Land Business reported net service revenue for the performance period, based on the growth in Land Business revenue for the final fiscal year of the performance period over the Land Business revenue for the fiscal year ending September 30, 2022, ignoring any such growth resulting from acquisitions (for the twelve (12) month period immediately following the date of each such acquisition) during the performance period. Our Compensation Committee may adjust the measurement of performance to exclude the impact of certain specified costs, such as charges for restructuring, discontinued operations, or asset write downs, and other unusual, non-recurring or unbudgeted items.
Stub-Period Awards
The transition to the Fiscal 2023 equity award design, including the move away from 50% of the award as stock options vesting annually to PRSUs vesting on a cliff basis after three years, resulted in a gap in the annual compensation opportunity over the next several years as a transitional matter. To address this gap, the Compensation Committee approved one-time “stub-period” RSUs in amounts determined by the Compensation Committee to be appropriate for each applicable NEO based on their total compensation and award history, vesting on the first anniversary of grant, as follows:
Name	Stub-Period Grant Value	Stub-Period RSUs (#)
Brett Urban	$115,000	15,374
Jonathan Gottsegen	$505,000	67,513
Amanda Orders	$80,000	10,695
Jaime Gollotto	$115,000	15,374
Andrew Masterman	$500,000	66,844
Retention Awards
On November 18, 2022, the Compensation Committee approved a retention award for Ms. Orders in the time-vesting RSUs valued at approximately $500,000. The award was intended to recognize her performance and expanded responsibilities and to better align her total compensation opportunity with the market median. The RSUs vest annually over four years to further encourage her retention.
On June 1, 2023, the Company granted retention awards to Mr. Urban, Mr. Gottsegen, Ms. Orders, and Mr. Gollotto. Mr. Urban and Ms. Orders retention award is provided 25% as a cash award opportunity and 75% as an award of RSUs, with the number of underlying shares determined based on the closing price of the Company’s Common Stock on June 1, 2023. Mr. Gottsegen and Mr. Gollotto retention award is provided 32% as a cash award opportunity and 68% as an award of RSUs, with the number of underlying shares determined based on the closing price of the Company’s Common Stock on June 1, 2023. The aggregate amount of the retention awards were as follows: Mr. Urban, $500,000; Mr. Gottsegen, $250,000; Ms. Orders, $500,000; and Mr. Gollotto $250,000. As noted above, the Compensation Committee approved these awards to better ensure the stability of key management during the CEO transition.
Each of the June 2023 retention award becomes vested in two equal installments on June 1, 2024 and December 1, 2024, subject to the executive’s continued employment with the Company through each vesting date. Any unvested portion of the retention award vests in full upon the executive’s termination of employment with the Company due to the executive’s death or “Disability” (defined consistently with annual RSU awards) or by action of the Company without “Cause” (as defined in the Company’s 2018 Omnibus Incentive Plan). The unvested portion of the retention award will also vest in full upon a change in control of the Company only if the retention award is not assumed or replaced in connection with the change in control transaction (consistent with the treatment of annual RSU awards).
For specific vesting terms of our equity awards and a description of equity awards made prior to Fiscal 2022, see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards”.

Performance-Vesting Restricted Stock and Top-Up Options from IPO
As discussed below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards — Pre-IPO Class B Units and Converted Restricted Stock,” prior to our IPO, long-term equity incentive awards were granted to certain of our NEOs in the form of Class B Units, which were 50% time-vesting and 50% performance-vesting. In connection with the IPO, all outstanding unvested Class B Units were converted into shares of restricted stock granted under our 2018 Omnibus Incentive Plan. In addition, upon the effectiveness of the IPO, we were required under the terms of the Second Amended and Restated Limited Partnership Agreement (the “Parent Limited Partnership Agreement”) with BrightView Parent L.P. to grant to each holder of Class B Units, including each of our NEOs, nonqualified options to purchase shares of our Common Stock (the “Top-Up Options”). The Top-Up Options were granted pursuant to our 2018 Omnibus Incentive Plan and have the same vesting terms and conditions as the Class B Units to which they correspond (i.e., 50% time-vesting and 50% performance- vesting), and were vested and unvested in the same proportion as the corresponding grant of Class B Units was vested and unvested immediately prior to the IPO.
With respect to the converted performance-vesting restricted stock and performance-vesting Top-Up Options, performance vesting was initially based on achievement against annual Adjusted EBITDA goals measured through Fiscal 2022. These goals were not achieved. The awards remain outstanding, however, and are eligible to vest in whole or in part if the NEO remains employed through the date of a “Realization Event” as defined in the award agreements. A “Realization Event” generally means a change in control in which KKR Group receives a specified minimum level of return on its investment, and can also include a partial sale of shares by KKR Group in which such minimum level of return is achieved. No such Realization Event occurred in Fiscal 2023.
Benefits and Perquisites
While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security, which include:
•
participation in our tax-qualified 401(k) defined contribution plan;

•
medical, dental, vision, life and disability insurance coverage, and

•
dependent care flexible spending accounts and health savings and health reimbursement accounts. In addition, NEOs are eligible to participate in executive health and disability plans.

In accordance with his employment agreement, Mr. Gottsegen, in lieu of relocation expenses, is eligible for reimbursement for business expenses associated with travel to and from the Company’s headquarters.
In addition to current and long-term incentive compensation, we provide retirement benefits to the NEOs. The amount of retirement benefits provided are designed to attract and retain highly qualified executives. The NEOs are eligible to participate in the Company’s tax-qualified 401(k) defined contribution plan and are eligible to receive the same level of matching Company 401(k) contributions as all our employees under this plan. We also maintain the Executive Savings Plan, a nonqualified deferred compensation plan under which our NEOs are entitled to defer their salary or bonus (as further described below under the heading “Executive Savings Plan”). We do not have a defined benefit plan for any of our executive officers.
Severance and Change of Control Benefits.
We do not have a formal severance policy. However, we do provide severance benefits to certain of our NEOs in order to offer competitive total compensation packages and be competitive in our executive attraction and retention efforts. Other than for Mr. Abrahamson, the NEOs’ employment agreements provide for severance payments and benefits upon a qualifying termination of employment (“Qualifying Termination”), which is a termination by the Company without cause or a resignation by the executive for good reason. In addition, Mr. Masterman entered into a Separation Agreement in connection with his termination of employment that provided the severance benefits contemplated by his original employment agreement, together with one month of consulting services. See “Potential Payments to Named Executive Officers Upon Termination or Change of Control,” which describes the payments to which each of the NEOs may be entitled under their respective employment agreements and the payments made to Mr. Masterman under his Separation Agreement.
Our time-vesting equity awards granted before Fiscal 2023 provide for automatic accelerated vesting upon a change in control. Beginning with a retention PRSU award made to Mr. Masterman in Fiscal 2022 and continuing with the awards made in Fiscal 2023, we moved away from this automatic, single trigger design. Instead, change in control treatment will depend on whether the awards are assumed or replaced in the transaction. For awards that are assumed or replaced, they will continue to vest after the change in control, and vesting will accelerate if within two years after the change in control our CEO is terminated without cause or resigns for good reason — often referred to as “double trigger” vesting. The Compensation Committee made these changes to better align with market practice as the Company has matured since its IPO.
Our equity awards and bonus plan also provide for accelerated or continued vesting and a prorated bonus, as applicable, upon certain termination events and as more fully described below under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control.”
Stock Ownership and Retention Policy
To align the interests of management with those of our stockholders, certain of our executives (the “Covered Executives”) are required to hold a specific level of equity ownership as outlined below:
•
CEO: 6x base salary

•
Other NEOs: 3x base salary

•
Other Executives: 0.5x to 3x base salary

Until the applicable ownership level is achieved, Covered Executives must retain 100% of net shares granted to them. Once the ownership guideline is achieved, the CEO must retain 30% of net shares granted to him, but other Covered Executives do not have an additional holding requirement beyond what is required to maintain applicable ownership guidelines.
The shares counted toward these ownership requirements include shares owned outright and unvested RSUs and earned and vested PRSUs. The retention requirement applies to prior and future grants.
Clawback Policy
We have expanded our Code of Conduct to institute clawback policies of incentive compensation where an employee engages in conduct detrimental to the Company, including violating Company policy or engaging in unlawful activities. Such policies, which apply to all employees, can result in clawback and/or forfeiture of cash bonus and equity compensation. In addition, we have adopted a clawback policy, effective as of October 2, 2023, that complies with the NYSE’s new clawback rules promulgated under the SEC’s Rule 10D-1. Under this policy, the Audit and Compensation Committees (the “Committees”) must seek payment of incentive-based compensation, such as long-term equity-based incentive awards, that was paid to our executive officers based on financial statements that were subsequently restated. The policy provides that if the Committees determine that there has been a material restatement of publicly issued financial results from those previously issued to the public, the Committees will review all incentive-based compensation made to executive officers during the three-year period prior to the restatement. If such payments would have been lower had they been calculated based on such restated results, the Committees will recoup the payments in excess of the amount that would have been received had it been determined based on the restated amounts.
Hedging and Pledging
Our Insider Trading and Selective Disclosure Policy prohibits directors and employees from hedging transactions involving our stock, including, but not limited to, through the use of financial instruments such as puts, calls, and other derivative instruments, or through the establishment of a short position in our securities. In addition, our Insider Trading and Selective Disclosure Policy requires directors and executive officers to notify the Company’s Chief Legal Officer prior to pledging Company securities.
Tax Deductibility and Accounting Implications
As a general matter, the Compensation Committee always takes into account the various tax and accounting implications of compensation. When determining amounts of equity grants to executives and employees, the Compensation Committee also examines the accounting cost associated with the grants.
Summary Compensation Table
The following table provides summary information concerning compensation paid, granted or accrued by us to or on behalf of our NEOs for services rendered for the years indicated.
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
James Abrahamson President and CEO	2023	400,000	—	1,820,537	—	—	—	65,089	2,285,626
Brett Urban Executive Vice President, CFO	2023	450,000	—	999,982	—	391,500	—	18,917	1,860,399
Jonathan Gottsegen Executive Vice President, Chief Legal Officer and Corporate Secretary	2023	553,000	—	1,420,988	—	481,110	—	41,943	2,497,041
	2022	553,000	—	723,001	373,002	138,388	—	35,339	1,822,730
	2021	540,000	—	370,503	370,498	540,540	—	15,669	1,837,210
Amanda Orders CHRO	2023	425,000	—	1,554,975	—	369,750	—	18,229	2,367,954
	2022	375,000	—	724,997	224,998	86,625	—	6,243	1,417,863
Jamie Gollotto Divisional President, Seasonal	2023	425,000	—	1,144,983	—	176,290	—	21,578	1,767,852
Andrew Masterman Former President and CEO	2023	633,333	—	5,728,622	—	1,542,800	—	372,543	8,277,298
	2022	900,000	521,000	6,749,983	1,749,998	485,100	—	42,633	10,448,714
	2021	850,000	—	1,499,994	1,499,998	1,832,600	—	30,794	5,713,386

(1)
Positions are those held as of September 30, 2023. Mr. Abrahamson served as our interim President and CEO for the period from June 1, 2023 to September 30, 2023. As previously announced, Dale Asplund was appointed our new President and CEO effective October 1, 2023. Mr. Urban was appointed our CFO effective October 1, 2022 and was not an NEO for Fiscal 2021 or Fiscal 2022. Ms. Orders was not an NEO for Fiscal 2021. Mr. Gollotto was not a NEO for Fiscal 2021 or Fiscal 2022. Mr. Masterman served as our President and CEO through May 31, 2023, at which time his employment with the Company ended.

(2)
Amount reflects payment of retention cash bonus made in December 2021 to Mr. Masterman pursuant to his employment agreement.

(3)
Amounts reported in this column reflect the aggregate grant date fair value of RSUs and PRSUs granted to our NEOs in the year indicated, calculated in accordance with FASB ASC Topic 718 (“ASC 718”), using the assumptions discussed in Note 13 “Equity Based Compensation” to our audited consolidated financial statements contained in our 2023 Annual Report.

For Mr. Abrahamson, the Fiscal 2023 amount in this column includes both time-vesting RSUs received in his capacity as a Director prior to serving as the interim President and CEO from June 1, 2023 to September 30, 2023 and RSUs awarded for his service as the interim President and CEO. As described further under “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards — Fiscal 2023 Annual Grants,” for the PRSUs granted in Fiscal 2023, 50% are based on Three-Year Average EBITDA Margin and 50% are based on Land Organic Revenue CAGR for the three-year performance period. The grant date fair value of the PRSUs were computed in accordance with ASC 718 based upon target performance as the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement, the aggregate grant date fair value of the PRSUs that are earned would have been $509,986 for Mr. Urban, $745,995 for Mr. Gottsegen, $599,986 for Ms. Orders, $859,991 for Mr. Gollotto, and $3,999,988 for Mr. Masterman. See the Grants of Plan-Based Awards Table for information on RSUs and PSUs granted in Fiscal 2023. The actual amounts that our NEOs will be able to realize from these equity awards will depend on a number of factors including the Company’s actual operating performance, stock price, the vesting terms of the award and the applicable NEO’s continued employment.
(4)
Amounts reported in this column reflect the grant date fair value of options granted to each of our participating NEOs in the applicable year. As discussed in “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards,” stock options were not granted in Fiscal 2023. The grant date fair values were computed in accordance with ASC 718 using a Black-Scholes valuation model. For information regarding the assumptions used in determining the value of these awards, please refer to Note 13 “Equity Based Compensation” to our audited consolidated financial statements contained in the 2023 Annual Report.

(5)
The amounts in this column consist of annual bonus payments earned by each of our NEOs (other than Mr. Abrahamson) based on Company performance for the year indicated. For a description of the terms of the Fiscal 2023 bonus plan, see “Compensation Discussion and Analysis — Executive Compensation Program Elements — Annual Bonus Opportunities — Fiscal 2023 Annual Bonus Plan.”

(6)
All Other Compensation for Fiscal 2023 reflects the following:

(a)
as to all participating NEOs, matching contributions under the Company’s 401(k) plan in the following amounts: Mr. Urban, $15,950; Mr. Gottsegen, $12,955; Ms. Orders, $13,610; Mr. Gollotto, $13,026; and Mr. Masterman, $13,200

(b)
as to Mr. Gottsegen, company paid expenses of approximately $18,172 for travel to and from the Company’s headquarters in accordance with his employment agreement;

(c)
as to all participating NEOs, payments of premiums under the executive health and disability and life insurance plans in the following aggregate amounts: Mr. Urban, $2,968; Mr. Gottsegen, $10,817; Ms. Orders, $4,618; Mr. Gollotto, $8,553; and Mr. Masterman, $30,794;

(d)
as to Mr. Masterman, company paid salary continuation of approximately $237,500, consulting service fees of $79,166, outplacement service fees of $7,500 and COBRA premium reimbursement of approximately $4,383, all in accordance with his Separation Agreement; and

(e)
as to Mr. Abrahamson, payments for non-employee director cash fees of approximately $65,089 prior to serving as the interim President and CEO from June 1, 2023 to September 30, 2023. See “Compensation Discussion and Analysis — Director Compensation in Fiscal 2023” below for a description of compensation payable to our Directors.

Grants of Plan-Based Awards in Fiscal 2023
	Award Type	Grant Date	Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
James Abrahamson President and CEO	Time-vesting RSUs(5)	3/8/2023	3/8/2023	—	—	—	—	—	—	17,111	119,948
	Time-vesting RSUs	6/1/2023	5/22/2023	—	—	—	—	—	—	198,117	1,200,589
	Time-vesting RSUs	8/30/2023	8/30/2023	—	—	—	—	—	—	58,548	500,000
Brett Urban Executive Vice President, CFO	2023 Bonus	—	—	168,750	337,500	675,000	—	—	—	—	—
	Time-vesting RSUs(6)	11/18/2022	11/9/2022	—	—	—	—	—	—	34,090	254,993
	Time-vesting RSUs(7)	11/18/2022	11/9/2022	—	—	—	—	—	—	15,374	114,998
	PRSUs	11/18/2022	11/9/2022	—	—	—	17,045	34,090	68,180	—	254,993
	Time-vesting RSUs(8)	6/1/2023	5/22/2023	—	—	—	—	—	—	54,985	374,998
Jonathan Gottsegen Executive Vice President, CFO	2023 Bonus	—	—	207,375	414,750	829,500	—	—	—	—	—
	Time-vesting RSUs(6)	11/18/2022	11/9/2022	—	—	—	—	—	—	49,866	372,998
	Time-vesting RSUs(7)	11/18/2022	11/9/2022	—	—	—	—	—	—	67,513	504,997
	PRSUs	11/18/2022	11/9/2022	—	—	—	24,933	49,866	99,732	—	372,998
	Time-vesting RSUs(8)	6/1/2023	5/22/2023	—	—	—	—	—	—	24,926	169,995
Amanda Orders CHRO	2023 Bonus	—	—	159,375	318,750	637,500	—	—	—	—	—
	Time-vesting RSUs(6)	11/18/2022	11/9/2022	—	—	—	—	—	—	40,106	299,993
	Time-vesting RSUs(7)	11/18/2022	11/9/2022	—	—	—	—	—	—	10,695	79,999
	Time-vesting RSUs(8)	11/18/2022	11/9/2022	—	—	—	—	—	—	66,844	499,993
	PRSUs	11/18/2022	11/9/2022	—	—	—	20,053	40,106	80,212	—	299,993
	Time-vesting RSUs(8)	6/1/2023	5/22/2023	—	—	—	—	—	—	54,985	374,998
Jamie Gollotto Divisional President, Seasonal	2023 Bonus	—	—	180,625	361,250	722,500	—	—	—	—	—
	Time-vesting RSUs(6)	11/18/2022	11/9/2022	—	—	—	—	—	—	57,486	429,995
	Time-vesting RSUs(7)	11/18/2022	11/9/2022	—	—	—	—	—	—	15,374	114,998
	PRSUs	11/18/2022	11/9/2022	—	—	—	28,743	57,486	114,972	—	429,995
	Time-vesting RSUs(8)	6/1/2023	5/22/2023	—	—	—	—	—	—	24,926	169,995
Andrew Masterman Former President and CEO	2023 Bonus	—	—	443,333	886,667	1,773,333	—	—	—	—	—
	Time-Vesting RSUs(6)	11/18/2022	11/9/2022	—	—	—	—	—	—	267,379	1,999,994
	Time-vesting RSUs(7)	11/18/2022	11/9/2022	—	—	—	—	—	—	66,844	499,993
	PRSUs	11/18/2022	11/9/2022	—	—	—	133,690	267,379	534,758	—	1,999,994
	Time-vesting RSUs(9)	5/3/2023	—	—	—	—	—	—	—	33,748	207,811
	Time-vesting RSUs(9)	5/3/2023	—	—	—	—	—	—	—	27,213	218,755
	Time-vesting RSUs(9)	5/3/2023	—	—	—	—	—	—	—	29,089	218,749
	Time-vesting RSUs(9)	5/3/2023	—	—	—	—	—	—	—	66,844	291,663
	Time-vesting RSUs(9)	5/3/2023	—	—	—	—	—	—	—	66,844	291,663

(1)
See “Compensation Discussion and Analysis — Executive Compensation Program Elements — Annual Bonus Opportunities — 2023 Annual Bonus Plan” above for a description of our Fiscal 2023 performance-based bonus plan. Amounts reported in the “Threshold” column assume threshold performance for Adjusted EBITDA and Free Cash Flow components and 50% payout for ESG component.

(2)
Reflects PRSUs granted in Fiscal 2023. As described further under “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards — Fiscal 2023 Annual Grants” for the PRSUs granted in Fiscal 2023, 50% are based on Three-Year Average EBITDA Margin and 50% are based on Land Organic Revenue CAGR for the three-year performance period of fiscal 2023 to fiscal 2025.

(3)
Reflects the time-vesting RSUs granted in Fiscal 2023. See “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards” for further information on the RSUs granted in Fiscal 2023.

(4)
Represents the grant date fair value of the RSUs and PRSUs granted in Fiscal 2023. The assumptions applied in determining the fair value of the awards are discussed in Note 13 “Equity-Based Compensation” to our audited consolidated financial statements included in the 2023 Annual Report. As discussed in “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards,” stock options were not granted in Fiscal 2023.

(5)
Reflects the time-vesting RSUs granted in Fiscal 2023 to Mr. Abrahamson in his capacity as a Director. See “Director Compensation in Fiscal 2023” below for a description of compensation payable to our Directors.

(6)
Reflects the annual time-vesting RSUs granted in Fiscal 2023 to the NEO. See “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards — Fiscal 2023 Annual Grants” for further information on the annual RSU awards.

(7)
Reflects the stub-period RSUs granted in Fiscal 2023 to the NEO. See “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards — Stub-Period Awards” for further information on the stub-period RSU awards.

(8)
Reflects the retention RSUs granted in Fiscal 2023 to the NEO. See “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards — Retention Awards” for further information on the retention RSU awards.

(9)
Reflects the accounting charge determined in accordance with ASC 718 for the portion of the Fiscal 2020, Fiscal 2021, Fiscal 2022 and Fiscal 2023 RSUs that were modified to allow for continued vesting through November 2023 in accordance with his Separation Agreement.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements and Transition Agreement
Our NEOs typically entered into an employment agreement with BrightView Landscapes, LLC providing for “at-will” employment and outlining the terms of employment. Each of these agreements sets forth standard terms summarizing annual base salary, bonus and benefits. These employment agreements are described below. In addition to the below, each NEO (other than Mr. Abrahamson) is also eligible for severance benefits pursuant to his or her employment agreement, subject to his or her execution of a release of claims and compliance with certain restrictive covenants, in the event his or her employment is terminated upon the occurrence of certain events as discussed in “Potential Payments to Named Executive Officers Upon Termination or Change of Control.” Mr. Abrahamson did not enter into an employment agreement, and instead provided services as the interim President and CEO under and Interim Chief Executive Officer Agreement described below. Mr. Masterman also entered into a Consulting and Separation Agreement during Fiscal 2023 in connection with his departure, as described below.
James Abrahamson.   Mr. Abrahamson’s Interim Chief Executive Officer Agreement provided for his employment as our interim President and CEO until a permanent CEO was hired, reporting to our Board. The agreement became effective on June 1, 2023 and remained in effect until September 30, 2023 as a result of Dale Asplund being appointed as the Company’s new President and CEO effective October 1, 2023. Under the agreement, Mr. Abrahamson received during his term of service as interim President and CEO:
•
a monthly base salary of $100,000 ($1,200,000 annualized);

•
covered housing and travel expenses in the Blue Bell, PA area; and

•
a grant of restricted stock units with a value equal to $1,200,000 that vests in full on the date immediately prior to the commencement of employment of a permanent CEO, which vesting occurred on September 30, 2023. On August 30, 2023, Mr. Abrahamson received an additional restricted stock award with a value equal to $500,000 on substantially the same vesting terms to recognize his efforts and performance while serving as interim President and CEO.

Brett Urban.   Mr. Urban’s employment agreement provides for his employment as our CFO, reporting to our CEO. Mr. Urban is entitled to receive:
•
an annual base salary of $450,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award target at 75% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Jonathan Gottsegen.   Mr. Gottsegen’s employment agreement provides for his employment as our Chief Legal Officer and Corporate Secretary, reporting to our CEO. Mr. Gottsegen is entitled to receive:
•
an annual base salary of $553,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 60% of his base salary (increased to 75% commencing with Fiscal 2023), with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

•
company paid expenses for travel to and from our headquarters.

Amanda Orders.   Ms. Order’s employment agreement provides for her employment as our Chief Human Resources Officer, reporting to our CEO. Ms. Orders is entitled to receive:
•
an annual base salary of $425,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 60% of her base salary, (increased to 75% commencing with Fiscal 2023), with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Jamie Gollotto.   Mr. Gollotto’s employment agreement provides for his continued employment as our Divisional President, Seasonal, reporting to our CEO. Mr. Gollotto is entitled to receive:
•
an annual base salary of $425,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 85% of his base salary with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Andrew Masterman.   Mr. Masterman’s employment agreement provided for his employment as our President and CEO, reporting to our Board. Mr. Masterman was entitled to receive:
•
an annual base salary of $950,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 100% of his base salary (increased to 140% commencing with Fiscal 2022), with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Mr. Masterman’s employment as our President and CEO was terminated effective May 31, 2023 pursuant to a Consulting and Separation Agreement. Under that agreement, Mr. Masterman was entitled to receive the following severance payments consistent with the severance benefits contemplated by his employment agreement for a termination “without cause”:
•
continued payment of his base salary ($950,000), over the 12-month period following the separation date;

•
a full year annual bonus based on actual performance for Fiscal 2023, payable when annual bonuses are generally paid to other executives for such year (and in lieu of the pro-rated bonus provided for under his employment agreement);

•
up to 18 months of COBRA premium reimbursement equal to the employer portion of such premium; and

•
up to $7,500 for outplacement services.

In connection with his separation, Mr. Masterman forfeited all unvested equity awards, except that 223,738 time-vesting RSUs otherwise scheduled to vest in November 2023 were allowed to continue to vest in accordance with their terms, subject to Mr. Masterman’s continued compliance with any restrictive covenants he is subject to through such vesting date. Also. Mr. Masterman agreed to provide one month of consulting services for a one-time fee of $79,166 (equal to one month of base salary).
Terms of Equity Awards
Pre-IPO Class B Units and Converted Restricted Stock
Prior to our IPO, long-term equity incentive awards were granted to our NEOs in the form of Class B Units, which were 50% time-vesting and 50% performance-vesting. In connection with the IPO, all outstanding unvested Class B Units, including those held by our NEOs, were converted into shares of restricted stock granted under our 2018 Omnibus Incentive Plan on the basis of an exchange ratio that took into account the number of unvested Class B Units held, the applicable threshold value applicable to such Class B Units and the value of the distributions that the holder would have been entitled to receive had BrightView Parent L.P., an affiliate of KKR which was dissolved in August 2018 following the IPO, been liquidated on the date of such conversion in accordance with the terms of the distribution “waterfall” set forth in the Parent Limited Partnership Agreement. Vested Class B Units were similarly converted into shares of our Common Stock.
The converted unvested shares of restricted stock continue to vest in accordance with the same vesting schedule applicable to the Class B Units from which such shares were converted.
Assuming a NEO remains employed on each applicable vesting date, the converted time-vesting restricted stock is generally scheduled to vest in equal installments on each of the first five anniversaries of the grant date (with the exception that restricted stock converted from Class B Units granted on or after October 19, 2015 but prior to March 1, 2016 to employees, including our NEOs, who were already Class B unitholders contained vesting schedules that tracked the original vesting schedules of the first grant of Class B Units made to such Class B unitholders).
The converted performance- vesting restricted stock was generally scheduled to vest based on annual Adjusted EBITDA performance goals through Fiscal 2022. The goals were not achieved. However, those awards remain eligible to vest proportionately as and when KKR sells shares of our Common Stock if KKR realizes both a 25% internal rate of return (“IRR”) and a 2.5 times multiple of invested capital (“MOIC”) in connection with such sales, assuming continued employment by the NEO through the applicable transaction date.
Top-Up Options
As discussed above under “Compensation Discussion and Analysis — Long-Term Equity Incentive Awards — Vesting of Restricted Stock and Options Based on Fiscal 2023 Performance”, upon the effectiveness of the IPO, we were required under the terms of the Parent Limited Partnership Agreement to grant to each holder of Class B Units, including each of our NEOs, Top Up Options. This option grant was intended to restore to the Class B unitholders the same leverage, or amount of equity at work, that each such Class B unitholder had with respect to their vested and unvested Class B Units prior to their conversion into shares of our Common Stock (for example, if 100 Class B Units converted into 40 shares of Common Stock, the option grant was to acquire 60 shares of our Common Stock). The Top Up Options were granted pursuant to our 2018 Omnibus Incentive Plan, have a per share exercise price equal to the IPO price of $22.00 per share, have the same vesting terms and conditions as the Class B Units to which they correspond (i.e., 50% time-vesting and 50% performance-vesting), and were vested or unvested in the same proportion as the corresponding grant of Class B Units was vested and unvested immediately prior to the IPO (for example, if the time-vesting portion of a grant of Class B Units was 40% vested immediately prior to the IPO, then the one-half of the option grant that was subject to time-based vesting was also 40% vested).

Fiscal 2023 Equity Awards
In November 2022, the Compensation Committee granted RSUs and PRSUs to each of our NEOs (other than Mr. Abrahamson) as the long-term incentive compensation component of the Fiscal 2023 compensation opportunity. The RSUs vest 25% on each of the first four anniversaries of the grant date. The PRSUs vest at the end of Fiscal 2025 based 50% on the performance of Three-Year Average EBITDA Margin and 50% on the performance of Land Organic Revenue CAGR over the three-year performance period. The NEOs also received one-time stub-period RSUs related to the transition to the new annual grant design, which awards vest on the first anniversary of the grant date. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Awards — Fiscal 2023 Annual Grants” and “— Stub-Period Awards” for more details.
The Compensation Committee also granted certain of our NEOs retention RSUs in June 2023 that vest 50% on June 1, 2024 and December 1, 2024. See “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards — Retention Awards” for more details.
See “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control” for additional detail on the treatment of equity awards upon termination of employment or a change in control.
Outstanding Equity Awards at Fiscal 2023 End
	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, units or Other Rights That Have Not Vested ($)(2)(3)
James Abrahamson	3/8/2023(4)	—	—	—	—	—	17,111(4)	132,610	—	—
Brett Urban	6/27/18(5)	28,363	—	14,984	22.00	6/27/28	—	—	5,007	38,804
	6/27/18(6)	10,691	—	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	9,000	—	—	13.49	11/28/28	—	—	—	—
	11/22/19(8)	7,296	2,432	—	16.89	11/22/29	1,049	8,130	—	—
	11/19/20(9)	5,690	5,691	—	13.78	11/19/30	2,914	22,584	—	—
	11/18/21(10)	3,020	9,063	—	15.04	11/18/31	4,124	31,961	—	—
	9/29/22(11)	—	—	—	—	—	88,607	686,704	—	—
	11/18/22(12)	—	—	—	—	—	15,374	119,149	—	—
	11/18/22(13)	—	—	—	—	—	34,090	264,198	—	—
	11/18/22(14)	—	—	—	—	—	—	—	34,090	264,198
	6/1/23(15)	—	—	—	—	—	54,985	426,134	—	—

	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, units or Other Rights That Have Not Vested ($)(2)(3)
Jonathan Gottsegen	6/27/18(5)	157,644	—	44,463	22.00	6/27/28	—	—	20,426	158,302
	6/27/18(6)	42,764	—	—	22.00	6/27/18	—	—	—	—
	11/28/18(7)	55,720	—	—	13.49	11/28/28	—	—	—	—
	11/22/19(8)	28,402	18,936	—	16.89	11/22/29	8,313	64,426	—	—
	11/19/20(9)	26,256	26,257	—	13.78	11/19/30	13,444	104,191	—	—
	11/18/21(10)	13,626	40,881	—	15.04	11/18/31	18,601	144,158	—	—
	9/29/22(11)	—	—	—	—	—	44,303	343,348	—	—
	11/18/22(12)	—	—	—	—	—	67,513	523,226	—	—
	11/18/22(13)	—	—	—	—	—	49,866	386,462	—	—
	11/18/22(14)	—	—	—	—	—	—	—	49,866	386,462
	6/1/23(15)	—	—	—	—	—	24,926	193,177	—	—
Amanda Orders	6/27/18(5)	23,734	—	8,661	22.00	6/27/18	—	—	3,425	26,544
	6/27/18(6)	6,415	—	—	22.00	6/27/18	—	—	—	—
	11/28/18(7)	8,000	—	—	13.49	11/28/18	—	—	—	—
	11/22/19(8)	16,226	5,409	—	16.89	11/28/29	2.332	18.073	—	—
	11/19/20(9)	12,402	12,402	—	13.78	11/19/30	6,350	49,213	—	—
	11/18/21(10)	8,219	24,660	—	15.04	11/18/31	11,220	86,955	—	—
	9/29/22(11)	—	—	—	—	—	63,291	490,505	—	—
	11/18/22(12)	—	—	—	—	—	10,695	82,886	—	—
	11/18/22(13)	—	—	—	—	—	40,106	310,822	—	—
	11/18/22(14)	—	—	—	—	—			40,106	310,822
	11/18/22(16)	—	—	—	—	—	66,844	518,041	—	—
	6/1/23(15)	—	—	—	—	—	54,985	426,134	—	—
Jamie Gollotto	6/27/18(5)	25,463	—	12,659	22.00	6/27/28	—	—	5,467	42.369
	6/27/18(6)	10,691	—	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	9,000	—	—	13.49	11/28/28	—	—	—	—
	11/22/19(8)	8,726	2,909	—	16.89	11/22/29	1.254	9.719	—	—
	11/19/20(9)	14,616	14,617	—	13.78	11/19/30	7,484	58,001	—	—
	11/18/21(10)	8,987	26,961	—	15.04	11/18/31	12,267	95,069	—	—
	9/29/22(11)	—	—	—	—	—	44,303	343,348		—
	11/18/22(12)	—	—	—	—	—	15,374	119,149	—	—
	11/18/22(13)	—	—	—	—	—	57,486	445,517	—	—
	11/18/22(14)	—	—	—	—	—	—	—	57,486	445,517
	6/1/23(15)	—	—	—	—	—	24,926	193,177	—	—
Andrew Masterman	11/22/19(17)	—	—	—	—	—	33,748	261,547	—	—
	11/19/20(17)	—	—	—	—	—	27,213	210,901	—	—
	11/18/21(17)	—	—	—	—	—	29,089	225,440	—	—
	11/18/22(17)	—	—	—	—	—	66,844	518,041	—	—
	11/18/22(17)	—	—	—	—	—	66,844	518,041	—	—

(1)
For stock awards granted prior to the IPO, this represents the original grant date of the Class B Units that were converted to restricted stock awards in connection with the IPO. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards — Pre-IPO Class B Units and Converted Restricted Stock”.

(2)
Amounts reported are based on $7.75, which was the closing price of our Common Stock on September 29, 2023, the last business day of Fiscal 2023.

(3)
Reflects outstanding PRSUs with performance periods ending after September 30, 2023. The awards vest at the end of the applicable performance period subject to performance results and continued service through the end of the performance period, with limited exceptions discussed under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control.” Based on performance through the end of Fiscal 2023, the number and market value of the PRSUs are reported in the “Equity Incentive Plan Awards” column above based on assumed target performance. The actual number of shares that will be issued is not yet determinable.

(4)
Reflects the time-vesting RSUs granted in Fiscal 2023 to Mr. Abrahamson in his capacity as a Director that vest on the first anniversary of the grant date.

(5)
Amounts set forth in the “Number of Securities Underlying Unexercised Options Unexercisable” column include time-vesting Top-Up Options. All of Mr. Gottsegen’s time-vesting Top-Up Options vested on February 29, 2021. All of Mr. Urban’s, Ms. Orders’ and Mr. Gollotto’s time-vesting Top-Up Options vested on December 12, 2022. Amounts set forth in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column represent performance-vesting Top-Up Options. The vesting terms of these performance-vesting Top-Up Options are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards”. The number and market value of the performance-vesting Top-Up Options for these years reported in this column is based on the Company achieving target level of performance, which is the same as the maximum. Mr. Urban, Mr. Gottsegen, Mr. Gollotto and Ms. Orders had no performance-vesting Top-Up Options for the Fiscal 2023 performance period.

(6)
Reflects IPO Options, which are time-vesting options that vest as to 25% of the shares subject to such option on each anniversary of the grant date, subject to continued employment on each applicable vesting date.

(7)
Reflects time-vesting stock options that fully vested on November 28, 2022.

(8)
Reflects time-vesting options and RSUs granted in Fiscal 2020. For Mr. Gottsegen, the time-vesting stock options and RSUs vest 10%, 20%, 30% and 40%, respectively, on each of the first four anniversaries of the grant date. For Ms. Orders and Messs. Urban and Gollotto, the time-vesting stock options and RSUs vest 25% on each of the first four anniversaries of the grant date.

(9)
Reflects time-vesting options and RSUs granted in Fiscal 2021 that vest 25% on each of the first four anniversaries of the grant date.

(10)
Reflects time-vesting options and RSUs granted in Fiscal 2022 that vest 25% on each of the first four anniversaries of the grant date.

(11)
Reflects time-vesting RSUs granted in Fiscal 2022 that vest in full on September 29, 2025.

(12)
Reflects time-vesting RSUs granted in Fiscal 2023 to Ms. Orders and Messrs. Urban, Gottsegen, and Gollotto that vest in full on the first anniversary of the grant date.

(13)
Reflects time-vesting RSUs granted in Fiscal 2023 that vest 25% on each of the first four anniversaries of the grant date.

(14)
Reflects target number of PRSUs granted in Fiscal 2023 to Ms. Orders and Messrs. Urban, Gottsegen, and Gollotto that are eligible to vest in full on September 30, 2025 based on achievement of metrics over a three-year performance period.

(15)
Reflects time-vesting RSUs granted in Fiscal 2023 to Ms. Orders and Messrs. Urban, Gottsegen, and Gollotto that vest 50% on June 1, 2024 and December 1, 2024.

(16)
Reflects time-vesting RSUs granted in Fiscal 2023 to Ms. Orders that vest 25% on each of the first four anniversaries of the grant date.

(17)
Reflects a portion of time-vesting RSUs granted in Fiscal 2020, Fiscal 2021, Fiscal 2022 and Fiscal 2023 to Mr. Masterman that were modified by his Separation Agreement to vest per original schedule in November 2023.

Option Exercises and Stock Vested in Fiscal 2023
The following table provides information regarding stock awards held by our NEOs that vested during Fiscal 2023. None of our NEOs exercised options in Fiscal 2023.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
James Abrahamson	—	—	265,751	2,046,214
Brett Urban	—	—	5,129	37,558
Jonathan Gottsegen	—	—	28,760	209,196
Amanda Orders	—	—	10,246	75,770
Jamie Gollotto	—	—	10,960	80,818

(1)
Represents time-based restricted stock or RSUs.

(2)
The value realized on vesting is based on the closing price of our Common Stock on the NYSE on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.

Non-Qualified Deferred Compensation — Fiscal 2023
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
James Abrahamson	—	—	—	—	—
Brett Urban	—	—	—	—	—
Jonathan Gottsegen	77,221	—	6,027	—	178,226
Amanda Orders	25,038	—	37,229	(22,286)	233,387
Jamie Gollotto	6,211	—	50,061	—	442,605
Andrew Masterman	66,827	—	107,502	—	736,357

(1)
These amounts are also reported in the Summary Compensation Table.

(2)
Amounts in this column are not reported as compensation for Fiscal 2023 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings.

(3)
Reflects aggregate ESP balance as of September 30, 2023. Of the totals in this column, the following amounts were previously reported in the Summary Compensation Table: Mr. Gottsegen, $94,560; Ms. Orders, $22,269; and Mr. Masterman, $564,154.

Executive Savings Plan
The NEOs and certain other senior employees are eligible to defer salary or bonus under the Executive Savings Plan (the “ESP”). The ESP is an unfunded, deferred compensation plan that we maintain for a select group of management or highly compensated employees. Amounts deferred under the ESP are eligible to be paid either upon a termination of employment or a specified future date, in each case either in a lump sum or in installments. The ESP is intended to be “unfunded” for purposes of both ERISA and the Code. The ESP is not intended to be a qualified plan under section 401(a) of the Code. Each participating executive’s subaccounts under the ESP will be paid out upon separation from service or on the in-service distribution date elected by the executive at the time the deferral was made, in a lump sum or in monthly, quarterly or annual installments over 2 to 15 years, as elected by the executive at the time of deferral. The Company has adopted a “rabbi” trust, which holds assets that are to be used to fund the payment of benefits under the ESP but remain subject to the claims of our creditors in the event of an insolvency or bankruptcy. A participant’s ESP account is adjusted for notional earnings based on investment elections from the same investment options available under our 401(k) Plan.
Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control
Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those estimated below. Factors that could affect these amounts include the timing during the year of any such event and the valuation of the Company at that time. There can be no assurance that a termination or change of control would produce the same or similar results as those described below if any assumption used to prepare this information is not correct in fact.
Mr. Abrahamson’s Interim Chief Executive Officer Agreement did not include any provisions for payments upon termination or change in control, other than for his RSUs granted for that service which RSUs fully vested on September 30, 2023 in accordance with their terms. Accordingly, Mr. Abrahamson is not discussed in the following section. Mr. Masterman’s employment ended on May 31, 2023, and his actual payments received for that termination of employment are separately discussed below.
Termination Provisions in Employment Agreements (for NEOs Other than Abrahamson and Masterman)
Qualifying Termination.   Pursuant to the terms of each of Messrs. Urban, Gottsegen and Gollotto and Ms. Order’s (the “Current NEOs”) employment agreements, if the Current NEO’s employment is terminated by us without cause or the Current NEO resigns with good reason, the Current NEO will be entitled to:
•
a severance payment equal to the Current NEO’s then-current annual base salary, paid in periodic installments over a period of 12 months;

•
a pro-rated annual bonus in respect of the fiscal year in which his termination occurs based on actual performance;

•
continuation of COBRA coverage at active employee rates (with the Company paying the remainder of the premium) for up to 18 months following termination; and

•
outplacement services for 12 months following termination in an amount not to exceed $7,500.

Additionally, if a Current NEO’s employment is terminated within the one-year period following a change of control, he or she will be entitled to an additional severance payment equal to his or her target annual bonus for the year of termination, also paid in periodic installments over a period of 12 months.
Any severance payments or benefits payable to a Current NEO upon a termination of employment described above are subject to the Current NEO executing a general release of claims and continuing to comply with certain restrictive covenants, described below.
Under the employment agreements, “cause” generally means dishonesty, misconduct, conviction of a crime involving moral turpitude, substance abuse, misappropriation of funds, gross neglect of his or her duties, or violation of the Current NEO’s restrictive covenants under the employment agreement.
Under the employment agreements, “good reason” generally means, without the Current NEO’s prior written consent: (i) a material reduction in base salary or target annual bonus opportunity; (ii) a material reduction of duties and responsibilities; or (iii) a relocation of the Current NEO’s principal office to a location more than 50 miles away. To be considered a resignation from employment for good reason, the Current NEO must provide written notice of termination within 60 days of the occurrence of such conditions giving rise to good reason and the Company must fail to cure the grounds that constitute good reason.
Termination Due to Death/Disability.   In the event of termination of employment due to death, a Current NEO’s estate is entitled to receive continued base salary payments through the end of the month in which such termination occurs. Upon termination due to death or disability, a Current NEO (or his or her estate) is also entitled to a prorated bonus if he or she is employed for at least 180 days during the fiscal year.
Restrictive Covenants.   Each Current NEO’s employment agreement contains: (i) perpetual confidentiality covenants that protect proprietary information, developments and other intellectual property and confidential information and materials of the Company and its affiliates, (ii) a non- competition covenant that prohibits the Current NEO from engaging in any capacity in business activities that are competitive with the business activities of the Company or its affiliates during employment and for the one year period after termination of employment for any reason, (iii) a non-solicitation covenant that prohibits the Current NEO from soliciting our customers during employment and for the one year period following termination for any reason, (iv) a non-solicitation covenant that prohibits the Current NEO from soliciting any of our employees during employment and for the one year period after termination of employment for any reason, and (v) a non-disparagement covenant that prohibits the Current NEOs from disparaging the Company and our senior officers and directors from disparaging the Current NEO.
Treatment of Equity Awards
Treatment of equity awards upon termination of employment or a change in control for the Current NEOs depends on when the awards were granted and the form of award. Before Fiscal 2023, awards included automatic single trigger vesting upon a change in control. Starting in Fiscal 2023, we changed our design to vest upon a change in control only if awards are not assumed or replaced in the transaction. If awards are assumed or replaced in the transaction, vesting occurs in case of a termination without cause or with good reason within 24 months after the change in control, commonly referred to as “double-trigger vesting.” The following charts summarize the termination and change in control treatment for outstanding awards for the Current NEOs:
Awards Granted Before Fiscal 2023:
Event	RSU/RS (Time)	Stock Options	RSU/RS and Stock Options Performance (Pre-IPO)
Death	Accelerate vesting of the next tranche	Forfeit 365 days to exercise vested options	Forfeit
Disability
Retirement	Forfeit	Forfeit 90 days to exercise vested options
Resignation (not Retirement)
Involuntary (without Cause)
Involuntary (with Cause)		Forfeit all (vested and unvested)
Change in Control	Accelerate all vesting	Accelerate all vesting	Could accelerate if IRR/MOIC requirements are met per Accounting calculation

Awards Granted in Fiscal 2023 and Later:
Event	RSU (Annual)	RSU (Retention)	PRSU
Death	Accelerate vesting of the next tranche	Accelerate vesting on the next tranche	Pro-rate based on days worked during the performance period Vest at end of performance period to the extent that the performance metrics are met
Disability
Retirement	Continued vesting per schedule, subject to conditions*	Forfeit
Resignation (not Retirement)	Forfeit		Forfeit
Involuntary (without Cause)**
Involuntary (with Cause)
Change in Control	Award is not assumed/replaced: Accelerate all vesting upon CIC Award is assumed/replaced: Accelerate vesting for termination without Cause or with Good Reason within 24 months after the CIC	Award is not assumed/replaced: Accelerate all vesting upon CIC Award is assumed/replaced: Accelerate vesting for termination without Cause or with Good Reason within 24 months after the CIC
Award is not assumed/replaced: Accelerate all vesting upon CIC
Award is assumed/replaced: Accelerate vesting for termination without Cause or with Good Reason within 24 months after the CIC
Vesting based on greater of target or actual performance measured through CIC

*
Retirement means termination of employment (other than for death, disability or cause) after age 60 with combined age and years of service equal to at least 65, provided that the executive (i) provides the Company with at least six months’ advance written notice of retirement and remains in service with the Company in good standing for those six months, (ii) complies with all applicable post-employment covenants, and (iii) if requested by the Company, provides the Company with a release of claims. As of the end of the last fiscal year, none of the Current NEOs met the age and service requirement for retirement.

**
The June 1, 2023 retention RSUs include full vesting in case of termination without cause.

Termination Provisions in the Annual Bonus Plan
Under the annual bonus plan, a Current NEO is entitled to a prorated bonus if he or she is employed for at least 180 days during the fiscal year and the termination was due to death or disability or the NEO’s retirement (which is defined as termination for any reason other than for cause after the age of 65).
Potential Payments Upon Termination or Change of Control
The information below describes and estimates certain compensation that would become payable under plans and arrangements if each Current NEO’s employment had terminated on September 30, 2023, the last business day of Fiscal 2023, given the Current NEO’s compensation as of, and based on the terms of such Current NEO’s employment agreement and arrangements in effect on, such date. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described above.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the Current NEOs.
Amounts of Potential Payments Upon Termination or Change of Control
Event	Cash Severance ($)(1)	Continuation of Group Health Coverage ($)(2)	Outplacement Services ($)(3)	Value of Equity Acceleration ($)(4)	Total ($)
Brett Urban
Death or Disability	392,733	—	—	1,203,105	1,595,838
Involuntary Termination without Cause or with Good Reason	841,500	23,735	7,500	426,134	1,298,869
Retirement	—	—	—	—	—
Voluntary termination (not Retirement or Good Reason) or Involuntary Termination for Cause	—	—	—	—	—
Change of Control	1,179,000	23,735	7,500	1,823,056	3,033,291
Jonathan Gottsegen
Death or Disability	482,625	—	—	1,353,166	1,835,791
Involuntary Termination without Cause or with Good Reason	1,034,110	15,959	7,500	193,177	1,250,746
Retirement	—	—	—	—	—
Voluntary termination (not Retirement or Good Reason) or Involuntary Termination for Cause	—	—	—	—	—
Change of Control	1,448,860	15,959	7,500	2,145,448	3,617,767
Amanda Orders
Death or Disability	370,914	—	—	1,602,367	1,973,281
Involuntary Termination without Cause or with Good Reason	794,750	8,567	7,500	426,134	1,236,951
Retirement	—	—	—	—	—
Voluntary termination (not Retirement or Good Reason) or Involuntary Termination for Cause	—	—	—	—	—
Change of Control	1,113,500	8,567	7,500	2,293,450	3,423,017
Jamie Gollotto
Death or Disability	177,454	—	—	889,375	1,066,829
Involuntary Termination without Cause or with Good Reason	601,290	23,734	7,500	193,177	825,701
Retirement	—	—	—	—	—
Voluntary termination (not Retirement or Good Reason) or Involuntary Termination for Cause	—	—	—	—	—
Change of Control	962,540	23,734	7,500	1,709,495	2,703,269

(1)
Includes cash severance payable under the Current NEO’s employment agreement described above plus any prorated annual cash bonus under the annual bonus plan in case of death, disability or retirement

(assuming service for at least six months). For the “Change of Control” row, the amount reported assumes the Current NEO’s employment was terminated without Cause or with Good Reason within one year after the applicable change of control under the applicable Current NEO’s employment agreement. For additional information regarding our employment agreements, see “Summary Compensation Table — Employment Agreements and Separation Agreement” above.
(2)
Amounts in this column reflect the cost of providing continued COBRA coverage at active employee rates for 18 months following termination. For the “Change of Control” row, the amount reported assumes the Current NEO’s employment was terminated without Cause or with Good Reason within one year after the applicable change of control under the applicable Current NEO’s employment agreement.

(3)
For the “Change of Control” row, the amount reported assumes the Current NEO’s employment was terminated without Cause or with Good Reason within one year after the applicable change of control under the applicable Current NEO’s employment agreement.

(4)
The amounts in this column are based on the accelerated or continued vesting provided by the applicable awards summarized in the tables above under “Treatment of Equity Awards.” The amounts reported are based on $7.75, the closing price of our Common Stock on September 29, 2023, the last business day before the end of our fiscal year, and for stock options represents the extent to which that closing price exceeds the applicable exercise price. For PRSUs, the amount assumes target performance. In addition, upon the occurrence of a change of control, performance-vesting equity awards are eligible to vest if KKR realizes both a 25% IRR and a 2.5 times MOIC in connection with such change of control. The amount reported in the table assumes that KKR does not achieve the required IRR and MOIC. For the “Change of Control” row, the amount reported assumes that a change of control occurred on September 30, 2023, and for the awards made after Fiscal 2022, that a termination of employment without Cause or with Good Reason occurred at the same time. For “Involuntary Termination without Cause or with Good Reason,” vesting applies only for termination without cause and not for good reason.

Payments under the Consulting and Separation Agreement
Pursuant to the terms of the Separation Agreement, Mr. Masterman received a consulting fee of $79,166 for one month of consulting and advisory services provided to the company. In connection with his qualifying termination of employment, he is entitled to receive the following:
•
continued payment of his base salary ($950,000), over the 12-month period following the separation date;

•
a full year annual bonus based on actual performance for fiscal 2023 ($1,542,800);

•
continuation of COBRA coverage at active employee rates (with the Company paying the remainder of the premium) for up to 18 months following termination; and

•
outplacement services for 12 months following termination in an amount not to exceed $7,500.

These amounts accrued in Fiscal 2023 are reported under “All Other Compensation” in the Summary Compensation Table. Pursuant to the terms of the Separation Agreement, Mr. Masterman forfeited all unvested equity awards, other than 223,738 time-vesting RSUs which vested on their originally scheduled date in November 2023 as the result of Mr. Masterman’s compliance with his post-employment covenants.
Pay Ratio Disclosure
As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Andrew Masterman who served as our President and CEO through May 31, 2023, at which time his employment with the Company ended, and James Abrahamson who served as our interim President and CEO role from June 1, 2023 to September 30, 2023.
For Fiscal 2023:
•
the annual total compensation of our median employee was $33,535; and

•
the aggregate annual total compensation of our CEOs was $10,562,924.

Based on this information, for Fiscal 2023 the ratio of the aggregate annual total compensation of our CEOs to the annual total compensation of our median employee was approximately 315 to 1.
Pay Ratio Methodology
As permitted by SEC rules, we used the same median employee for Fiscal 2023, as last determined on August 31, 2022 (the “determination date”) because there were no significant changes to our workforce or pay design for Fiscal 2023. The following briefly describes the steps we took to identify the annual total compensation of our median employee as of the determination date:
•
We determined that, as of the determination date, our employee population consisted of approximately 21,000 individuals. This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date (other than our CEO), except that we excluded individuals who first became our employees during the fiscal year as a result of the following business acquisitions: (i) Performance Landscape (closed in January 2022, 100 employees); (ii) Intermountain Planting (closed in February 2022, 300 employees); (iii) TDE Canada (closed in March 2022, 20 employees); (iv) SGS Hawaii Landscape (closed in July 2022, 112 employees); and (v) Syringa Landscape (closed in August 2022, 30 employees).

•
To identify the “median employee” from our employee population, we used the amount of total cash compensation for the identified employees as reflected in our payroll records for Fiscal 2022 through the determination date. For total cash compensation, we used base pay, overtime, commissions, special bonuses, and the annual performance bonus payouts. We annualized compensation for any new hires during the year. We did not use any statistical sampling techniques.

For purposes of determining the pay ratio for Fiscal 2023, the following applied:
•
For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for Fiscal 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K under the Securities Act, resulting in annual total compensation of $33,535.

•
For the aggregate annual total compensation of our CEOs, we used the amount reported in the “Total” column for Fiscal 2023 in the Summary Compensation Table included in this Proxy Statement. This amount includes incentive compensation received in Fiscal 2023, the grant date fair value, calculated in accordance with ASC 718, of stock awards granted during Fiscal 2023, and company contributions to the 401(k) plan for Fiscal 2023 and any other perquisites.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio. This information is being provided for compliance purposes. Neither our Compensation Committee nor management used the pay ratio measure in making compensation decisions.
Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below. You should refer to our Compensation Discussion & Analysis for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Year	Summary Compensation Table Total for Masterman(1)	Compensation Actually Paid to Masterman(1)(2)(3)	Summary Compensation Table Total for Abrahamson(1)	Compensation Actually Paid to Abrahamson(1)(2)(3)	Average Summary Compensation Table Total for Non-CEO NEOs(4)	Average Compensation Actually Paid to Non-CEO NEOs(2)(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)	Adjusted EBITDA(5)
							Brightview Holdings	Russell 2500 Waste & Disposal Services Index
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$8,277,298	$1,651,199	$2,285,626	$2,571,770	$2,123,312	$2,147,239	$68	$138	$(7.7)	$298.7
2022	$10,448,714	$911,290	N/A	N/A	$1,660,106	$822,720	$70	$114	$14.0	$287.9
2021	$5,713,386	$7,983,131	N/A	N/A	$1,837,526	$2,317,050	$129	$141	$46.3	$302.3

(1)
Mr. Masterman served as President and CEO through May 31, 2023, at which time his employment with the Company ended. The Board appointed Mr. Abrahamson to serve as interim President and CEO, effective as of June 1, 2023.

(2)
Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid consist of:

	2023			2022		2021
	Andrew Masterman	Jim Abrahamson	Average Non- CEO NEOs	Andrew Masterman	Average Non- CEO NEOs	Andrew, Masterman	Average Non- CEO NEOs
Total Compensation from Summary Compensation	$8,277,298	$2,285,626	$2,123,312	$10,448,714	$1,660,106	$5,713,386	$1,837,526
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(5,728,622)	$(1,820,537)	$(1,280,232)	$(8,499,981)	$(965,998)	$(2,999,992)	$(690,250)
Year-end fair value of unvested awards granted in the current year	$1,036,082	$132,610	$1,353,766	$1,631,703	$630,108	$3,066,081	$705,457
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(17,110)	$0	$(32,967)	$(2,629,619)	$(513,398)	$1,634,904	$307,777
Fair values at vest date for awards granted and vested in current year	$0	$1,989,154	$0	$0	$0	$0	$0
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(169,756)	$(15,083)	$(16,639)	$(39,528)	$11,901	$568,753	$156,541
Forfeitures during current year equal to prior year-end fair value	$(1,746,693)	$0	$0	$0	$0	$0	$0
Dividends or dividend equivalents not otherwise included in the total compensation	$0	$0	$0	$0	$0	$0	$0
Total Adjustments for Equity Awards	$(6,626,099)	$286,144	$23,928	$(9,537,424)	$(837,386)	$2,269,745	$479,524
Compensation Actually Paid (as calculated)	$1,651,199	$2,571,770	$2,147,239	$911,290	$822,720	$7,983,131	$2,317,050
(3)
Equity valuation assumptions for calculating Compensation Actually Paid are not materially different from grant date valuation assumptions.

(4)
Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:

2023:   Brett Urban, Jonathan Gottsegen, Amanda Orders, Jamie Gollotto
2022:   John Feenan, Jonathan Gottsegen, Amanda Orders, Tom Donnelly
2021:   John Feenan, Jonathan Gottsegen, Tom Donnelly, Jeff Herold

(5)
See page 40 of our 2023 annual report for the reconciliation of net income to Adjusted EBITDA.

Tabular List of Financial Performance Measures
In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in Fiscal 2023 to our performance were:
•
Adjusted EBITDA

•
Free Cash Flow

•
EBITDA Margin

•
Organic Revenue Growth

Pay Versus Performance: Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:
•
the Company’s cumulative TSR and the Peer Group’s cumulative TSR;

•
the Company’s Net Income; and

•
the Company Selected Measure, which for BV is Adjusted EBITDA.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group
CEO and Average Non-CEO NEO CAP vs. BV and Peer TSR

$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
CAP (In Thousands)
$160
$140
$120
$100
$80
$60
$40
$20
$0
TSR
2021
2022
2023
CEO CAP
Average Non-CEO NEO CAP
Brightview TSR
Peer Group TSR

CAP and Company Net Income
CEO and Average Non-CEO NEO CAP vs. Net Income
CAP and Adjusted EBITDA
CEO and Average Non-CEO NEO CAP vs. Adjusted EBITDA

CAP (In Thousands)
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Adjusted EBITDA (in Millions)
$305.0
$300.0
$295.0
$290.0
$285.0
$280.0
2021
2022
2023
CEO CAP
Average Non-CEO NEO CAP
Adjusted EBITDA

Director Compensation in Fiscal 2023
Description of Director Compensation
Mr. Raether, a non-employee director nominated by our Sponsor, and Messrs. Kurtis Barker and Joshua Goldman, non-employee directors nominated by the Investors who served on our board for a portion of Fiscal 2023, received no compensation for their services on the Board in Fiscal 2023.
Each of our non-employee directors not associated with our Sponsor or the Investors (the “Non-Employee Directors”) is entitled to an annual cash retainer of $80,000, payable quarterly in arrears. If the Chair of each committee is a Non-Employee Director, the Chair of each of the Audit Committee,

Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $20,000, $15,000 and $10,000, respectively, payable quarterly in arrears. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000, $7,500 and $5,000, respectively. Each of our Non-Employee Directors have the option of electing to receive 0%, 50% or 100% of their cash compensation in the form of fully-vested Common Stock.
In addition, our Non-Employee Directors are eligible to receive an annual grant of RSUs having a grant date fair market value equal to $120,000, which are based on the average closing price of our Common Stock over the 30 calendar day period ending on the last business day before the grant date and vest 100% on the first to occur of the business day immediately preceding our next annual meeting of stockholders or a change in control of the Company. Upon a termination of service for any reason prior to a vesting date any unvested restricted stock units will be forfeited.
Our directors are not paid any fees for attending meetings. However, our directors are reimbursed for travel and lodging expenses associated with attendance at Board or committee meetings.
Non-Employee Director Stock Ownership Guidelines
Our Non-Employee Directors are required to hold equity ownership in the Company equal to 5x the director’s annual cash retainer. Non-Employee Directors are expected to comply with the ownership guidelines within five years of the later of (a) March 13, 2019 or (b) the director’s appointment to the Board. Once the ownership level is attained, the Non-Employee Director must retain 30% of net shares granted to him or her until retirement from Board service.
The table below sets forth information regarding Non-Employee Director compensation for Fiscal 2023.
Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)	Total ($)
James R. Abrahamson(3)	65,089	120,000	185,089
Jane Okun Bomba	100,000	120,000	220,000
William Cornog	85,000	120,000	205,000
Frank Lopez	94,574	180,000	214,574
Paul E. Raether(4)	—	—	—
Richard W. Roedel	100,000	120,000	220,000
Mara Swan	95,00	120,000	215,000
Kurtis Barker(5)(6)	—	—	—
Joshua Goldman(5)(6)	—	—	—

(1)
Non-Employee Directors can elect to take all or a portion of their cash retainer in cash or Common Stock. Messrs. Lopez and Roedel and Mmes. Okun Bomba and Swan each received their fees in stock.

(2)
Amounts included in this column reflect the aggregate grant date fair value of RSUs granted in Fiscal 2023, calculated in accordance with ASC 718. The assumptions used in the valuation are discussed in Note 13, “Equity-Based Compensation” to our audited consolidated financial statements contained in our 2022 Annual Report. As of September 30, 2023, each of our Non-Employee Directors had 17,111 unvested RSUs outstanding.

(3)
Mr. Abrahamson served as a Non-Employee Director for the period from October 1, 2022 to May 31, 2023 and as our Interim President and CEO for the period from June 1, 2023 to September 30, 2023. See “— Summary Compensation Table,” for amounts paid to Mr. Abrahamson in his capacity as our Interim President and CEO.

(4)
Received no compensation as associated with our Sponsor.

(5)
Messrs. Barker and Goldman joined the Board on August 28, 2023.

(6)
Received no compensation as associated with the Investors.

OWNERSHIP OF SECURITIES
The following table and accompanying footnotes set forth information regarding the beneficial ownership of our Common Stock as of December 31, 2023 by: (1) each person known to us to beneficially own more than 5% of our Common Stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.
Securities subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.
As of December 31, 2023, there were 94,414,442 shares of our Common Stock outstanding and 500,000 shares of our Series A Preferred Stock outstanding. For each applicable beneficial owner, percent ownership has been computed based on a total of 148,656,192 shares, consisting of 94,414,442 shares of our Common Stock outstanding as of December 31, 2023 and 54,241,750 shares of Common Stock which would be received by the Investors upon conversion of their Series A Preferred Stock as of such date.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Investment vehicles and funds affiliated with KKR(2)	50,633,123	34.1%
Investment funds affiliated with One Rock(3)	54,241,750	36.5%
Directors and named Executive Officers:
Dale A. Asplund	667,820	*
Brett Urban	133,200	*
Amanda Orders	169,538	*
Jamie Gollotto	202,880	*
Jonathan M. Gottsegen	579,970	*
James R. Abrahamson	351,430	*
Kurtis Barker	—	*
Jane Okun Bomba	74,944	*
William Cornog(4)	53,849	*
Joshua Goldman	—	*
Frank Lopez	38,001	*
Paul E. Raether(5)	—	*
Richard W. Roedel(6)	55,318	*
Mara Swan	72,854	*
All directors and executive officers as a group (16 persons)	3,558,357	2.4%

*
Less than one percent.

(1)
The number of shares reported includes shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after December 31, 2023 and is as follows:
Mr. Asplund, 0 shares; Mr. Urban, 72,358 shares; Ms. Orders: 94,826 shares; Mr. Golloto: 100,867 shares; Mr. Gottsegen: 349,892 shares; Mr. Abramson, 0 shares; Ms. Okun Bomba, 0 shares; Mr. Cornog, 0 shares; Mr. Lopez, 0 shares; Mr. Roedel, 0 shares; Ms. Swan, 0 shares; and all directors and executive officers as a group, 3,558,357 shares.
(2)
Represents shares directly owned by KKR BrightView Aggregator L.P. KKR BrightView Aggregator GP LLC, as the general partner of KKR BrightView Aggregator L.P., KKR North America Fund XI L.P., as the sole member of KKR BrightView Aggregator GP LLC, KKR Associates North America XI L.P., as the general partner of KKR North America Fund XI L.P., KKR North America XI Limited, as the general partner of KKR Associates North America XI L.P., KKR Group Partnership L.P., as the sole stockholder of KKR North America XI Limited, KKR Group Holdings Corp., as the general partner of KKR Group Partnership L.P., KKR Group Co. Inc., as the sole stockholder of KKR Group Holdings Corp., KKR & Co. Inc., as the sole stockholder of KKR Group Co Inc., KKR Management LLP, as the Series I preferred stockholder of KKR & Co. Inc., and Messrs. Henry R. Kravis and George R. Roberts, as the founding partners of KKR Management LLP, may be deemed to be the beneficial owners having shared voting and investment power with respect to the shares directly owned by KKR BrightView Aggregator L.P. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Mr. Raether is a member of our Board and serves as a senior advisory partner of Kohlberg Kravis Roberts & Co. L.P. Each of Messrs. Kravis, Roberts and Raether disclaims beneficial ownership of the shares held by KKR BrightView Aggregator L.P. The principal business address of Mr. Raether is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001.

(3)
Represents (i) 36,237,611 shares of Common Stock issuable upon conversion of 334,038 shares of Series A Preferred Stock held of record by Birch-OR Equity Holdings, LLC and (ii) 18,004,139 shares of Common Stock issuable upon conversion of 165,962 shares of Series A Preferred Stock held of record by Birch Equity Holdings, LP. ORCP GP Professionals, LLC is the general partner of One Rock Capital Partners III GP, LP, which is the general partner of One Rock Capital Partners III, LP, which has the right to appoint a majority of the members of the board of managers of Birch-OR Equity Holdings, LLC. ORCP GP Professionals, LLC is also the sole member of Birch Equity Holdings GP LLC, which is the general partner of Birch Equity Holdings, LP. R. Scott Spielvogel and Tony W. Lee are the managing members of ORCP GP Professionals, LLC and have or share voting and investment discretion with respect to the securities held of record by the Investors. As a result of these relationships, each of Birch-OR Equity Holdings, LLC, Birch Equity Holdings, LP, Birch Equity Holdings GP LLC, One Rock Capital Partners III, LP, One Rock Capital Partners III GP, LP, ORCP GP Professionals, LLC, R. Scott Spielvogel and Tony W. Lee, may be deemed to have or share beneficial ownership of the securities held directly by Birch Equity Holdings, LP. Each such entity or person disclaims any such beneficial ownership of such securities. The principal business address of each of the entities and persons identified in this paragraph is c/o One Rock Capital Partners, LLC, 45 Rockefeller Plaza, 39th Floor, New York, NY 10111.

(4)
The number of shares beneficially owned by Mr. Cornog also includes 20,000 shares held by trusts for the benefit of Mr. Cornog’s children and 10,000 shares held by a family limited partnership.

(5)
The principal business address of Mr. Raether is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001.

(6)
Since July 29, 2021, Rich Roedel has transferred 93,880 shares from Margaret Roedel (his spouse) and his own accounts to a Spousal Lifetime Access Trust in the name of R. Roedel. Mr. Roedel’s adult children are beneficiaries and trustees and the shares are no longer beneficially owned by him or his spouse.

TRANSACTIONS WITH RELATED PERSONS
One Rock Investment
On August 28, 2023 (the “Issuance Date”), we issued 500,000 shares of Series A Preferred Stock to the Investors for an aggregate purchase price of $500 million, or $1,000 per share, pursuant to the Investment Agreement (the “One Rock Investment”). In connection with the One Rock Investment, under a Registration Rights Agreement, dated August 28, 2023, we agreed to provide the Investors with certain customary registration rights with respect to shares of Common Stock issued in connection with any future conversion of the Series A Preferred Stock.
The Series A Preferred Stock ranks senior to the shares of Common Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series A Preferred Stock has a liquidation preference of $1,000 per share. Holders of the Series A Convertible Stock are entitled to a cumulative dividend at the rate of 7.0% per annum (the “Dividend”), accruing daily and payable quarterly, in arrears, paid in kind or paid in cash, at our election. For any quarter in which we elect not to pay the Dividend in cash, such Dividend will become part of the liquidation preference of each such share of Series A Preferred Stock as of the applicable Dividend payment date (“Compounded Dividends”), as set forth in the Certificate of Designations designating the Series A Preferred Stock, which was filed with the Secretary of State of the State of Delaware on August 28, 2023, (the “Certificate of Designations”). We elected to pay Compounded Dividends on the Series A Preferred Stock for the first two dividend payment dates through December 31, 2023.
The Series A Preferred Stock is convertible, in whole or in part, at the option of the Investors at any time into shares of Common Stock at an initial conversion price of $9.44 per share (the “Initial Conversion Price”) and an initial conversion rate of 105.9322 shares of Common Stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments. So long as a shelf registration statement on Form S-3 with respect to the Common Stock into which the Series A Preferred Stock is convertible is in effect, at any time after August 28, 2026, if the volume weighted average price of Common Stock exceeds 200% of the Initial Conversion Price, as may be adjusted, for at least twenty (20) trading days in any period of thirty (30) consecutive trading days, we have the option to convert all of the outstanding shares of Series A Preferred Stock into Common Stock, subject to the Conversion Limitation.
At any time after August 28, 2027, we may redeem some or all of the Series A Preferred Stock for a per share amount in cash equal to the greater of: (1) (i) the sum of (x) the then current liquidation preference thereof, plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 105% if the redemption occurs at any time on or after August 28, 2027 and prior to August 28, 2028, (B) 103% if the redemption occurs at any time on or after August 28, 2028 and prior to August 28, 2029, and (C) 100% if the redemption occurs at any time on or after August 28, 2029 and (2) the arithmetic average of the volume weighted price per share of Common Stock for each of the ten (10) consecutive full trading days ending on, and including the trading days immediately preceding the redemption date, of the Common Stock into which such Series A Preferred Stock could be converted (without regard to any limitations on conversions set forth in the Certificate of Designations).
Upon certain change of control events involving the Company, the holders of the Series A Preferred Stock may, at such holder’s election, convert all or a portion of its shares of Series A Preferred Stock into Common Stock at the then-current conversion price; provided that if a holder does not make such election with respect to all of its shares of Series A Preferred Stock, we will redeem such of Series A Preferred Stock not so converted at a purchase price per share of Series A Preferred Stock equal to the greater of (x) (A) the then-current liquidation preference thereof plus (B) all accrued and unpaid dividends and (y) the amount of cash and the fair market value of any other property that the holder would have received if such holder had converted such share of Series A Preferred Stock into Common Stock immediately prior to such change of control event.
The holders of our Series A Preferred Stock are entitled to vote with holders of our Common Stock on an as-converted basis, voting together as a single class. Holders of the Series A Preferred Stock are also entitled to a separate class vote with respect to, among other things, amendments to the Company’s organizational documents that have an adverse effect on the Series A Preferred Stock, authorizations or issuances by the Company of securities that are senior to, or equal in priority with, the Series A Preferred Stock, increases or decreases in the number of authorized shares of Series A Preferred Stock and issuances of shares of Series A Preferred Stock after the Issuance Date, other than shares issued as in kind dividends with respect to shares of Series A Preferred Stock issued on the Issuance Date. For so long as the Investors or their respective affiliates beneficially own, in the aggregate, at least 60% of the shares of Series A Preferred Stock and/or underlying shares of Common Stock issued on conversion of Series A Preferred Stock, the Investors will have the right to designate two Designees for election to the Board. After the Investors cease to beneficially own, in the aggregate, at least 60% of the shares of our Series A Preferred Stock and/or underlying shares of Common Stock issued on conversion of Series A Preferred Stock, the Investors will have the right to designate one individual for election to the Board. The Investors will no longer be entitled to designate any individuals for election to the Board after the Investors cease to own, in the aggregate, at least 20% of the shares of our Series A Preferred Stock and/or underlying shares of Common Stock issued on conversion of Series A Preferred Stock. Further, our obligation to have any individual elected to the Board or to nominate any individual to the Board will in each case be subject to the qualifications set forth in the Investment Agreement. In the event the Investors or their respective affiliates no longer beneficially own, in the aggregate, at least 60% of the shares of our Series A Preferred Stock or an equivalent amount of our Common Stock, on an as-converted basis, (i) at the request of a majority of the directors then in office or the Chairman of the Board, one of the One Rock Designees will resign immediately from the Board and any committee thereof or (ii) if no such request is made, such One Rock Designee will continue to serve until his or her term expires at the next annual meeting of stockholders of the Company (unless such One Rock Designee otherwise elects to resign). In the event the Investors or their respective affiliates no longer beneficially own, in the aggregate, at least 20% of the shares of our Series A Preferred Stock or an equivalent amount of our Common Stock, on an as-converted basis, (i) at the request of a majority of the directors then in office or the Chairman of the Board, the remaining One Rock Designee will resign immediately from the Board and any committee thereof or (ii) if no such request is made, such remaining One Rock Designee will continue to serve until his or her term expires at the next annual meeting of stockholders of the Company.
Under the Investment Agreement, the Investors (i.e., One Rock) are required to vote their shares of our Series A Preferred Stock and Common Stock beneficially owned (i) for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2024 and (ii) in favor of any proposal that One Rock’s director designees have approved as members of the Board. With regard to all other matters submitted to the vote of stockholders, the Investors will not be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in the Investors sole discretion, with respect to any other matter, including the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its subsidiaries or any other change of control transaction involving the Company.
Stockholders Agreement
In connection with our IPO, we entered into a stockholders agreement with MSD Partners, L.P. (“MSD Partners”) and the Sponsor. On May 14, 2021, MSD Partners notified us of its election to terminate its right to nominate a director pursuant to the stockholders agreement and subsequently sold all of their shares of our Common Stock during Fiscal 2022. This agreement grants the Sponsor the right to nominate to our Board a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 50% of the outstanding shares of our Common Stock; (ii) at least 40% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 40% but less than 50% of the outstanding shares of our Common Stock; (iii) at least 30% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 30% but less than 40% of the outstanding shares of our Common Stock; (iv) at least 20% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 20% but less than 30% of the outstanding shares of our Common Stock; and (v) at least 10% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 5% but less than 20% of the outstanding shares of our Common Stock. For purposes of calculating the number of directors that KKR BrightView Aggregator L.P. is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board (e.g., one and one quarter (1-1/4) directors shall equate to two directors). In addition, in the event a vacancy on the Board is created by the death, disability, retirement or resignation of a Sponsor director designee, funds managed by KKR BrightView Aggregator L.P., shall, to the fullest extent permitted by law, have the right to have the vacancy filled by the Sponsor.
The stockholders agreement grants to KKR BrightView Aggregator L.P. certain governance rights, for as long as KKR BrightView Aggregator L.P. maintains ownership of at least 25% of our outstanding Common Stock, including rights of approval over certain corporate and other transactions such as mergers or other transactions involving a change in control and certain rights regarding the appointment of our chief executive officer.
In connection with the One Rock Investment, KKR BrightView Aggregator L.P. waived all of its consent rights and its rights to appoint more than two directors under the stockholders agreement.
Amended Parent Limited Partnership Agreement
In connection with the IPO and the pro rata distribution of shares of our Common Stock to holders of Class A limited partnership units (the “Class A Units”) of BrightView Parent L.P. (the “Class A Equity Conversion”), the Parent Limited Partnership Agreement was amended to survive the IPO and the dissolution of BrightView Parent L.P. following the Class A Equity Conversion. As amended, BrightView serves as successor to BrightView GP I, LLC, the general partner of the BrightView Parent L.P., and any terms referencing BrightView Parent L.P. or securities of BrightView Parent L.P. are deemed to reference BrightView or securities of BrightView, respectively. The as amended Parent Limited Partnership Agreement preserves certain rights of the limited partners party to the Parent Limit Partnership Agreement that under the terms of the Parent Limited Partnership Agreement were intended to survive an initial public offering by BrightView Parent L.P. or any of its subsidiaries. Such rights include certain registration rights, preemptive rights, tag- along rights and drag-along rights for stockholders party to the Parent Limited Partnership Agreement, each of which is described further below.
Registration Rights
Subject to certain conditions, the Amended Parent Limited Partnership Agreement provides KKR BrightView Aggregator L.P. and its affiliates with an unlimited number of “demand” registrations. Eligible holders that acquired interests in BrightView Parent L.P. in connection with our acquisition of ValleyCrest Holding Co. on June 30, 2014 (the “ValleyCrest Acquisition”) (such holders, being referred to herein as the “ValleyCrest Holders”), may after the fourth anniversary of the completion of the IPO request that we file a shelf registration statement, so long as such eligible holder holds at least 7.5% of our outstanding Common Stock at the time of such request. Under the Amended Parent Limited Partnership Agreement, certain holders of registrable securities party thereto are provided with customary “piggyback” registration rights following the IPO, with certain exceptions. The Amended Parent Limited Partnership Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. The “piggyback” registration right of our directors, senior executive officers and other employees party to the Amended Parent Limited Partnership Agreement (such stockholders being referred to herein as the “Management Stockholders”) terminated in June 2020 upon the consummation of a secondary offering that constituted a “Qualified Public Offering” as defined in the Amended Parent Limited Partnership Agreement.
Transfer Restrictions
The Amended Parent Limited Partnership Agreement imposes restrictions on transfers of shares of our Common Stock held by the stockholders party thereto. Management Stockholders were generally prohibited from transferring their shares prior to the earlier of (i) the second anniversary of the completion of the IPO and (ii) the date on which KKR BrightView Aggregator L.P. or its affiliates sell at least 50% of the shares of our Common Stock that were converted from the interests indirectly acquired by KKR BrightView Aggregator L.P. in our company in December 2013. These transfer restrictions with respect to the shares held by Management Stockholders terminated upon the consummation of the secondary offering of shares of our Common Stock in June 2020.
The ValleyCrest Holders were generally prohibited from transferring their shares prior to the fourth anniversary of the completion of the IPO; provided, however, after the second anniversary of the completion of the IPO such stockholders were permitted to transfer shares subject to certain volume limitations contained in Rule 144 under the Securities Act. However, shares held by any stockholder party to the Amended Parent Limited Partnership Agreement were permitted at any time to be transferred (i) pursuant to an effective registration statement under the Securities Act filed by the company in accordance with the Amended Parent Limited Partnership Agreement and upon the proper exercise of certain “piggyback” registration rights (described above), (ii) certain transfers to certain family members (as specified in the Amended Parent Limited Partnership Agreement) of a stockholder or a stockholder’s trust in accordance with the Amended Parent Limited Partnership Agreement, (iii) transfers approved by our Board in writing (such approval being in the sole discretion of our Board) or (iv) in connection with the exercise of the rights described herein. These transfer restrictions with respect to the ValleyCrest Holders terminated upon the fourth anniversary of the completion of the IPO in June 2022. Shares held by KKR BrightView Aggregator L.P. or its affiliates were not restricted from being transferred under the Amended Parent Limited Partnership Agreement.
Preemptive Rights
In connection with an issuance of equity securities to KKR BrightView Aggregator L.P. or its affiliates, the Amended Parent Limited Partnership Agreement grants the ValleyCrest Holders and certain individuals party thereto the right to purchase such securities at the same price and on the same terms as the equity securities to be offered to KKR BrightView Aggregator L.P. or its affiliates.
In connection with an issuance of debt securities by the Company, whereby KKR BrightView Aggregator L.P. or its affiliates hold at least 30% of the debt securities offered in such transaction after the underwriting and syndication of the offering, the Amended Parent Limited Partnership Agreement grants the ValleyCrest Holders the right to purchase such debt securities at the same price and on the same terms as the debt securities acquired by KKR BrightView Aggregator L.P. or its affiliates.
These preemptive rights terminated in June 2020 upon the consummation of the Qualified Public Offering.
Tag-Along and Drag-Along Rights
The Amended Parent Limited Partnership Agreement grants the stockholders party to the Amended Parent Limited Purchase Agreement the right to participate in certain sales of shares of our Common Stock by KKR BrightView Aggregator L.P. or its affiliates (such right being referred to herein as the “Tag‑Along Rights”), and requires such stockholders to participate in any such sale if so elected by KKR BrightView Aggregator L.P. or its affiliates in the event that they are proposing to sell stock in a transaction that would constitute a Change in Control (as defined in the Amended Parent Limited Partnership Agreement) (such right being referred to herein as the “Drag-Along Right”). The Tag-Along Rights described above terminated in June 2020 upon the consummation of the Qualified Public Offering; provided, however, with respect to the ValleyCrest Holders, such rights terminate only after the fourth anniversary of the completion of the IPO. The Drag-Along Rights described above terminated in June 2020 upon the consummation of the Qualified Public Offering.
Management Stockholders’ Right to Cause Repurchases and Redemptions
The Amended Parent Limited Partnership Agreement also provides for Management Stockholders’ ability to cause us to repurchase their outstanding stock and vested options in the event of their termination without cause, resignation or death or disability. Pursuant to the Amended Parent Limited Partnership Agreement, Management Stockholders, in the aggregate, may only cause the Company to repurchase shares in an aggregate amount of $2.5 million in any twelve month period in connection with resignations without “Good Reason” (as defined in the Amended Parent Limited Partnership Agreement). The Amended Parent Limited Partnership Agreement also provides for our ability to cause a Management Stockholder to sell his or her stock or options back to the Company upon certain termination events. Our right to cause a Management Stockholder to sell his or her options back to the Company and Management Stockholders’ ability to cause us to repurchase their outstanding stock and vested options, as described above, each terminated in June 2020 upon the consummation of the Qualified Public Offering.
Indemnification Agreement
In connection with the ValleyCrest Acquisition, we entered into an indemnification agreement with MSD Partners and the Sponsor, whereby the parties agreed to customary exculpation and indemnification provisions in favor of MSD Partners and the Sponsor in connection with certain transactions, including in connection with the services provided under the Monitoring Agreement and transaction fee agreements.
Relationship with KKR Capital Markets
During Fiscal 2023, we engaged KKR Capital Markets LLC (“KCM”) as an arranger for the amendment of our Credit Agreement, dated as of December 18, 2013, and as an advisor in connection with the One Rock Investment. KCM received approximately $1.00 million for its services in the fiscal year ending September 30, 2023. Additionally, KKR Corporate Lending LLC, an affiliate of KKR Capital Markets LLC, was previously a participating lender under our revolving credit facility and we may engage KKR Capital Markets LLC to assist us with other financing transactions in the future.
Relationship with KKR Capstone
We have utilized in the past and may in the future utilize KKR Capstone Americas LLC and/or its affiliates, or KKR Capstone, a consulting company and affiliate of KKR that works exclusively with KKR portfolio companies for consulting services. During Fiscal 2023, we engaged KKR Capstone for consulting services related to the Company’s operations. KKR Capstone received approximately $280,000 for its services in the fiscal year ending September 30, 2023.
Transactions with Directors and Officers
In addition, we have certain agreements with our directors and officers which are described in the sections entitled “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2023.”
We have entered into indemnification agreements with our directors and certain officers. These agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.
Mr. Donnelly’s son-in-law, Kristopher Kaufman, is employed by the Company as a Branch Manager. Mr. Kaufman is not directly supervised by Mr. Donnelly and his compensation is commensurate with that of his peers. For Fiscal 2023, his total compensation, including salary, bonus, equity compensation and other benefits, totaled approximately $232,508.
Related Persons Transaction Policy
Our Audit Committee Charter provides that the Audit Committee will review and approve all material related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Landscape development and maintenance transactions between the Company and entities affiliated with holders of 5% or more of any class of the Company’s outstanding securities that are provided in the ordinary course of business and on substantially the same terms and conditions as would be available to similarly situated customers are deemed to be approved by the Audit Committee (to the extent such transactions would have otherwise been subject to the review and approval process described above).

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2025 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2025 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before September 20, 2024. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2025, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2025, such a proposal or notice must be received on or after November 5, 2024, but not later than December 5, 2024. In the event that the date of the Annual Meeting of Stockholders to be held in 2024 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2025 and not later than the later of the 90th day prior to such Annual Meeting of Stockholders to be held in 2025 or ten (10) calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2024 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 6, 2025.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy materials or Notice of Internet Availability of Proxy Materials, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,
Jonathan M. Gottsegen
Corporate Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.brightview.com) and click on “Financials and Filings — SEC Filings” under the “Investors” heading.
Copies of our Annual Report on Form 10-K for the year ended September 30, 2023, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Corporate Secretary
BrightView Holdings, Inc.
980 Jolly Road
Blue Bell, Pennsylvania 19422

ANNEX A
BRIGHTVIEW HOLDINGS, INC.
AMENDED AND RESTATED
2018 OMNIBUS INCENTIVE PLAN
(As proposed to be amended March 5, 2024)
1.   Purpose.   The purpose of the BrightView Holdings, Inc. Amended and Restated 2018 Omnibus Incentive Plan, which hereby amends and restates the BrightView Holdings, Inc. 2018 Omnibus Incentive Plan effective as of March 10, 2020, is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.
2.   Definitions.   The following definitions shall be applicable throughout the Plan.
(a)   “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.
(b)   “Adjustment Event” has the meaning given to such term in Section 12(a) of the Plan.
(c)   “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
(d)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award and Cash-Based Incentive Award granted under the Plan.
(e)   “Award Agreement” means the document or documents by which each Award (other than a Cash-Based Incentive Award) is evidenced.
(f)   “Board” means the Board of Directors of the Company.
(g)   “Cash-Based Incentive Award” means an Award denominated in cash that is granted under Section 11 of the Plan.
(h)   “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.

(i)   “Change in Control” means:
(i)   the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);
(ii)   during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or
(iii)   the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.
(j)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(k)   “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.
(l)   “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(m)   “Company” means BrightView Holdings, Inc., a Delaware corporation, and any successor thereto.
(n)   “Company Group” means, collectively, the Company and its Subsidiaries.
(o)   “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(p)   “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.
(q)   “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.
(r)   “Effective Date” means June 27, 2018.
(s)   “Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.
(t)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(u)   “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.
(v)   “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock; provided, however, as to any Awards granted on or with a Date of Grant of the date of the pricing of the Company’s initial public offering, “Fair Market Value” shall be equal to the per share price at which the Common Stock is offered to the public in connection with such initial public offering.
(w)   “GAAP” has the meaning given to such term in Section 7(d) of the Plan.
(x)   “Immediate Family Members” has the meaning given to such term in Section 14(b) of the Plan.
(y)   “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(z)   “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.
(aa)   “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.
(bb)   “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.
(cc)   “Option” means an Award granted under Section 7 of the Plan.

(dd)   “Option Period” has the meaning given to such term in Section 7(c) of the Plan.
(ee)   “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock, and/or (ii) measured by reference to the value of Common Stock.
(ff)   “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.
(gg)   “Performance Criteria” means specific levels of performance of the Company (and/or one or more of the Company’s Affiliates, divisions or operational and/or business units, business segments, administrative departments, or any combination of the foregoing) or any Participant, which may be determined in accordance with GAAP or on a non-GAAP basis including, but not limited to, one or more of the following measures: (i) terms relative to a peer group or index; (ii) basic, diluted, or adjusted earnings per share; (iii) sales or revenue; (iv) earnings before interest, taxes, and other adjustments (in total or on a per share basis); (v) cash available for distribution; (vi) basic or adjusted net income; (vii) returns on equity, assets, capital, revenue or similar measure; (viii) level and growth of dividends; (ix) the price or increase in price of Common Stock; (x) total shareholder return; (xi) total assets; (xii) growth in assets, new originations of assets, or financing of assets; (xiii) equity market capitalization; (xiv) reduction or other quantifiable goal with respect to general and/or specific expenses; (xv) equity capital raised; (xvi) mergers, acquisitions, increase in enterprise value of Affiliates, Subsidiaries, divisions or business units or sales of assets of Affiliates, Subsidiaries, divisions or business units or sales of assets; and (xvii) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
(hh)   “Permitted Transferee” has the meaning given to such term in Section 14(b) of the Plan.
(ii)   “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(jj)   “Plan” means this BrightView Holdings, Inc. Amended and Restated 2018 Omnibus Incentive Plan, as it may be further amended and/or restated from time to time.
(kk)   “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(ll)   “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.
(mm)   “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(nn)   “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(oo)   “SAR Period” has the meaning given to such term in Section 8(c) of the Plan.
(pp)   “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(qq)   “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(rr)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(ss)   “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.
(tt)   “Subsidiary” means, with respect to any specified Person:
(i)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)   any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(uu)   “Substitute Award” has the meaning given to such term in Section 5(e) of the Plan.
(vv)   “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5(b) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.
(ww)   “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death).
3.   Effective Date; Duration.   The Plan became effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.   Administration.
(a)   General.   The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Committee Authority.   Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)   Delegation.   Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except with respect to grants of Awards to Persons (i) who are Non-Employee Directors, or (ii) who are subject to Section 16 of the Exchange Act.
(d)   Finality of Decisions.   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)   Indemnification.   No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
(f)   Board Authority.   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to any Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.   Grant of Awards; Shares Subject to the Plan; Limitations.
(a)   Grants.   The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Criteria.
(b)   Share Reserve and Limits.   Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, no more than ~~18,650,000~~24,650,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan; (ii) subject to Section 12 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $350,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
(c)   Share Counting.   Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares will again be available for grant under the Plan. Shares of Common Stock shall be deemed to have been issued in settlement of Awards if the Fair Market Value equivalent of such shares is paid in cash in connection with such settlement; provided, however, that no shares shall be deemed to have been issued in settlement of a SAR or Restricted Stock Unit that provides for settlement only in cash and settles only in cash or in respect of any Cash-Based Incentive Award. In no event shall shares (i) tendered or withheld on exercise of Options or other Award for the payment of the exercise or purchase price or withholding taxes, (ii) not issued upon the settlement of a SAR that by the terms of the Award Agreement would settle in shares of Common Stock (or could settle in shares of Common Stock), or (iii) purchased on the open market with cash proceeds from the exercise of Options, again become available for other Awards under the Plan.
(d)   Source of Shares.   Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.
(e)   Substitute Awards.   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

6.   Eligibility.   Participation in the Plan shall be limited to Eligible Persons.
7.   Options.
(a)   General.   Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)   Exercise Price.   Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.
(c)   Vesting and Expiration.
(i)   Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee.
(ii)   Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.
(d)   Method of Exercise and Form of Payment.   No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six

(6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price. Any fractional shares of Common Stock shall be settled in cash.
(e)   Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.
(f)   Compliance With Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.   Stock Appreciation Rights.
(a)   General.   Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)   Strike Price.   Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.
(c)   Vesting and Expiration.
(i)   A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason.
(ii)   SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

(d)   Method of Exercise.   SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.
(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.
9.   Restricted Stock and Restricted Stock Units.
(a)   General.   Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)   Stock Certificates and Book-Entry; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable; and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 14(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9, Section 14(c) of the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.
(c)   Vesting.   Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee.
(d)   Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii)   Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.
(e)   Legends on Restricted Stock.   Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE BRIGHTVIEW HOLDINGS, INC. AMENDED AND RESTATED 2018 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN BRIGHTVIEW HOLDINGS, INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF BRIGHTVIEW HOLDINGS, INC.
10.   Other Equity-Based Awards.   The Committee may grant Other Equity-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
11.   Cash-Based Incentive Awards.   The Committee may grant Cash-Based Incentive Awards under the Plan to any Eligible Person. Each Cash-Based Incentive Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.
12.   Changes in Capital Structure and Similar Events.   Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Cash-Based Incentive Awards):
(a)   General.   In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding

Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures (including, without limitation, Performance Criteria); provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.
(b)   Change in Control.   Without limiting the foregoing, in connection with any Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:
(i)   substitution or assumption of Awards, or to the extent that the surviving entity (or Affiliate thereof) of such Change in Control does not substitute or assume the Awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any Awards; provided, however, that with respect to any performance-vested Awards, any such acceleration of vesting, exercisability, or lapse of restrictions shall be based on actual performance through the date of such Change in Control; and
(ii)   cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor).
For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (ii) above) with the original Award, whether designated in securities of the acquiror in such Change in Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other stockholders of the Company receive in connection with such Change in Control transaction), and retains the vesting schedule applicable to the original Award.
Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).
(c)   Other Requirements.   Prior to any payment or adjustment contemplated under this Section 12, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d)   Fractional Shares.   Any adjustment provided under this Section 12 may provide for the elimination of any fractional share that might otherwise become subject to an Award.
(e)   Binding Effect.   Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 12 shall be conclusive and binding for all purposes.

13.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board or Committee may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 12 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to Section 13(c) of the Plan without stockholder approval.
(b)   Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 12, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.
(c)   No Repricing.   Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
14.   General.
(a)   Award Agreements.   Each Award (other than a Cash-Based Incentive Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)   Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any Person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c)   Dividends and Dividend Equivalents.   The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards. Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company and remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates.
(d)   Tax Withholding.
(i)   A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.
(ii)   Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).
(iii)   The Committee has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).
(e)   Data Protection.   By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.
(f)   No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(g)   International Participants.   With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.
(h)   Designation and Change of Beneficiary.   Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary or beneficiaries, as applicable, who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.
(i)   Termination.   Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.
(j)   No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.
(k)   Government and Other Regulations.
(i)   The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to, at any time, add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)   The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the

Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, or the underlying shares in respect thereof.
(l)   No Section 83(b) Elections Without Consent of Company.   No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Company in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
(m)   Payments to Persons Other Than Participants.   If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(n)   Nonexclusivity of the Plan.   Neither the adoption of the Plan by the Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(o)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.
(p)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(q)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.
(r)   Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
(s)   Severability.   If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(t)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(u)   Section 409A of the Code.
(i)   Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.
(ii)   Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)   Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.
(v)   Clawback/Repayment.   All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(w)   Right of Offset.   The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
(x)   Expenses; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

ANNEX B
BRIGHTVIEW HOLDINGS, INC.
2018 EMPLOYEE STOCK PURCHASE PLAN
(As proposed to be amended March 5, 2024)
1.   Purpose.   The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company’s intention is to have the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2.   Definitions.
(a)   “Administrator” means the Committee or the Board.
(b)   “Affiliate” means any entity, other than a Subsidiary, that is an “affiliate” within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(c)   “Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of shares of Common Stock under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable securities and exchange control laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(d)   “Beneficial Owner” means a beneficial owner as determined under Rule 13d-3 under the Exchange Act.
(e)   “Board” means the Board of Directors of the Company.
(f)   “Change in Control” means
(i)   the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; or (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of any Common Stock held by a particular Participant under this Plan, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);
(ii)   during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or
(iii)   the sale, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to any Person that is not an Affiliate of the Company.
(g)   “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or U.S. Treasury Regulation thereunder will include such Section or regulation, any valid regulation or other official applicable guidance promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
(h)   “Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part, including any subcommittee of the Board as designated by the Board in accordance with Section 14 hereof.
(i)   “Common Stock” means the common stock, par value $0.01 per share, of the Company.
(j)   “Company” means BrightView Holdings, Inc., a Delaware corporation, or any successor thereto.
(k)   “Compensation” means an Eligible Employee’s base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation), incentive compensation, bonuses, payments for overtime and shift premium, but exclusive of payments for equity compensation income and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(l)   “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
(m)   “Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies; provided, that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component.
(n)   “Director” means a member of the Board.
(o)   “EEA” shall have the meaning set forth in Section 8(c) of the Plan.
(p)   “EEA Limit” shall have the meaning set forth in Section 8(c) of the Plan.
(q)   “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Law) for purposes of any separate Offering or for an Eligible Employee participating in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16 (a) of the Exchange Act; provided, that the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated employees of the Employer whose employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering under a 423 Component in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of Treasury Regulation Section 1.423-2.
(r)   “Employer” means the employer of the applicable Eligible Employee(s).
(s)   “Enrollment Date” means the first Trading Day of each Offering Period.
(t)   “Enrollment Window” is defined in Section 5(a) of the Plan.
(u)   “EU Prospectus Directive” shall have the meaning set forth in Section 8(c) of the Plan.
(v)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(w)   “Exercise Date” means the first Trading Day on or after November 14 of each Purchase Period.
(x)   “Fair Market Value” of a share of Common Stock means, as of a particular date, (1) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (2) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, or (3) if none of the above are applicable, the Fair Market Value of a share of Common Stock as determined in good faith by the Committee.
(y)   “Fiscal Year” means the fiscal year of the Company.
(z)   “423 Component” is defined in Section 1 of the Plan.
(aa)   “Group” shall have the meaning given the term for purposes of Section 13(d)(3) of the Exchange Act.
(bb)   “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(cc)   “Non-423 Component” is defined in Section 1 of the Plan.
(dd)   “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4 of the Plan. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which

Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical; provided, that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
(ee)   “Offering Periods” means the periods of approximately twelve (12) months or such other period or periods set by the Administrator during which an option may be granted pursuant to the Plan and may be exercised, as determined under Section 4 of the Plan. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20 of the Plan.
(ff)   “Other Extraordinary Event” is defined in Section 19(a) of the Plan.
(gg)   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(hh)   “Participant” means an Eligible Employee that participates in the Plan.
(ii)   “Person” means an individual, entity or group.
(jj)   “Plan” means this BrightView Holdings, Inc. 2018 Employee Stock Purchase Plan.
(kk)   “Proceeding” is defined in Section 30 of the Plan.
(ll)   “Purchase Period” means, unless changed by the Administrator, the approximately twelve (12) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date.
(mm)   “Purchase Price” means an amount equal to ninety percent (90%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20 of the Plan.
(nn)   “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(oo)   “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
(pp)   “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.   Eligibility.
(a)   First Offering Period.   In order to participate in the first Offering Period, an Eligible Employee must complete a subscription agreement during the applicable Enrollment Window before the first Offering Period begins.
(b)   Subsequent Offering Periods.   Any Eligible Employee must complete a subscription agreement during the prescribed Enrollment Window before any given subsequent Offering Period in order to participate in the Plan, subject to the requirements of Section 5 of the Plan.
(c)   Non-U.S. Employees.   Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.
(d)   Limitations.   Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate that exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4.   Offering Periods.
(a)   Frequency and Duration.   The Administrator may establish Offering Periods of such frequency and duration as it may from time to time determine as appropriate.
(b)   First Offering Period.   The first Offering Period under the Plan shall commence with the first Trading Day on the later of November 15, 2018 and the date following the date on which the stockholders of the Company approve the Plan and shall end on the first Trading Day on or after November 14, 2019.
(c)   Successive Offering Periods.   Unless the Administrator determines otherwise, a new Offering Period shall commence on the first Trading Day following the last Exercise Date of the immediately preceding Offering Period.
(d)   Additional Offering Periods.   At the discretion of the Committee, additional Offering Periods may be conducted under the Plan. Such additional Offering Periods may, but need not, qualify under Section 423 of the Code. The Administrator shall determine the commencement and duration of each additional Offering Period, and additional Offering Periods may be consecutive or overlapping. The other terms and conditions of each additional Offering Period shall be those set forth in this Plan document, with such changes or additional features as the Administrator determines necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule). The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval.
(e)   Offering Period Limit.   No Offering Period may last more than twenty-seven (27) months.
(f)   Applicable Offering Period.   For purposes of calculating the Purchase Price, the applicable Offering Period shall be determined as follows:
(A)   Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (x) the end of such Offering Period, (y) the end of his or her participation under Section 10 of the Plan or (z) re-enrollment for a subsequent Offering Period under Paragraph (B), below.
(B)   In the event that the Fair Market Value of a share of Common Stock on the first trading day of the Offering Period for which the Participant is enrolled is higher than on the first trading day of any subsequent Offering Period, the Participant shall automatically be re-enrolled for such subsequent Offering Period.

5.   Participation.
(a)   First Offering Period.   An Eligible Employee will be entitled to participate in the first Offering Period pursuant to Section 3(a) of the Plan only if such individual submits a subscription agreement authorizing Contributions in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A) to the Company’s designated plan administrator (i) no earlier than the effective date of the Form S-8 registration statement that registers the offer and sale of Common Stock under this Plan and (ii) no later than ten (10) business days following the effective date of such S-8 registration statement or such other period of time as the Administrator may determine (the “Enrollment Window”).
(b)   Subsequent Offering Periods.   An Eligible Employee may participate in the Plan pursuant to Section 3(b) of the Plan by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.
6.   Contributions.
(a)   At the time a Participant enrolls in the Plan pursuant to Section 5 of the Plan, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, which he or she receives on each pay day during the Offering Period (for illustrative purposes, should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her account under the then-current Purchase Period or Offering Period). The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)   In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof; provided, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.
(c)   All Contributions made for a Participant will be credited to his or her account under the Plan, and Contributions will be made in whole percentages of Compensation only. A Participant may not make any additional payments into such account.
(d)   A Participant may discontinue his or her participation in the Plan as provided in Section 10 of the Plan. Except as may be permitted by the Administrator, as determined in its sole discretion, a Participant may not change the rate of his or her Contributions during an Offering Period.
(e)   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d) hereof, a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 of the Plan.
(f)   Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code or (iii) for Participants participating in the Non-423 Component.

(g)   At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or the Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
7.   Grant of Option.   On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided, that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 2,500 shares of Common Stock and, during each Offering Period, more than 2,500 shares of Common Stock (subject, in each case, to any adjustment pursuant to Section 19 of the Plan); provided, further, that such purchase will be subject to the limitations set forth in Sections 3(d) and 13 of the Plan. The Eligible Employee may accept the grant of such option (i) with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 of the Plan on or before the last day of the Enrollment Window, and (ii) with respect to any subsequent Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5 of the Plan. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10 of the Plan. To the extent not otherwise exercised in full, the option will expire on the last day of the Offering Period.
8.   Exercise of Option.
(a)   Unless a Participant withdraws from the Plan as provided in Section 10 of the Plan, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be returned to the Participant. Any other funds left over in a Participant’s account after the Exercise Date will also be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
(b)   If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 of the Plan. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
(c)   Further, with respect to any Offering under the Non-423 Component that is made to Participants of Designated Companies within the European Economic Area (the “EEA”), if a prospectus may be required to be filed in accordance with EU Prospectus Directive No. 2003/71/EC, as currently and hereinafter amended (the “EU Prospectus Directive”), then until such time as a valid prospectus is on file or a prospectus is not required or is no longer required under the EU Prospectus Directive in connection with such Offerings under the Plan, the total Purchase Price payable for the aggregate number of shares of Common Stock offered under this Plan under all Offerings that are not otherwise exempt from the EU Prospectus Directive made to Participants of Designated Companies within the EEA for any twelve (12)-month period shall not exceed EUR 5 million (the “EEA Limit”). If the Administrator determines that, on a given Enrollment Date, the total Purchase Price payable for the number of shares of Common Stock with respect to which options are to be exercised may cause the EEA Limit to be exceeded, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase and under the EEA Limit on such Enrollment Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants of Designated Companies within the EEA exercising options to purchase Common Stock by reference to the Offering Period beginning on that Enrollment Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase and under the EEA Limit on such Enrollment Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants of Designated Companies within the EEA exercising options to purchase Common Stock by reference to the Offering Period beginning on that Enrollment Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 of the Plan.
9.   Delivery.   As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9 of the Plan.
10.   Withdrawal.
(a)   A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator; provided, that, a Participant may not withdraw during any blackout period applicable to such Participant. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5 of the Plan.

(b)   A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11.   Termination of Employment.   Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 of the Plan, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company shall not be treated as terminated under the Plan; however, no Participant shall be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any Option thereunder to fail to comply with Section 423 of the Code.
12.   Interest.   No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall, with respect to Offerings under the 423 Component, apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
13.   Stock.
(a)   Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be ~~1,100,000~~2,100,000 shares of Common Stock.
(b)   Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c)   Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.
14.   Administration.   The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the employees eligible to participate in each sub-plan will participate in a separate Offering and will be in the Non-423 Component, unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S.

Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15.   Designation of Beneficiary.
(a)   If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b)   Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)   All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
16.   Transferability.   Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.   Use of Funds.   The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.
18.   Reports.   Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
19.   Adjustments, Dissolution, Liquidation, Merger or Change in Control.
(a)   Adjustments.   In the event that any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13 of the Plan.
(b)   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c)   Merger or Change in Control.   In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.   Amendment or Termination.
(a)   The Board or the Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Board or the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19 hereof). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.
(b)   Without stockholder consent and without limiting Section 20(a) hereof, the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)   In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)   amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii)   altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii)   shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv)   reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v)   reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.
21.   Notices.   All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.   Conditions Upon Issuance of Shares.   Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.   Restrictions on Sale.   Unless another period is designated by the Administrator in advance of the Enrollment Date of an Offering Period, as discussed below, any shares of Common Stock purchased under the Plan may not be sold, transferred or otherwise disposed of by a Participant (or such Participant’s legal representative or estate, as applicable) for twelve (12) months following the applicable Exercise Date (the “Restricted Period”). The Administrator may, in its sole discretion, place additional restrictions on the sale or transfer of shares of Common Stock purchased under the Plan during any Offering Period (including the designation of a new Restricted Period) by notice to all Participants of the nature of such restrictions given in advance of the Enrollment Date of such Offering Period. The additional restrictions may, among other things, change the Restricted Period to a period of up to two years from the Exercise Date, subject to such exceptions as the Administrator may determine (e.g., termination of employment with the Employer). Any certificates issued for shares that are restricted pursuant to this Section 23, shall, in the discretion of the Administrator, contain a legend disclosing the nature and duration of the restriction (including a description of the Restricted Period). Any such restrictions and exceptions determined by the Administrator shall be applicable equally to all shares of Common Stock purchased during the Offering Period for which the restrictions are first applicable. In addition, the Restricted Period and such other restrictions and exceptions applicable to the Common Stock shall remain applicable during, subsequent Offering Periods unless otherwise determined by the Administrator. If the Administrator should change or eliminate any restrictions for a subsequent Offering Period, notice of such action shall be given to all Participants.
24.   Code Section 409A.   The 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the

Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.
25.   Term of Plan.   The Plan will become effective upon the earlier to occur of its adoption by the Committee or its approval by the stockholders of the Company. It will continue in effect for a term of ten years, unless sooner terminated under Section 20 of the Plan.
26.   Stockholder Approval.   The Plan will be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Committee. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
27.   Governing Law.   The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).
28.   No Right to Employment.   Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Employer may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
29.   Severability.   If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
30.   Compliance with Applicable Laws.   The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
31.   Jurisdiction; Waiver of Jury Trial.   Any suit, action or proceeding with respect to the Plan, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any option, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any option, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

0

BRIGHTVIEW HOLDINGS, INC.

980 Jolly Road
Suite 300
Blue Bell, Pennsylvania 19422

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dale A. Asplund, Brett Urban and Jonathan M. Gottsegen, and each of them, with full power of substitution and power to act alone, as proxies of the undersigned to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of BrightView Holdings, Inc., to be held at 11:00 AM, Eastern Time on March 5, 2024 virtually at https://web.lumiagm.com/298109712, password: brightview2024, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the Director Nominees and FOR proposal 2, proposal 3 and proposal 4, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

BRIGHTVIEW HOLDINGS, INC.

Tuesday, March 5, 2024 at 11:00 AM Eastern Time

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at - http://www.astproxyportal.com/ast/22221

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830303000000000000 2 030524

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES SET FORTH BELOW AND "FOR" PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

BRIGHTVIEW HOLDINGS, INC.

980 Jolly Road
Suite 300
Blue Bell, Pennsylvania 19422

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dale A. Asplund, Brett Urban and Jonathan M. Gottsegen, and each of them, with full power of substitution and power to act alone, as proxies of the undersigned to vote all the shares of Series A Convertible Preferred Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of BrightView Holdings, Inc., to be held at 11:00 AM, Eastern Time on March 5, 2024 virtually at https://web.lumiagm.com/298109712, password: brightview2024, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the Director Nominees and FOR proposal 2, proposal 3 and proposal 4, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

BRIGHTVIEW HOLDINGS, INC.

Tuesday, March 5, 2024 at 11:00 AM Eastern Time

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at - http://www.astproxyportal.com/ast/22221

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

21030303000000000000 8 030524

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES SET FORTH BELOW AND "FOR" PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ James R. Abrahamson
- ○ Dale A. Asplund
- ○ Jane Okun Bomba
- ○ William Cornog
- ○ Frank Lopez
- ○ Paul E. Raether
- ○ Richard W. Roedel
- ○ Mara Swan
- ○ Kurtis Barker
- ○ Joshua Goldman

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.